FORM 10-K
                   SECURlTlES AND EXCHANGE COMMlSSlON
                         WASHINGTON, D. C. 20549
                           ___________________
     (Mark One)

     (X) Annual Report Pursuant to Section 13 or l5(d) of the Securities Exchange Act of 1934
       (Fee Required)
     For the fiscal year ended         December 31, 1993
                              -------------------------------------------
                                   or
     ( ) Transition Report Pursuant to Section 13 or 15(d) of the
           Securities Exchange Act of 1934
       (Fee Required)
     For the transition period from__________________to__________________


  Commission                                               I.R.S. Employer
     File                                 State of          Identification
    Number          Registrant         Incorporation         Number
  ----------        ----------         -------------       ---------------

  1-3132-2     Indianapolis Power         Indiana             35-0413620
               & Light Company

                           25 Monument Circle
                       Indianapolis, Indiana 46204
                     Telephone Number: 317-261-8261


  Securities Registered Pursuant to Section 12(b) of the Act:

  None

  Securities Registered Pursuant to Section 12(g) of the Act:

  518,985 Shares of Cumulative Preferred Stock

  ______________________________________________________________________

  Indicate  by  check  mark  if  disclosure  of  delinquent   filers
  pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing
  requirements for at least the past 90 days.   Yes   X     No
                                                    ------    ------

  As of January 31, 1994, there were issued and outstanding 17,206,630 shares of the registrant's common stock without par value, all of which were held beneficially and of record by IPALCO Enterprises, Inc.
              ____________________________________________

  DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Indianapolis Power & Light Company definitive Information Statement for the Annual Meeting of Shareholders on April 20, 1994 are incorporated by reference into Part III of this Report.





















































                                PART I

Item 1.  BUSINESS

         ORGANIZATION

              Indianapolis Power & Light Company (IPL) is an operating public utility incorporated under the laws of the State of Indiana on October 27, 1926. IPL is a subsidiary of IPALCO Enterprises, Inc. (IPALCO). IPALCO is a holding company incorporated under the laws of the State of Indiana on September 14, 1983. All common stock of IPL is owned by IPALCO.

         GENERAL

              IPL is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns, communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in such city. There have been no changes in the services rendered, or in the markets or methods of distribution, since the beginning of the fiscal year. IPL intends to do business of the same general character as that in which it is now engaged. No private or municipally-owned electric public utility companies are competing with IPL in the territory it serves.

              IPL operates under indeterminate permits subject to the jurisdiction of the Indiana Utility Regulatory Commission (IURC). Such permits are subject to revocation by the IURC for cause. The Public Service Commission Act of Indiana (the PSC Act), which provides for the issuance of such permits, also provides that if the PSC Act is repealed, indeterminate permits will cease and a utility will again come into possession of such franchises as were surrendered at the time of the issue of the permit, but in no event shall such reinstated franchise be terminated within less than five years from the date of repeal of the PSC Act.

              The electric utility business is affected by the various seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by months during the year.

              IPL's electric system is directly interconnected with the electric systems of Indiana Michigan Power Company, PSI Energy, Inc., Southern Indiana Gas and Electric Company, Wabash Valley Power Association and Hoosier Energy Rural Electric Cooperative, Inc.

              Also, IPL and 28 other electric utilities, known as the East Central Area Reliability Group (the Group), are cooperating under an agreement which provides for coordinated planning of generating and transmission facilities and the operation of such facilities to provide maximum reliability of bulk power supply in the nine-state region served by the Group.

              In 1993, approximately 99.7% of the total kilowatthours sold by IPL were generated from coal, .2% from middle distillate fuel oil and .1% from secondary steam purchased from the Indianapolis Resource Recovery Project. In addition to use in oil-fired generating units, fuel oil is used for start up and flame stabilization in coal-fired generating units as well as for coal thawing and coal handling.

              IPL's long-term coal contracts provide for the supply of the major portion of its burn requirements through the year 1999, assuming environmental regulations can be met. The long-term coal agreements are with six suppliers and the coal is produced entirely in the State of Indiana (these six suppliers are located in the following counties: Clay, Daviess, Greene, Knox, Pike, Sullivan and Warrick, and are not affiliates of IPL). See Exhibits listed under Part IV Item 14(a)3(10). It is presently believed that all coal used by IPL will be mined by others. IPL normally carries a 70-day supply of coal and fuel oil to offset unforeseen occurrences such as labor disputes, equipment breakdowns, power sales to other utilities, etc. When strikes are anticipated in the coal industry, IPL increases its stockpile to an approximate 103-day supply.

              The combined cost of coal and fuel oil used in the generation of electric energy for 1993 averaged 1.151 cents per kilowatthour or $24.49 per equivalent ton of coal, compared with the 1992 average fuel cost for electric generation of 1.146 cents per kilowatthour or $24.55 per equivalent ton of coal. Fuel costs are expected to experience only moderate changes in the near future due to increased supplier productivity, the stabilizing of coal prices and a low dependency on oil. However, an acceleration of inflation and/or changes in laws, regulations or ordinances which impact the mining industry or place more restrictive environmental controls on utilities could have a detrimental effect on such prices.

              IPL has a long-term contract to purchase steam for use in its steam distribution system with Ogden Martin Systems of Indianapolis, Inc. (Ogden Martin). Ogden Martin owns and operates the Indianapolis Resource Recovery Project which is a waste-to-energy facility located in Marion County, Indiana. During 1993, IPL's steam system purchased 49.4% of its total therm requirement from Ogden Martin. Additionally, 33.3% of its 1993 one-hour peak load was met with steam purchased from Ogden Martin. IPL also purchased 3.2 million secondary therms which represent Ogden Martin send-out in excess of the IPL steam system requirements. Such secondary steam is used to produce electricity at the IPL Perry K and Perry W facilities.

         CONSTRUCTION

              The cost of IPL's construction program during 1993, 1992 and 1991 was $149.3 million, $115.3 million and $96.3 million, respectively, including Allowances for Funds Used During
         Construction (AFUDC) of $3.6 million, $3.2 million and $1.6 million, respectively.

              IPL's construction program is reviewed periodically and is updated to reflect among other things the changes in economic conditions, revised load forecasts and cost escalations under construction contracts. The most recent projections indicate that IPL will need about 800 megawatts (MW) of additional energy resources by the year 2000. IPL plans to meet this need through the combination of the use of Demand Side Management, power purchases, peaking turbines and base-load generation.

              During 1992, IPL entered into a five-year firm power purchase agreement with Indiana Michigan Power Company (IMP), which will supply additional capacity for the near-term requirements. IPL receives 200 MW of capacity. IPL can also elect to extend the agreement through November 1999. See Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" under "Capital Requirements" for additional information regarding the IMP agreement.

              IPL's construction program for the five-year period 1994-1998, is estimated to cost $1.0 billion including AFUDC. The estimated cost of the program by year (in millions) is $234.4 in 1994; $191.9 in 1995; $116.6 in 1996; $221.4 in 1997; and $251.8
         in 1998. It includes $113.7 million for four 80 MW combustion turbines with in-service dates of 1994, 1995, 1998 and 1999, respectively, and $217.2 million for base-load capacity with in-service dates of 2000 and 2002, or beyond. The forecast also includes $284.4 million for additions, improvements and extensions to transmission and distribution lines, substations, power factor and voltage regulating equipment, distribution transformers and street lighting distribution. With respect to the expenditures for pollution control facilities to comply with the Clean Air Act and with respect to the regulatory authority of the IURC as it relates to the integrated resource plan, see "REGULATORY MATTERS" and Item 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

         FINANCING

              IPL's 1994-1998 long-term financing program anticipates sales of debt and equity securities totaling $447.7 million. The timing and amounts of such activities are contingent upon the timing and cost of any new capacity, as well as market conditions and other factors near the dates of the required financings. In addition to the sale of new securities, IPL has authority from the IURC to redeem and replace certain of its existing securities should favorable market conditions arise. Such action, if considered, may result in additional financing in the form of long-term debt. (With respect to restrictions on the issuance of certain securities, see Item 7, "LIQUIDITY AND CAPITAL RESOURCES".)

         EMPLOYEE RELATIONS

              As of December 31, 1993, IPL had 2,276 employees of whom 1,155 were represented by the International Brotherhood of Electrical Workers, AFL-CIO (IBEW) and 411 were represented by the Electric Utility Workers Union (EUWU), an unaffiliated labor organization. In December 1993, the membership of the IBEW ratified a new labor agreement which remains in effect until December 16, 1996. The agreement provides for general pay adjustments of 4% in 1993, 3.5% in both 1994 and 1995, and changes in pension and health care coverage. In March, 1992, the membership of the EUWU ratified a new labor agreement which remains in effect until February 27, 1995. The agreement provides for general pay adjustments of 4.5% in both 1992 and 1993, and 3% in 1994, as well as changes in health care coverage.

         REGULATORY MATTERS

              IPL is subject to regulation by the IURC as to its services and facilities, valuation of property, the construction, purchase or lease of electric generating facilities, classification of accounts, rates of depreciation, rates and charges, issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of public utility properties or securities, and certain other matters.

              In addition, IPL is subject to the jurisdiction of the Federal Energy Regulatory Commission, in respect of short-term borrowings not regulated by the IURC, the transmission of electric energy in interstate commerce, the classification of its accounts and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act.

              IPL is also subject to federal, state, and local environmental laws and regulations, particularly as to generating station discharges affecting air and water quality. The impact of such regulations on the capital and operating costs of IPL has been and will continue to be substantial. IPL's 1994-1998 construction program includes $335 million in environmental costs, including AFUDC, of which approximately $207 million pertains to the Clean Air Act. Accordingly, IPL has developed a plan to reduce sulfur dioxide and nitrogen oxide emissions from several generating units. This plan has been approved by the IURC.
         Annual costs for all air, solid waste, and water environmental compliance measures are $106 million and $112 million in 1994 and 1995, respectively.





























                            INDIANAPOLIS POWER & LIGHT COMPANY
                            STATISTICAL INFORMATION - ELECTRIC

The following table of statistical information presents additional data on IPL's operation.
                                                            Year Ended December 31,
                                                 1993         1992         1991         1990         1989
Operating Revenues (In Thousands):
  Residential                                $  225,138   $  212,757   $  224,039   $  207,734   $  205,066
  Small industrial and commercial               127,551      126,588      135,456      134,514      137,207
  Large industrial and commercial               255,945      243,446      237,200      225,586      214,047
  Public lighting                                 7,186        7,133        7,106        7,122        7,095
  Miscellaneous                                   7,373        6,018        6,960        6,598        6,352
                                              ----------   ----------   ----------   ----------   ----------
    Revenues - ultimate consumers               623,193      595,942      610,761      581,554      569,767
  Sales for resale - REMC                           897          861          900          759          825
  Sales for resale - other                        5,237        2,400        4,197       10,418        4,590
                                              ----------   ----------   ----------   ----------   ----------
      Total electric revenues                $  629,327   $  599,203   $  615,858   $  592,731   $  575,182
                                              ==========   ==========   ==========   ==========   ==========
Kilowatthour Sales (In Millions):
  Residential                                     4,014        3,675        3,960        3,585        3,585
  Small industrial and commercial                 2,202        2,171        2,331        2,322        2,399
  Large industrial and commercial                 6,169        5,843        5,612        5,399        5,178
  Public lighting                                    62           64           64           65           65
                                              ----------   ----------   ----------   ----------   ----------
    Sales - ultimate consumers                   12,447       11,753       11,967       11,371       11,227
  Sales for resale - REMC                            24           23           23           20           21
  Sales for resale - other                          321          169          256          555          228
                                              ----------   ----------   ----------   ----------   ----------
      Total kilowatthours sold                   12,792       11,945       12,246       11,946       11,476
                                              ==========   ==========   ==========   ==========   ==========
Customers at End of Year:
  Residential                                   356,015      352,139      347,718      344,094      339,004
  Small industrial and commercial                38,359       38,171       38,011       37,863       37,619
  Large industrial and commercial                 3,342        3,163        2,952        2,714        2,440
  Public lighting                                   252          239          229          212          197
                                              ----------   ----------   ----------   ----------   ----------
    Total ultimate consumers                    397,968      393,712      388,910      384,883      379,260
  Sales for resale - REMC                             1            1            1            1            1
                                              ----------   ----------   ----------   ----------   ----------
      Total electric customers                  397,969      393,713      388,911      384,884      379,261
                                              ==========   ==========   ==========   ==========   ==========
Miscellaneous Statistics:
  Kilowatthour output (In Millions):
    Generated (net after station use)            13,254       12,525       12,851       12,254       11,930
    Purchased                                       325          126          160          300          331
                                              ----------   ----------   ----------   ----------   ----------
      Total generated and purchased              13,579       12,651       13,011       12,554       12,261
  Company use, line loss, etc.                      787          706          765          608          785
                                              ----------   ----------   ----------   ----------   ----------
        Energy sold                              12,792       11,945       12,246       11,946       11,476
                                              ==========   ==========   ==========   ==========   ==========

  Load factor (percent)                           57.44        56.72        56.37        54.83        57.55
  Average BTU per net kilowatthour               10,503       10,385       10,455       10,474       10,466
  Cost of fuel per million BTU               $    1.096   $    1.103   $    1.113   $    1.109   $    1.103
  Cost of fuel per ton (includes oil
    stated in equivalent tons of coal)       $   24.488   $   24.547   $   24.804   $   24.711   $   24.459
  Summer plant capability (megawatts)*            2,829        2,829        2,829        2,829        2,829
  Maximum demand on IPL system (megawatts)*       2,635        2,505        2,583        2,498        2,387
  Average use per residential
    customer (kilowatthours)                     11,345       10,515       11,460       10,514       10,668
  Average revenue per residential customer   $   636.28   $   608.68   $   648.36   $   609.29   $   610.13
  Average revenue per small industrial and
    commercial customer                      $ 3,310.59   $ 3,305.94   $ 3,552.03   $ 3,566.13   $ 3,668.15
  Average revenue per large industrial and
    commercial customer                      $78,055.83   $79,324.43   $83,816.09   $87,065.08   $93,429.69
  Average residential revenue per
    kilowatthour (cents)                          5.609        5.789        5.658        5.795        5.720



*  All figures are net of station use.










































Item 2.  PROPERTIES

              IPL owns and operates five primarily coal-fired generating plants, three of which are used for total electric generation and two of which are used for a combination of electric and steam generation. In relation to electric generation, there exists a total gross nameplate rating of 2,885 MW, a winter capability of 2,862 MW and a summer capability of 2,829 MW. All figures are net of station use. In relation to steam generation, there exists a gross capacity of 2,290 Mlbs. per hour.

              Total Electric Stations:

              H. T. Pritchard plant (Pritchard), 25 miles southwest of
                Indianapolis (six units in service - one in 1949, 1950, 1951, two in 1953 and one in 1956) with 367 MW nameplate rating and net winter and summer capabilities of 344 MW and 341 MW, respectively.

              E. W. Stout plant (Stout) located in southwest part of
                Marion County (five units in service - one each in 1941, 1947, 1958, 1961 and 1973) with 771 MW nameplate rating and net winter and summer capabilities of 798 MW and 767 MW, respectively.

              Petersburg plant (Petersburg), located in Pike County,
                Indiana (four units in service - one each in 1967, 1969, 1977 and 1986) with 1,716 MW nameplate rating and net winter and summer capabilities of 1,690 MW and 1,690 MW, respectively.

              Combination Electric and Steam Stations:

              C.C. Perry Section K plant (Perry K), in the city of
                Indianapolis with 20 MW nameplate rating (net winter capability 20 MW, summer 19 MW) for electric and a gross capacity of 1,990 Mlbs. per hour for steam.

              C.C. Perry Section W plant (Perry W), in the city of
                Indianapolis with 11 MW nameplate rating (net winter capability 10 MW, summer 12 MW) for electric and a gross capacity of 300 Mlbs. per hour for steam.

              Net electrical generation during 1993, at the Petersburg, Stout and Pritchard stations accounted for about 74.9%, 19.6% and 5.5%, respectively, of IPL's total net generation. All steam generation by IPL for the steam system was produced by the Perry K and Perry W stations.

              Included in the above totals are three gas turbine units at the Stout station added in 1973 with a combined nameplate rating of 64 MW, one diesel unit each at Pritchard and Stout stations, and three diesel units at Petersburg station, all added in 1967. Each diesel unit has a nameplate rating of 3 MW.

              IPL's transmission system includes 454 circuit miles of 345,000 volt lines, 353 circuit miles of 138,000 volt lines and 275 miles of 34,500 volt lines. Distribution facilities include 4,686 pole miles and 19,785 wire miles of overhead lines. Underground distribution and service facilities include 436 miles of conduit and 4,900 wire miles of conductor. Underground street lighting facilities include 110 miles of conduit and 668 wire miles of conductor. Also included in the system are 74 bulk power substations and 85 distribution substations.

              Steam distribution properties include 22 miles of mains with 286 services. Other properties include coal and other minerals, underlying 798 acres in Sullivan County and coal underlying about 6,215 acres in Pike and Gibson Counties, Indiana. Additional land, approximately 4,722 acres in Morgan County, and approximately 884 acres in Switzerland County has been purchased for future plant sites.

Item 3.  LEGAL PROCEEDINGS

              On March 16, 1993, Smith Cogeneration of Indiana, Inc., and its affiliates (Smith) filed a petition with the Indiana Utility Regulatory Commission (IURC) requesting that IPL be ordered to enter into a power sales agreement to purchase power from Smith's proposed 240 megawatt plant. On September 24, 1993, IPL filed a motion for summary adjudication of Smith's petition. This motion is currently pending, has been fully briefed and no further proceedings have been scheduled in this matter.

              In June 1993, IPL received a Notice of Violation from the Indianapolis Air Pollution Control Section (IAPCS) regarding fugitive dust emissions at its Perry K Generating Station. IPL met with IAPCS to discuss four alleged violations over a span of 15 months. Each violation was subject to a fine of up to $2,500. IPL agreed to a settlement in the amount of $3,500 for all violations, but settlement has not yet been finalized.

              On August 18, 1993, the IURC entered an order in Cause No. 39437, approving IPL's Environmental Compliance Plan to comply with the Clean Air Act Amendments of 1990. The estimated cost of IPL's Environmental Compliance Plan is approximately $250 million before including allowance for funds used during construction. A primary part of IPL's Plan, scrubbing IPL's Petersburg 1 and 2 coal-fired units by 1996 to enable IPL to continue to burn high sulfur coal, was opposed by the Office of Utility Consumer Counselor (OUCC), the Citizens Action Coalition, and the Industrial Intervenors Group (IIG). OUCC and IIG are in the process of appealing the Commission's order to the Indiana Court of Appeals.

              In October 1993, IPL received a Findings of Violation from EPA, Region V, regarding IPL's compliance with the thermal limitations of the NPDES (water discharge) permit under which IPL operates its Petersburg Generating Station. On February 20, 1992, IPL filed an application for renewal of that permit but the application has not been acted upon by the Indiana Department of Environmental Management. Although unclear to IPL, EPA's action seems to have resulted from its misinterpretation of data IPL supplied to EPA in response to the latter's Clean Water Act information request that preceded issuance of the Findings of Violation. IPL believes it continues to be in compliance with the requirements of the permit and has made continuing efforts to meet with EPA to discuss the matter. If IPL is found to be in violation of its permit, it could be subject to maximum fines of $25,000 per day per violation.


Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      None.

EXECUTIVE OFFICERS OF THE REGISTRANT AT FEBRUARY 22, 1994

     Name, age (at December 31, 1993), and positions and offices held for the past five years:

                                              From             To

      John R. Hodowal (48)
        Chairman of the Board                February, 1990
        Chief Executive Officer              May, 1989
        Executive Vice President             April, 1987       May, 1989


      Ramon L. Humke (61)
        President and Chief Operating
          Officer                            February, 1990
        President and Chief Executive
          Officer of Ameritech Services
          and Senior Vice President of
          Ameritech Bell Group               September, 1989   February, 1990
        President and Chief Executive
          Officer of Indiana Bell
          Telephone Company                  October, 1983     September, 1989


      John R. Brehm (40)
        Senior Vice President - Finance
          and Information Services           May, 1991
        Senior Vice President -
          Financial Services                 May, 1989         May, 1991
        Treasurer                            August, 1987      May, 1989


      Robert W. Rawlings (52)
        Senior Vice President -
          Electric Production                May, 1991
        Vice President - Electric
          Production                         May, 1989         May, 1991
        Vice President - Engineering
          and Construction                   April, 1986       May, 1989















                                              From             To

      Gerald D. Waltz (54)
        Senior Vice President -
          Business Development               May, 1991
        Senior Vice President -
          Engineering and Operations         April, 1986       May, 1991


      Max Califar (40)
        Vice President - Human
          Resources                          December, 1992
        Treasurer                            May, 1989         December, 1992
        Assistant Controller                 July, 1987        May, 1989


      Stephen J. Plunkett (45)
        Controller                           May, 1991
        Assistant Controller                 May, 1989         May, 1991








































                               PART II

Item 5.   MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED SECURITY
          HOLDER MATTERS

         All common stock of IPL is owned by Enterprises and is not publicly traded on any stock exchange.

         Aggregate quarterly dividends paid on the common stock during 1993 and 1992 were as follows (in thousands):

                      1993      1992

    First Quarter   $18,445   $17,648
    Second Quarter   19,209    18,399
    Third Quarter    19,209    18,400
    Fourth Quarter   19,209    18,443

         The IPL Board of Directors at its meeting on February 22, 1994, declared a regular quarterly dividend on common stock of $19,979,921.98 in total, payable April 15, 1994.

    Dividend Restrictions

         So long as any of the several series of bonds of IPL issued under the Mortgage and Deed of Trust, dated as of May 1, 1940, as supplemented and modified, executed by IPL to American National Bank and Trust Company of Chicago, as Trustee, remain outstanding, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in Section 47 of such Mortgage, after December 31, 1939, available for dividends. The amount which these Mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 1993 exceeded retained earnings at that date. Such restrictions do not apply to the declaration or payment of dividends upon any shares of capital stock of any class to an amount in the aggregate not in excess of $1,107,155, or to the application to purchase or redemption of any shares of capital stock of any class of amounts not to exceed in the aggregate the net proceeds received by IPL from the sale of any shares of its capital stock of any class subsequent to December 31, 1939.


















Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         LIQUIDITY AND CAPITAL RESOURCES


         On a national basis, competition for wholesale and retail sales within the electric utility industry has been increasing. In Indiana, competition has been primarily focused on the wholesale power markets. Existing Indiana law provides for public utilities to have an exclusive permit at the retail level. The impact of continuing competitive pressures on IPL's wholesale and retail electric and steam markets cannot be determined at this time.

         Rate Matters

                    Environmental Compliance Plan

          IPL is subject to the new air quality provisions specified in the federal Clean Air Act Amendments of 1990 and related regulations (the
      Act). During 1993, IPL obtained an order from the Indiana Utility Regulatory Commission (IURC) approving its environmental compliance plan, together with the costs and expenses associated therewith, which provides for the installation of sulfur dioxide and nitrogen oxide emissions abatement equipment and the installation of continuous emission monitoring systems to meet the requirements of both Phase I and Phase II of the Act - See "Capital Requirements". Certain intervenors in the hearing before the IURC have requested a transcript preparatory to an appeal of that order which appeal has not yet been perfected. As required by the Act, IPL filed its proposed compliance plan with the Environmental Protection Agency in February 1993.

              As provided in the Act, effective January 1, 1995, IPL is scheduled to receive annual emission "allowances" for certain of its generating units. Each allowance would permit the emission of one ton of sulfur dioxide. IPL presently expects that annual sulfur dioxide emissions will not exceed annual allowances provided to IPL under the Act. Allowances not required in the operation of IPL facilities may be reserved for future periods or sold. The value of such unused allowances that may be available to IPL for use in future periods or for sale is subject to a developing market and is unknown at this time. The IURC Order provides for the deferral of net gains and losses resulting from any sale of emission allowances for future amortization to cost of service on a basis to be determined in the next general retail electric rate proceeding.

                   Demand Side Management Program

          On September 8, 1993, IPL obtained an order from the IURC approving a Stipulation of Settlement Agreement between IPL, the Office of Utility Consumer Counsel, Citizens Action Coalition of Indiana, Inc., an industrial group, the Trustees of Indiana University and the Indiana Alliance for Fair Competition relating to IPL's Demand Side Management Program (DSM). The order provides for the deferral and subsequent recovery in rates of certain approved DSM costs. The order also provides for the recording of a return on deferred costs until recognized in rates.

                       Postretirement Benefits

          On December 30, 1992, the IURC issued an order authorizing Indiana utilities to account for postretirement benefits on the basis required by the Statement of Financial Accounting Standard No. 106 -- Accounting for Postretirement Benefits other than Pensions (SFAS
      106). Generally, SFAS 106 requires the use of an accrual basis accounting method for determining annual costs of postretirement benefits. Prior to 1993, IPL used a pay-as-you-go method to account for such costs. IPL was required to adopt SFAS 106 effective January 1, 1993. Additionally, the order authorized the deferral of SFAS 106 costs in excess of such costs determined on a pay-as-you-go and the recording of a resulting regulatory asset. The order further provides for the recovery in rates of such costs in a subsequent general rate proceeding on an individual company basis in an amount to be determined in each such proceeding. IPL is deferring as a regulatory asset the non-construction related SFAS 106 costs associated with its electric business. IPL is expensing its non-construction related SFAS 106 costs associated with its steam business.

                     Regulatory Asset Deferrals

         Balance sheet deferrals of regulatory assets for DSM, postretirement benefits, income taxes and other such costs amounted to $33.1 million in 1993. Future deferrals for such items are expected to increase due to SFAS 106, and DSM and related carrying charges until IPL's next retail electric rate order.

                         Future Rate Relief

          IPL presently anticipates that it will petition the IURC to increase its electric rates and charges during 1994. A final IURC order on such a request may not occur until 1995. IPL's last authorized increase in electric rates and charges occurred in August, 1986.

                          Steam Rate Order

         The IURC authorized IPL to increase its steam system rates and charges over a six-year period beginning January 13, 1993.
      Accordingly, IPL implemented new steam tariffs effective on that date which were designed to produce estimated additional annual steam operating revenues as follows:

                             Additional           Cumulative
                               Annual               Annual
               Year          Revenues               Revenues
               ----         -----------          -----------
               1994          $2,051,000           $3,983,000
               1995           1,552,000            5,535,000
               1996           1,625,000            7,160,000
               1997           2,384,000            9,544,000
               1998             370,000            9,914,000



         Capital Requirements

          The capital requirements of IPL are primarily driven by the need for facilities to ensure customer service reliability and environmental compliance and by the impact of maturing long-term debt.

                     Forecasted Demand & Energy

          From 1994 to 1998, annual peak demand is forecasted to experience a compound 1.5% increase, while retail kilowatthour (KWH) sales are anticipated to increase at a 2.0% compound growth rate. Both compound growth rates are computed assuming normal weather conditions and include the effects of DSM. IPL expects a reduction of about 120 megawatts (MW) of annual peak demand by the year 2000 as a result of DSM programs.
                      Integrated Resource Plan

          Sales growth projections indicate a need for about 800 MW of additional capacity resources by the year 2000. These resource requirements can be met in a variety of ways including, but not limited to, a combination of the use of DSM, power purchases, peaking turbines and base-load generation. IPL continues to review its integrated resource plan to consider the appropriateness of all resource options to meet capacity requirements over the decade of the 1990's and beyond.

          IPL has a well-defined, near-term integrated resource plan and is considering all reasonable options to meet its long-term capacity requirements. The following discussion makes certain assumptions regarding IPL's plans to meet these requirements.

          In order to maintain adequate summer capacity reserve margins in the near-term, IPL entered into a five-year firm power purchase agreement with Indiana Michigan Power Company (IMP), which expires March 31, 1997. Under this agreement, IPL is receiving 200 MW of capacity. The agreement provides for monthly capacity payments by IPL of $1.2 million through March 31, 1997. IPL can terminate the agreement, should the ability to recover future demand charges through rates be disallowed. IPL and IMP will also exchange 50 MW of seasonal power over the 1995-1998 period.

          IPL plans to add two 80 MW combustion turbines with in-service dates in 1994 and 1995. Under Indiana law, IPL must obtain from the IURC a certificate of "public convenience and necessity" (Certificate) prior to purchasing or commencing construction of any new electric generation facility. IPL received Certificates from the IURC for construction of these combustion turbines during 1992.

          IPL is considering a variety of options to meet its long-term capacity requirements through the year 2000 including DSM, utility and nonutility power purchases, additional peaking turbines and base-load generating units. Presently, IPL plans to add two additional 80 MW combustion turbines with in-service dates in 1998 and 1999. IPL also has options to extend the 200 MW firm power purchase agreement with IMP through December 31, 1997 and subsequently through November 30, 1999, with capacity payments of $1.2 million per month and $1.55 million per month, respectively. Under a recent agreement, IPL has an option to purchase up to 250 MW from PSI Energy over the 1996 to 2000 period. IPL is also evaluating the installation, on a joint ownership basis, of two 426 MW base-load generating units to be placed in service in 2000 and 2002, respectively, or beyond. Of the total 852 MW, IPL proposes to own 400 MW, with other partners owning the remaining 452 MW. There is no assurance that IPL will be able to ultimately reach a joint ownership agreement with any other party. IPL has not applied for Certificates for the additional combustion turbines or the base load unit.

           Environmental Compliance Construction Requests

          IPL estimates that the capital cost of complying with the Act through 1997 will be approximately $240 million, including Allowance for Funds Used During Construction (AFUDC), of which $33.0 million has been expended prior to 1994. IPL further estimates that, subsequent to December 31, 1997, no significant capital expenditures will be required to bring generating units into compliance with the Act until the year 2010 or beyond.

                    Cost of Construction Program

          The cost of IPL's construction program during 1993, 1992 and 1991 was $149.3 million, $115.3 million and $96.3 million, including AFUDC of $3.6 million, $3.2 million and $1.6 million, respectively.

          IPL estimates the cost of the construction program for the five years, 1994-1998, to be approximately $1.0 billion including AFUDC of $73.1 million. This program is subject to continuing review and is revised from time to time in light of changes in the actual customer demand for electric energy, IPL's financial condition and construction cost escalations. In addition to costs of environmental compliance, the five-year construction program includes
      $113.7 million for the four 80 MW combustion turbines and $217.2 million for the base-load capacity, mentioned above. Additional expenditures will be incurred beyond 1998 for the capacity with in-service dates subsequent to 1998. Transmission and substation facilities relating to the planned base-load capacity amount to $29.0 million in the five-year construction program. Expenditures for the new capacity are contingent upon the review of other long-term and near-term options previously discussed and subsequent receipt of the necessary Certificates.

         Retirement of Long-term Debt and Equity Securities

          During 1993, 1992 and 1991, IPL retired long-term debt, including sinking fund payments, of $96.9 million, $75.0 million and $96.4 million, respectively, which required replacement with other debt securities at a lower cost.

          IPL will retire $7.5 million, $15.0 million, $11.25 million and $18.75 million of maturing long-term debt during 1994, 1996, 1997 and 1998, respectively, which may require replacement in whole or in part with other debt or equity securities. In addition, other existing higher rate debt may be refinanced depending upon market conditions.

         Financing

                       Financing Requirements

          During the three-year period ended December 31, 1993, IPL's permanent financing totaled $275.3 million in long-term debt. The net proceeds of these securities were used, along with internal funds, to retire existing long-term debt. All of IPL's construction expenditures during this three-year period were funded with internally generated cash and short-term debt.

          IPL's permanent financing requirements for the five-year period, 1994-1998, are forecasted to include additional sales of debt and equity securities totaling $447.7 million. This amount is highly contingent on the timing and cost of any new capacity. The timing, number and dollar amounts of such financings will depend on market conditions and other factors, including required regulatory approvals. In addition to the sale of new securities, IPL has authority from the IURC to redeem and replace certain of its existing securities, should favorable market conditions dictate.

          Internally generated funds supplemented by temporary short-term borrowings are forecasted to provide the remaining funds required for the five-year construction program. Uncertainties which could affect this forecast include the impact of inflation on operating expenses, the actual degree of growth in KWH sales, the level of interchange sales with other utilities and the receipt of Certificates required for new electric generation facilities.

                        Mortgage Restrictions

          IPL is limited in its ability to issue certain securities by restrictions under its Mortgage and Deed of Trust (Mortgage) and its Amended Articles of Incorporation (Articles). The restriction under the Articles requires that the net income of IPL, as specified therein, shall be at least one and one-half times the total interest on the funded debt and the pro forma dividend requirements on the outstanding preferred stock and on any preferred stock proposed to be issued, before any additional preferred stock can be issued. The Mortgage restriction requires that net earnings as calculated thereunder be two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. Based on IPL's net earnings for the twelve months ended December 31, 1993, the ratios under the Articles and the Mortgage are
      3.28 and 7.33, respectively. IPL believes these requirements will not restrict any anticipated future financings.



      RESULTS OF OPERATIONS

                            1993 vs. 1992

          Income applicable to common stock increased by $9.7 million in 1993 compared to 1992. The following discussion highlights the factors contributing to the increase.

      Operations

          Utility operating income increased $8.1 million in 1993 compared to 1992. Contributing to this increase was an increase in electric operating revenues of $30.1 million, due to increases in retail sales of $25.9 million, wholesale sales of $2.8 million and miscellaneous electric revenue of $1.4 million. Retail electric sales were higher due to increased retail KWH sales of $31.1 million and decreased fuel cost recoveries of $5.2 million. The increase in retail KWH sales this year resulted primarily from the return to normal weather conditions in 1993 as compared to the abnormally mild summer weather conditions in 1992. During 1992, cooling degree days were 26.5 percent below normal. Wholesale sales were higher as a result of increased energy requirements of other utilities, who were also affected by the mild summer during 1992. The continuing health of the Indianapolis economy also contributed to the growth in KWH sales, particularly in the large industrial class.

          Fuel costs increased $3.3 million due to increases in fuel consumption of $9.6 million, partially offset by decreased unit costs of coal and oil of $.5 million and deferred fuel costs of $5.8 million. Power purchased increased $11.6 million due to increased capacity payments of $7.2 million to IMP in accordance with a five-year power purchase agreement, and by increased purchases of energy as a result of the near normal weather conditions in 1993 as compared to 1992.

          Maintenance expenses increased $4.9 million. This increase reflects higher unit overhaul and outage expenses in 1993, partially offset by decreased distribution maintenance expenses as a result of a severe storm in 1992 that cost $3.9 million. Amortization of the deferred return--rate phase-in plan, decreased due to the completion in August 1992 of the five-year amortization period.

          Taxes other than income taxes decreased $1.7 million as a result of lower property assessments. Income taxes - net, increased
      $4.3 million as a result of the increase in pretax utility operating income and a one percentage point increase in the federal income tax rate.

      Other Income And Deductions

          Other - net, increased $1.6 million as a result of a $1.5 million contribution to customer energy assistance programs expensed last year.

      Interest Charges

          Interest on long-term debt decreased $1.3 million as a result of refinancing six series of IPL's First Mortgage Bonds as follows: the 10 1/4% Series, First Mortgage Bonds in October 1993 (replaced with the 5.50% Series, First Mortgage Bonds); the 5.80% Series, First Mortgage Bonds in October, 1993 (replaced with the 5.40% Series, First Mortgage Bonds); the 6.90% and the 6.60% Series, First Mortgage Bonds (replaced with the 6.10% Series, First Mortgage Bonds); and the 9.30% and 9 1/2% Series, First Mortgage Bonds in September 1992 (replaced with the 7 3/8% Series, First Mortgage Bonds). The allowance for borrowed funds used during construction increased due primarily to an increased construction base. Other interest charges increased $1.1 million due to higher notes payable balances carried during 1993.


                            1992 vs. 1991

          Income applicable to common stock decreased by $10.8 million in 1992 compared to 1991. The following discussion highlights the factors contributing to the decrease.

      Operations

          Utility operating income decreased $15.6 million in 1992 compared to 1991. Contributing to this decrease were lower electric operating revenues of $16.7 million, due to lower retail electric sales of $13.9 million, lower wholesale sales of $1.8 million and lower miscellaneous electric revenue of $1.0 million. Retail electric sales were lower due to decreased retail KWH sales of $10.6 million and decreased fuel cost recoveries of $3.3 million. The decrease in retail KWH sales in 1992 resulted primarily from unusual weather conditions in both 1992 and 1991. Abnormally mild summer weather conditions in 1992 resulted in lower KWH sales, while the unusually hot weather during the summer of 1991 significantly increased KWH sales in that year. During 1992, cooling degree days were 48 percent lower than 1991 and 26.5 percent below normal. Wholesale sales were lower as a result of decreased energy requirements of other utilities, who were also affected by the mild summer.

          Fuel costs decreased $7.4 million due to decreases in fuel consumption of $4.3 million, decreased unit costs of coal and oil of $2.0 million and deferred fuel costs of $1.1 million. Other operating expenses increased $2.9 million due primarily to an increase in administrative and general expenses of $1.4 million (primarily as a result of increased salaries and group insurance costs), and a $2.0 million expense related to the FAC Agreement. Power purchased increased $3.9 million due to capacity payments of $5.4 million to IMP in accordance with a five-year power purchase agreement, partially offset by decreased purchases of energy as a result of the mild summer weather.

          Maintenance expenses increased $2.0 million, reflecting transmission and distribution system repair expenses as a result of a severe storm in June that cost a total of $3.9 million. These expenses were partially offset by decreased unit overhaul expenses in 1992, compared to 1991. Amortization of the deferred return--rate phase-in plan, decreased due to the completion in August 1992, of the five-year amortization period.

          Taxes other than income taxes increased $2.7 million as a result of increased property assessments and higher property tax rates. Income taxes-net, decreased $3.0 million primarily due to the decrease in pretax utility operating income.

      Other Income And Deductions

          Allowance for equity funds used during construction increased $1.3 million due to an increased construction base in 1992.

          Other - net, decreased $3.9 million due to decreased interest and dividend income earned by IPL of $2.4 million, and as a result of a $1.5 million contribution to customer energy assistance programs expensed in 1992. IPL received interest and dividend income in 1991 from investments, special deposits and other sources which did not occur this year.

          Income taxes - net, decreased $1.1 million as a result of decreased pretax operating income of the unregulated subsidiaries, decreased IPL interest and dividend income and the increased contribution expense previously mentioned.

      Interest Charges

          Interest and other charges - net, decreased $6.4 million primarily due to decreased interest on long-term debt of $3.8 million. This decrease is the result of refinancing four series of IPL's First Mortgage Bonds as follows: the 12% Series, First Mortgage Bonds in August 1991 (replaced with the long-term note at a floating interest rate that approximates tax-exempt Commercial Paper Rates); the 9 7/8% Series, First Mortgage Bonds in November 1991 (replaced with the 8% Series, First Mortgage Bonds); and the 9.30% and 9 1/2% Series, First Mortgage Bonds in September 1992 (replaced with the 7 3/8% Series, First Mortgage Bonds). The allowance for borrowed funds used during construction increased due primarily to an increased construction base. Other interest charges decreased $1.4 million due to lower interest rates during 1992.



                                1994

          Factors having a bearing on 1994 earnings compared to 1993 will include the impact of economic conditions, weather conditions, an increased level of construction expenditures, an increase in monthly capacity payments and the implementation of new steam system tariff rates.

          Authorized electric operating income for 1994 as determined by the IURC is approximately $144.0 million. (IPL earned $141.2 million during 1993 and $133.4 million during 1992.)

          Affecting 1994 earnings will be the cost of the IMP purchases mentioned previously. Annual capacity payments will increase by $1.8 million.

          The overall effect these factors will have on 1994 earnings cannot be accurately determined at this time.
























Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA





                    INDEPENDENT AUDITORS' REPORT



Indianapolis Power & Light Company:

We have audited the accompanying balance sheets and statements of capitalization of Indianapolis Power & Light Company as of December 31, 1993 and 1992, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1993. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and financial statement schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Indianapolis Power & Light Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 9 to the financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions effective January 1, 1993.


/s/ Deloitte & Touche

Deloitte & Touche

Indianapolis, Indiana
January 21, 1994







                           INDIANAPOLIS POWER & LIGHT COMPANY

                                 Statements of Income
               For the Years Ended December 31, 1993, 1992 and 1991
- --------------------------------------------------------------------------------------------------
                                                          1993           1992           1991
- --------------------------------------------------------------------------------------------------
                                                                    (In Thousands)
OPERATING REVENUES (Note 8):
  Electric                                              $  629,327     $  599,203     $  615,858
  Steam                                                     34,976         34,000         32,015
                                                        -----------    -----------    -----------
    Total operating revenues                               664,303        633,203        647,873

                                                        -----------    -----------    -----------
OPERATING EXPENSES:
  Operation:
    Fuel                                                   158,390        155,072        162,466
    Other                                                  100,890        100,447         97,538
  Power purchased                                           19,407          7,804          3,954
  Purchased steam                                            8,051          7,612          7,599
  Maintenance                                               67,326         62,446         60,491
  Depreciation and amortization                             78,372         74,829         72,344
  Amortization of deferred return - rate phase-in plan          -           3,786          6,282
  Taxes other than income taxes                             29,627         31,348         28,683
  Income taxes - net (Note 7)                               59,872         55,619         58,640
                                                        -----------    -----------    -----------
    Total operating expenses                               521,935        498,963        497,997
                                                        -----------    -----------    -----------
OPERATING INCOME                                           142,368        134,240        149,876
                                                        -----------    -----------    -----------
OTHER INCOME AND (DEDUCTIONS):
  Allowance for equity funds used during construction        2,010          1,985            686
  Other - net                                               (1,237)        (2,872)           992
  Income taxes - net (Note 7)                                  599          1,143            113
                                                        -----------    -----------    -----------
    Total other income and (deductions) - net                1,372            256          1,791
                                                        -----------    -----------    -----------
INCOME BEFORE INTEREST CHARGES                             143,740        134,496        151,667
                                                        -----------    -----------    -----------
INTEREST CHARGES:
  Interest on long-term debt                                41,399         42,663         46,464
  Allowance for borrowed funds used during construction     (3,517)        (3,096)        (1,925)
  Other interest                                             2,305          1,251          2,596
  Amortization of redemption premiums and expenses on
    debt and preferred stock - net                             787            620            666
                                                        -----------    -----------    -----------
    Total interest charges                                  40,974         41,438         47,801
                                                        -----------    -----------    -----------
NET INCOME                                                 102,766         93,058        103,866

PREFERRED DIVIDEND REQUIREMENTS                              3,182          3,182          3,182
                                                        -----------    -----------    -----------
INCOME APPLICABLE TO COMMON STOCK                       $   99,584     $   89,876     $  100,684
                                                        ===========    ===========    ===========
See notes to financial statements.




                     INDIANAPOLIS POWER & LIGHT COMPANY

                               Balance Sheets
                        December 31, 1993 and 1992
- ------------------------------------------------------------------------------------------------
ASSETS                                                           1993                  1992
- ------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
UTILITY PLANT:
  Utility plant in service (Note 2)                        $   2,300,682         $   2,225,017
  Less accumulated depreciation                                  876,054               818,319
                                                           --------------        --------------
      Utility plant in service - net                           1,424,628             1,406,698
  Construction work in progress                                  168,480               110,506
  Property held for future use                                    15,763                15,760
                                                           --------------        --------------
      Utility plant - net                                      1,608,871             1,532,964
                                                           --------------        --------------


OTHER PROPERTY -
  At cost, less accumulated depreciation                           1,873                 1,513
                                                           --------------        --------------


CURRENT ASSETS:
  Cash and cash equivalents                                        8,349                10,581
  Accounts receivable (less allowance for doubtful
    accounts - 1993, $626,000 and 1992, $647,000)                 47,365                48,943
  Receivable from parent                                           5,482                   442
  Fuel - at average cost                                          35,213                47,174
  Materials and supplies - at average cost                        54,847                53,519
  Prepayments and other current assets                             3,240                 2,160
                                                           --------------        --------------
      Total current assets                                       154,496               162,819
                                                           --------------        --------------


DEFERRED DEBITS:
  Unamortized Petersburg Unit #4 carrying charges                 30,587                28,661
  Unamortized redemption premiums and expenses on debt and
    preferred stock (Note 5)                                      25,453                23,893
  Other regulatory assets                                         32,954                 1,811
  Miscellaneous                                                   16,072                11,585
                                                           --------------        --------------
      Total deferred debits                                      105,066                65,950
                                                           --------------        --------------

      TOTAL                                                $   1,870,306         $   1,763,246
                                                           ==============        ==============

See notes to financial statements.






- ------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                      1993                  1992
- ------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
CAPITALIZATION (See Statements of Capitalization):
  Common shareholder's equity                                $     705,149         $     682,413
  Cumulative preferred stock                                        51,898                51,898
  Long-term debt                                                   532,260               540,641
                                                             -------------         -------------
      Total capitalization                                       1,289,307             1,274,952
                                                             -------------         -------------



CURRENT LIABILITIES:
  Notes payable - banks and commercial paper (Note 6)               90,000                40,000
  Current maturities and sinking fund requirements                   8,729                 1,706
  Accounts payable                                                  74,187                66,958
  Dividends payable                                                 20,024                19,244
  Payrolls accrued                                                   4,505                 3,674
  Taxes accrued                                                     21,377                23,572
  Interest accrued                                                  11,150                11,474
  Other current liabilities                                          5,316                 8,201
                                                             -------------         -------------
      Total current liabilities                                    235,288               174,829
                                                             -------------         -------------



DEFERRED CREDITS:
  Accumulated deferred income taxes - net (Note 7)                 270,182               252,253
  Unamortized investment tax credit                                 57,029                60,297
  Accrued postretirement benefits (Note 9)                          17,668                    -
  Miscellaneous                                                        832                   915
                                                             -------------         -------------
      Total deferred credits                                       345,711               313,465
                                                             -------------         -------------
COMMITMENTS AND CONTINGENCIES (Note 10)

      TOTAL                                                  $   1,870,306         $   1,763,246
                                                             =============         =============



See notes to financial statements.






                                  INDIANAPOLIS POWER & LIGHT COMPANY

                                       Statements of Cash Flows
                          For the Years Ended December 31, 1993, 1992 and 1991
- ------------------------------------------------------------------------------------------------------
                                                             1993             1992             1991
- ------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
CASH FLOWS FROM OPERATIONS:
  Net income                                             $  102,766        $   93,058      $  103,866
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                            79,412           75,511           72,860
    Amortization of deferred return - rate phase-in plan         -             3,786            6,282
    Deferred income taxes and investment tax
      credit adjustments, net                                  (430)             216           (1,179)
    Allowance for funds used during construction             (5,476)          (5,081)          (2,611)
  Decrease (increase) in certain assets:
    Accounts receivable                                      (3,462)          (5,659)             691
    Fuel, materials and supplies                             10,633           (7,992)           2,254
    Other current assets                                     (1,080)            (110)           5,953
  Increase (decrease) in certain liabilities:
    Accounts payable                                          7,229           14,470            7,511
    Taxes accrued                                            (2,195)           1,054            2,773
    Other current liabilities                                (2,458)           2,801           (1,637)
                                                         ----------       ----------       ----------
Net cash provided by operating activities                   184,939          172,054          196,763
                                                         ----------       ----------       ----------
CASH FLOWS FROM INVESTING:
  Construction expenditures                                (145,765)        (112,037)         (94,633)
  Other                                                      (8,447)         (13,676)             163
                                                         ----------       ----------       ----------
Net cash used in investing activities                      (154,212)        (125,713)         (94,470)
                                                         ----------       ----------       ----------
CASH FLOWS FROM FINANCING:
  Issuance of long-term debt                                 96,500           80,000           98,800
  Retirement of long-term debt - including premiums         (98,978)         (79,958)        (101,372)
  Short-term debt - net                                      50,000           37,000          (23,500)
  Dividends paid                                            (79,253)         (76,072)         (73,023)
  Other                                                      (1,228)          (1,142)          (1,208)
                                                         ----------       ----------       ----------
Net cash used in financing activities                       (32,959)         (40,172)        (100,303)
                                                         ----------       ----------       ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (2,232)           6,169            1,990
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             10,581            4,412            2,422
                                                         ----------       ----------       ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD               $    8,349        $  10,581       $    4,412
                                                         ==========       ==========       ==========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                 $   42,489        $  41,649       $   50,484
                                                         ==========       ==========       ==========
    Income taxes                                         $   61,806        $  56,136       $   58,562
                                                         ==========       ==========       ==========

See notes to financial statements.

                                      INDIANAPOLIS POWER & LIGHT COMPANY
                                         Statements of Capitalization
                                          December 31, 1993 and 1992
- -----------------------------------------------------------------------------------------------------------------
                                                                                    1993                   1992
- -----------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
COMMON SHAREHOLDER'S EQUITY:
   Common stock, no par, authorized - 20,000,0000 shares
      issued and outstanding - 17,206,630 shares (Note 4)                    $     324,537          $     324,537
   Premium on 4% cumulative preferred stock                                          1,363                  1,363
   Retained earnings                                                               379,249                356,513
                                                                             -------------          -------------
     Total common shareholder's equity                                       $     705,149          $     682,413
                                                                             =============          =============
CUMULATIVE PREFERRED STOCK (Note 4):
   Non-redeemable - $100 par value, authorized
   2,000,000 shares                                 Call Price at
                                                  December 31, 1993
                                                  -----------------
    4% Series, 100,000 shares                          $118.00               $      10,000          $      10,000
    4.20% Series, 39,000 shares                         103.00                       3,900                  3,900
    4.60% Series, 30,000 shares                         103.00                       3,000                  3,000
    4.80% Series, 50,000 shares                         101.00                       5,000                  5,000
    6% Series, 100,000 shares                           102.00                      10,000                 10,000
    8.20% Series, 199,985 shares                        101.00                      19,998                 19,998
                                                                             -------------          -------------
     Total cumulative preferred stock                                        $      51,898          $      51,898
                                                                             =============          =============
VARIABLE CLASS PREFERRED STOCK:
   Par value undetermined, authorized
   3,000,000 shares, none issued

LONG-TERM DEBT (Notes 2 and 5):
   First mortgage bonds:
    4 1/2% Series, due August 1994                                           $       7,500          $       7,500
    5 1/8% Series, due April 1996                                                   15,400                 15,575
    5 5/8% Series, due May 1997                                                     11,629                 11,629
    7 1/8% Series, due May 1998                                                     19,750                 19,913
    7.40% Series, due March 2002                                                    33,200                 33,579
    7.65% Series, due March 2003                                                    25,200                 25,489
    6.90% Series, due July 2006                                                         -                  19,650
    8% Series, due October 2006                                                     58,800                 58,800
    5.80% Series, due August 2007                                                       -                  25,000
    7 3/8% Series, due August 2007                                                  80,000                 80,000
    6.60% Series, due September 2008                                                    -                  22,200
    9 5/8% Series, due September 2012                                               40,000                 40,000
    10 1/4% Series, due November 2013                                                   -                  30,000
    10 5/8% Series, due December 2014                                               40,000                 40,000
    6.10% Series, due January 2016                                                  41,850                     -
    5.40% Series, due August 2017                                                   24,650                     -
    9 5/8% Series, due June 2019                                                    50,000                 50,000
    7.45% Series, due August 2019                                                   23,500                 23,500
    5.50% Series, due October 2023                                                  30,000                     -
    Unamortized premium (discount) - net                                              (490)                  (488)
                                                                             -------------          -------------
      Total first mortgage bonds                                                   500,989                502,347
   Long-term note, due August 2021                                                  40,000                 40,000
   Current maturities and sinking fund requirements                                 (8,729)                (1,706)
                                                                             -------------          -------------
     Total long-term debt                                                    $     532,260          $     540,641
                                                                             =============          =============
TOTAL CAPITALIZATION                                                         $   1,289,307          $   1,274,952
                                                                             =============          =============
See notes to financial statements.



















































                           INDIANAPOLIS POWER & LIGHT COMPANY

                             Statements of Retained Earnings
                   For the Years Ended December 31, 1993, 1992 and 1991
- ------------------------------------------------------------------------------------------------------
                                                              1993             1992             1991
- ------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)

RETAINED EARNINGS AT BEGINNING OF YEAR                   $   356,513       $  340,323       $  310,231
NET INCOME                                                   102,766           93,058          103,866
                                                         -----------       ----------       ----------
    Total                                                    459,279          433,381          414,097

DEDUCT:
  Cash dividends declared:
    Cumulative preferred stock - at prescribed
      rate of each series (See Statements of
        Capitalization)                                        3,182            3,182            3,182
    Common stock                                              76,848           73,686           70,592
                                                         -----------       ----------       ----------
    Total                                                     80,030           76,868           73,774
                                                         -----------       ----------       ----------
RETAINED EARNINGS AT END OF YEAR                         $   379,249       $  356,513       $  340,323
                                                         ===========       ==========       ==========


See notes to financial statements.




























                     INDIANAPOLIS POWER & LIGHT COMPANY

                       Notes to Financial Statements
        For the Years Ended December 31, 1993, 1992 and 1991
- ---------------------------------------------------------------------------

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     All the outstanding common stock of Indianapolis Power & Light Company
(IPL) is owned by IPALCO Enterprises, Inc. At December 31, 1993 and 1992, IPL had a receivable, which is due on demand, for advances made to IPALCO.

     System of Accounts--The accounts of IPL are maintained in accordance with the system of accounts prescribed by the Indiana Utility Regulatory Commission (IURC), which system substantially conforms to that prescribed by the Federal Energy Regulatory Commission.

     Revenues--Revenues are recorded as billed to customers on a monthly cycle billing basis. Revenue is not accrued for energy delivered but unbilled at the end of the year. A fuel adjustment charge provision, which is established after public hearing, is applicable to substantially all the rate schedules of IPL, and permits the billing or crediting of fuel costs above or below the levels included in such rate schedules.

     Under current IURC practice, future fuel adjustment revenues may be temporarily reduced should actual operating expenses be less than or income levels be above amounts authorized by the IURC.

     Authorized Annual Operating Income--In an IURC order dated May 6, 1992, IPL's maximum authorized annual electric operating income, for purposes of quarterly earnings tests, was established at approximately $147 million through July 31, 1992, declining ratably to approximately $144 million at July 31, 1993. This level will be maintained until IPL's next general electric rate order. Additionally, through the date of IPL's next general electric rate order, IPL is required to file upward and downward adjustments in fuel cost credits and charges on a quarterly basis.

     As provided in an order dated December 21, 1992, IPL's authorized annual steam net operating income is $6.2 million, plus any cumulative annual underearnings occurring during the five-year period subsequent to the implementation of the new rate tariffs.

     Deferred Fuel Expense--Fuel costs recoverable in subsequent periods under the fuel adjustment charge provision are deferred.

     Allowance For Funds Used During Construction (AFUDC)--In accordance with the prescribed uniform system of accounts, IPL capitalizes an allowance for the net cost of funds (interest on borrowed and a reasonable rate on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pre-tax composite rates of 8.0%, 9.5% and 9.6% during 1993, 1992 and 1991, respectively.

     Utility Plant and Depreciation--Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property, as distinct from renewals of minor items which are charged to maintenance, are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts plus removal costs, less salvage, are charged to accumulated depreciation. AFUDC is capitalized and depreciated over the life of the related facility. Depreciation was computed by the straight-line method based on the functional rates and averaged 3.4% during each of the years 1993, 1992 and 1991.

     Statements of Cash Flows - Cash Equivalents--IPL considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

     Unamortized Deferred Return - Rate Phase-in Plan--IPL deferred the pre-tax debt and equity costs relating to its investment in plant which did not earn a cash return during the first year of a two-year, two-step retail electric rate phase-in plan authorized August 6, 1986. This deferred return and the related income taxes were amortized to cost of service over a five-year period commencing with the August 8, 1987 implementation of the second step of the phase-in plan. The deferred return was fully amortized in August, 1992.

     Unamortized Petersburg Unit 4 Carrying Charges--IPL has deferred certain post in-service date carrying charges of its investment in Petersburg Unit 4 (Unit 4). These carrying charges include both AFUDC on and depreciation of Unit 4 costs from the April 28, 1986 in-service date through the August 6, 1986 IURC rate order date in which IPL's investment in Unit 4 was included in rate base. Subsequent to April 28, 1986, IPL has capitalized interest on these deferred carrying charges. In addition, IPL has capitalized $7.0 million of additional allowance for earnings on shareholders' investment for rate-making purposes but not for financial reporting purposes. As provided in the rate order, the total amount of deferred carrying charges will be included in IPL's next general electric rate case.

     Unamortized Redemption Premiums and Expenses on Debt and Preferred Stock--In accordance with regulatory treatment, IPL defers non-sinking fund debt redemption premiums and expenses, and amortizes such costs over the life of the original debt or, in the case of preferred stock redemption premiums, over twenty years.

     Other Regulatory Assets--At December 31, 1993 and 1992, IPL has deferred certain costs and expenses which are recoverable in future rates as follows:

                                                  1993         1992
- --------------------------------------------------------------------
                                                    (In Thousands)
Postretirement benefit costs in excess of
   cash payments and amounts capitalized        $12,893      $     -
SFAS 109                                         15,091            -
Other                                             4,970        1,811
                                                -------      -------
      Total                                     $32,954      $ 1,811
                                                =======      =======

     Income Taxes--Deferred taxes are provided for all significant timing differences between book and taxable income. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates, and the accelerated tax amortization of pollution control facilities.

     Investment tax credits which reduced Federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment.

     Effective January 1, 1993, IPL adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," on a prospective basis. This statement requires the current recognition of income tax expense for (a) the amount of income taxes payable or refundable for the current year, and (b) for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in IPL's financial statements or income tax returns. The effects of income taxes are measured based on enacted laws and rates. Substantially all of the adjustments required by SFAS 109 were recorded to deferred tax balance sheet accounts, with the offsetting adjustments to regulatory assets and liabilities. The adoption of this standard did not have a material impact on IPL's cash flows or results of operations due to the effect of rate regulation.

     Employee Benefit Plans--Substantially all employees of IPL are covered by a non-contributory, defined benefit pension plan which is funded through two trusts. Additionally, a select group of management employees of IPL are covered under a funded supplemental retirement plan. Collectively, these two plans are referred to as Plans. Benefits are based on each individual employee's years of service and compensation. IPL's funding policy is to contribute annually not less than the minimum required by applicable law, nor more than the maximum amount which can be deducted for Federal income tax purposes.

     IPL also sponsors the Employees' Thrift Plan of Indianapolis Power & Light Company (Thrift Plan), a defined contribution plan covering substantially all employees of IPL. Employees elect to make contributions to the plan based on a percentage of their annual base compensation. IPL matches each employee's contributions in amounts up to, but not exceeding four percent of the employee's annual base compensation.

     Reclassification--Certain amounts from prior years' financial statements have been reclassified to conform to the current year presentation.

 2.  UTILITY PLANT IN SERVICE:

     The original cost of utility plant in service at December 31, segregated by functional classifications, follows:

                                               1993            1992
- ---------------------------------------------------------------------
                                                  (In Thousands)
Production                                $1,387,239      $1,351,207
Transmission                                 218,369         210,699
Distribution:
  Electric                                   551,217         528,233
  Steam                                       42,205          40,092
General                                      101,652          94,786
                                          ----------      ----------
     Total utility plant in service       $2,300,682      $2,225,017
                                          ==========      ==========

     Substantially all of IPL's property is subject to the lien of the indentures securing IPL's First Mortgage Bonds.

 3.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by IPL, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that IPL could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have an effect on the estimated fair value amounts.

     Cash, cash equivalents and notes payable--The carrying amount approximates fair value due to the short maturity of these instruments.

     Long-term debt, including current maturities and sinking fund requirements--Interest rates that are currently available to IPL for issuance of debt with similar terms and remaining maturities are used to estimate fair value. At December 31, 1993 and 1992 the carrying amount of IPL's long-term debt, including current maturities and sinking fund requirements, and the approximate fair value are as follows:

                                      1993       1992
        ------------------------------------------------
                                      (In Thousands)
          Carrying amount           $540,989    $542,347
          Approximate fair value     576,621     567,577

 4.  CAPITAL STOCK:

     Common Stock:

     There were no changes in IPL common stock during 1993, 1992 and 1991.

     Restrictions on the payment of cash dividends or other distributions on common stock and on the purchase or redemption of such shares are contained in the indenture securing IPL's First Mortgage Bonds. All of the retained earnings at December 31, 1993, were free of such restrictions.

     Cumulative Preferred Stock:

     Preferred stock shareholders are entitled to two votes per share, and if four full quarterly dividends are in default, they are entitled to elect the smallest number of Directors to constitute a majority.

 5.  LONG-TERM DEBT:

     The 9 5/8% Series due 2012, 10 5/8% Series due 2014, 6.10% Series due 2016, 5.40% Series due 2017, and 5.50% Series due 2023 were each issued to the City of Petersburg, Indiana (City) by IPL to secure the loan of proceeds received from a like amount of tax-exempt Pollution Control Revenue Bonds issued by the City for the purpose of financing pollution control facilities at IPL's Petersburg Generating Station.

     On August 6, 1992, IPL issued $80 million of First Mortgage Bonds,
7 3/8% series, due 2007. The net proceeds from this issue were used to redeem on September 1, 1992, IPL's First Mortgage Bonds, 9.3% series, due 2006 and 9 1/2% series, due 2016, at the prices of $104.17 and $107.13, respectively, plus accrued interest.

     On April 13, 1993, IPL issued a First Mortgage Bond, 6.10% Series, due 2016, in the principal amount of $41.85 million, in connection with the issuance of the same amount of Pollution Control Refunding Revenue Bonds by the City of Petersburg, Indiana. The net proceeds, along with other IPL funds were used to redeem on June 1, 1993, IPL's $19.65 million First Mortgage Bonds, 6.90% Series, due 2006, and IPL's $22.2 million First Mortgage Bonds, 6.60% Series, due 2008, at the prices of $100 and $101, respectively, plus accrued interest.

     On October 14, 1993, IPL issued a First Mortgage Bond, 5.40% Series, due 2017, in the principal amount of $24.65 million, in connection with the issuance of the same amount of Pollution Control Refunding Revenue Bonds by the City of Petersburg, Indiana. The net proceeds, along with other IPL funds, were used to redeem on November 15, 1993, IPL's $24.65 million First Mortgage Bonds, 5.80% Series, due 2007, at the price of $100 plus accrued interest.

     Also, on October 14, 1993, IPL issued a First Mortgage Bond, 5.50% Series, due 2023, in the principal amount of $30.0 million, in connection with the issuance of the same amount of Pollution Control Refunding Revenue Bonds by the City of Petersburg, Indiana. The net proceeds, along with other IPL funds, were used to redeem on November 15, 1993, IPL's $30.0 million First Mortgage Bonds, 10 1/4% Series, due 2013, at the price of $103 plus accrued interest.

     IPL has a 30-year unsecured promissory note which was issued to the City of Petersburg, Indiana, in connection with the issuance of $40 million of Pollution Control Refunding Revenue Bonds, due 2021, by the City of Petersburg. This note and the related bonds provide for a floating interest rate that approximates tax-exempt Commercial Paper Rates. The average interest rate on this note was 2.40% for 1993 and 3.00% for 1992. At the option of IPL, the bonds can be converted to First Mortgage Bonds which would bear interest at a fixed rate.

     Maturities and sinking fund requirements on long-term debt for the five years subsequent to December 31, 1993, are as follows:

                                          Net Sinking Fund
                              Maturities    Requirements     Total
- --------------------------------------------------------------------
                                          (In Thousands)
  1994                         $  7,500       $1,229      $  8,729
  1995                                -        1,300         1,300
  1996                           15,000        1,100        16,100
  1997                           11,250          950        12,200
  1998                           18,750          700        19,450

  6.  LINES OF CREDIT:

     IPL has lines of credit with banks of $100 million at December 31, 1993, to provide loans for interim financing. These lines of credit, based on separate formal and informal agreements, have expiration dates ranging from January 31, 1994 to November 30, 1994 and require the payment of commitment fees. At December 31, 1993, these credit lines were unused. Lines of credit supporting commercial paper were $90 million at December 31, 1993.

 7.  INCOME TAXES:

     Federal and State income taxes charged to income are as follows:

                                                  1993       1992       1991
- -------------------------------------------------------------------------------
                                                       (In Thousands)
Operating Expenses:
  Current income taxes:
    Federal                                      $52,321    $48,504    $52,324
    State                                          7,761      7,500      8,050
                                                 -------    -------    -------
      Total current taxes                         60,082     56,004     60,374
                                                 =======    =======    =======

  Deferred income taxes, net--Federal and State:
    Excess of tax depreciation over book
      depreciation                                 7,109      5,254      5,939
    Early retirement of bonds                        592      1,965      1,415
    Allowance for borrowed funds used during
      construction (net of capitalized interest
      for tax purposes)                           (1,214)    (1,050)    (1,157)
    Amortization of deferred return - rate
      phase-in plan (debt portion)                     -       (676)    (1,122)
    Unbilled revenues                             (1,768)       436       (156)
    Accrued pension expense                       (1,865)    (1,965)    (2,100)
    Miscellaneous                                    204       (890)    (1,411)
                                                 -------    -------    -------
      Total deferred taxes                         3,058      3,074      1,408
                                                 -------    -------    -------

  Net amortization of investment credit           (3,268)    (3,459)    (3,142)
                                                 -------    -------    -------
        Total charge to operating expenses        59,872     55,619     58,640
Net credit to other income and deductions           (599)    (1,143)      (113)
                                                 -------    -------    -------
Total Federal and State income tax provisions    $59,273    $54,476    $58,527
                                                 =======    =======    =======


     The provision for Federal income taxes (including net investment tax credit adjustments) is less than the amount computed by applying the statutory tax rate to pre-tax income. The reasons for the difference, stated as a percentage of pre-tax income, are as follows:

                                                  1993       1992       1991
- ------------------------------------------------------------------------------
Federal statutory tax rate                        35.0%      34.0%      34.0%
Effect of State income taxes                      (1.8)      (1.9)      (1.8)
Amortization of investment tax credits            (2.0)      (2.3)      (2.0)
Other - net                                        0.1        1.5        0.6
                                                  ----       ----       ----
  Effective tax rate                              31.3%      31.3%      30.8%
                                                  ====       ====       ====


     The significant items comprising IPL's net deferred tax liability recognized in the balance sheet as of December 31, 1993 are as follows:


- ------------------------------------------------------------------------------
                                                                (In Thousands)
Deferred tax liabilities:
  Relating to utility property                                       $335,824
  Early retirement of bonds                                             7,377
  Other                                                                 1,626
                                                                     --------
      Total deferred tax liabilities                                  344,827
                                                                     --------
Deferred tax assets:
  Unbilled revenue                                                     10,148
  Pension                                                               9,033
  Investment tax credit                                                34,842
  Other                                                                20,622
                                                                     --------
      Total deferred tax assets                                        74,645
                                                                     --------
Net deferred tax liability                                           $270,182
                                                                     ========


 8.  RATE MATTERS

     Steam Rate Order

     By an order dated January 13, 1993, the IURC authorized IPL to increase its steam system rates and charges over a six-year period. Accordingly, IPL implemented new steam tariffs designed to produce estimated additional annual steam operating revenues as follows:








                                    Additional           Cumulative
                                      Annual               Annual
                 Year                Revenues             Revenues
                 ----               ----------           ----------
          January 13, 1993          $1,932,000           $1,932,000
          January 13, 1994           2,051,000            3,983,000
          January 13, 1995           1,552,000            5,535,000
          January 13, 1996           1,625,000            7,160,000
          January 13, 1997           2,384,000            9,544,000
          January 13, 1998             370,000            9,914,000


     Environmental Compliance Plan

     On August 18, 1993, IPL obtained an Order from the IURC approving its Environmental Compliance Plan, together with the costs and expenses associated therewith, which provides for the installation of sulfur dioxide and nitrogen oxide emissions abatement equipment and the installation of continuous emission monitoring systems to meet the requirements of both Phase I and Phase II of the Federal Clean Air Act Amendments of 1990.
The order provides for the deferral of net gains and losses resulting from any sale of emission allowances for future amortization to cost of service on a basis to be determined in the next general electric rate proceeding.

     Demand Side Management Program

     IPL obtained an Order from the IURC approving a Stipulation of Settlement Agreement between IPL, the Office of Utility Consumer Counsel, Citizens Action Coalition of Indiana, Inc., an industrial group, the Trustees of Indiana University and the Indiana Alliance for Fair Competition relating to the Company's Demand Side Management Program
(DSM). The order provides for the deferral and subsequent recovery in rates of certain approved DSM costs. The order also provides for the recording of a return on deferred costs until recognized in rates.

 9.  EMPLOYEE BENEFIT PLANS AND OTHER POST-RETIREMENT BENEFITS:

     IPL's contributions to the Thrift Plan, net of amounts allocated to related parties were $3.1 million, $3.1 million and $2.8 million in 1993, 1992 and 1991, respectively.















     Net pension cost including amounts charged to construction for 1993, 1992 and 1991 are comprised of the following components:

                                                  1993       1992       1991
- ------------------------------------------------------------------------------
                                                       (In Thousands)
Service cost--benefits earned during the period   $ 6,355    $ 5,563    $ 4,890
Interest cost on projected benefit obligation      14,192     13,739     13,036
Actual return on plan assets                      (40,045)   (18,865)   (28,203)
Net amortization and deferral                      25,689      5,366     16,318
                                                  -------    -------    -------
Net periodic pension cost                           6,191      5,803      6,041
Less amount allocated to related parties               87         71         87
                                                  -------    -------    -------
IPL net periodic pension cost                     $ 6,104    $ 5,732    $ 5,954
                                                  =======    =======    =======


A summary of the Plans' funding status, and the amount recognized in the balance sheets at December 31, 1993 and 1992, follows:

                                                         1993       1992
- ------------------------------------------------------------------------------
                                                          (In Thousands)
Actuarial present value of benefit obligations:
  Vested benefit obligation                          $(128,449)  $(112,823)
  Non-vested benefit obligation                        (28,532)    (24,389)
                                                     ----------  ----------
  Accumulated benefit obligation                     $(156,981)  $(137,212)
                                                     ==========  ==========

Projected benefit obligation                         $(224,037)  $(193,653)

Plan assets at fair value                              218,312     185,752
                                                     ----------  ----------
Funded status--plan assets less than projected
  benefit obligation                                    (5,725)     (7,901)
Unrecognized net gain from past experience different
  from that assumed                                    (22,922)    (14,909)
Unrecognized past service costs                         22,932      23,219
Unrecognized net asset at January 1, 1987 being
  amortized over 18.9 years                            (16,825)    (18,238)
                                                     ----------  ----------
Net accrued pension costs included in current
  liabilities at December 31                         $ (22,540)  $ (17,829)
                                                     ==========  ==========


     As of the October 31, 1993 valuation date, approximately 10.5% of the Plans' assets were in equity securities, with the remainder in fixed income securities.

     IPL also provides certain postretirement health care and life insurance benefits for employees who retire from active service on or after attaining age 55 and have rendered at least 10 years of service. On January 1, 1993, IPL adopted the provisions of SFAS No. 106 -- Employers' Accounting for Postretirement Benefits Other than Pensions (SFAS 106). Generally, SFAS 106 requires the use of an accrual basis accounting method for determining annual costs of postretirement benefits. The January 1, 1993 transition obligation of $122.4 million is being amortized over a 20 year period. Prior to 1993, the cost of such benefits was recognized when incurred and amounted to $3.5 million and $2.8 million in 1992 and 1991, respectively.

     Net postretirement benefit cost, including amounts charged to construction for 1993 is comprised of the following components:

- ------------------------------------------------------------------------------
                                                                (In Thousands)
Service cost -- benefits earned during the period                    $ 4,760
Interest cost on accumulated postretirement benefit obligation        10,792
Actual return on plan assets                                            (297)
Net amortization and deferral                                          5,732
                                                                     -------
Net periodic postretirement benefit cost                             $20,987
                                                                     =======


     A summary of the retiree health care and life insurance plan's funding status, and the amount recognized in the consolidated balance sheet at December 31, 1993 follows:

- ----------------------------------------------------------------------------------------
                                                                          (In Thousands)
Actuarial present value of accumulated postretirement benefit obligation
    Retirees                                                                  $ (60,110)
    Fully eligible active plan participants                                     (21,344)
    Other active plan participants                                              (73,872)
                                                                               --------
     Total                                                                     (155,326)
Plan assets at fair value                                                        10,135
                                                                               --------
Funded status--accumulated postretirement benefit obligation in excess
    of plan assets                                                             (145,191)
Unrecognized net gain from past experience different from that assumed           11,322
Unrecognized net obligation at January 1, 1993 being amortized over
    20 years                                                                    116,201
                                                                               --------
Net accrued postretirement benefit cost included in deferred liabilities at
    December 31                                                               $ (17,668)
                                                                              =========


     IPL is expensing its non-construction related SFAS 106 costs associated with its steam business. The SFAS 106 costs, net of amounts paid and capitalized for construction, associated with IPL's electric business is being deferred as a regulatory asset on the balance sheet, as authorized by an order of the IURC on December 30, 1992, which provided for deferral of SFAS 106 costs in excess of such costs determined on a cash basis. A request for recovery in rates of these costs will be included in IPL's next general electric rate petition.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 12.6 % for 1994, gradually declining to 5.0% in 2003. A one-percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $24.3 million and the combined service cost and interest cost for 1993 by approximately $3.4 million.

     Plan assets consist of the cash surrender value of life insurance policies on certain retired employees. The expected long-term rate of return on plan assets is 8 percent.

     Assumptions used in determining the accumulated benefit obligation for the pension plans for 1993, 1992 and 1991 and for the accumulated postretirement benefit obligation for 1993 were:

                                                  1993       1992       1991
- ------------------------------------------------------------------------------
Discount rate - pension plans                     7.0%       7.5%       8.0%
Discount rate - postretirement benefits           7.0%        -          -
Rate of increase in future compensation levels    6.1%       6.1%       6.1%
Expected long-term rate of return on assets       8.0%       8.0%       8.0%


10.  COMMITMENTS AND CONTINGENCIES:

     In 1994, IPL anticipates the cost of its construction program to be approximately $234 million.

     IPL will comply with the provisions of "The Clean Air Act Amendments of 1990" (the Act) through the installation of SO2 scrubbers and NOx facilities. The cost of complying with the Act from 1994 through 1997, including AFUDC, is estimated to be approximately $207 million, of which $80 million is anticipated in 1994. During 1993, expenditures for compliance with the Act were $13.7 million.

     IPL has a five-year firm power purchase agreement with Indiana Michigan Power Company (IMP) for 100 megawatts (MW) of capacity effective April 1992, with the purchase of an additional 100 MW (for a total of 200
MW) beginning in April 1993. The agreement provides for monthly capacity payments by IPL of $.6 million from April 1992 through March 1993, increasing to a monthly amount of $1.2 million which began in April 1993 and continue through March 31, 1997. The agreement further provides that IPL can elect to extend purchases through December 31, 1997, and subsequently through November 30, 1999, with capacity payments of $1.2 million per month and $1.55 million per month, respectively. IPL can terminate the agreement, should the ability to recover future demand charges through rates be disallowed. Capacity payments in 1993 and 1992 under this agreement totaled $12.6 million and $5.4 million, respectively.

     In October 1993, IPL received a Findings of Violation regarding compliance with the thermal limits of the National Pollutant Discharge Elimination System permit for its Petersburg Generating Station. IPL expects to meet with the Environmental Protection Agency in early 1994 to resolve this matter. IPL believes it has met all the requirements of its permit, but if IPL's position is found erroneous, IPL could be subject to fines of up to $25,000 per day of violation.

     IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on the financial position and results of operations.

11.  QUARTERLY RESULTS (UNAUDITED):

     Operating results for the years ended December 31, 1993 and 1992 by quarter, are as follows (in thousands):

                                                 1993
- --------------------------------------------------------------------------------
                              March 31    June 30    September 30    December 31
                              --------    -------    ------------    -----------
Operating revenues            $169,042    $153,127     $183,264       $158,870
Operating income                40,068      27,354       44,520         30,426
Net income                      30,038      17,551       34,331         20,846


                                                 1992
- --------------------------------------------------------------------------------
                              March 31    June 30    September 30    December 31
                              --------    -------    ------------    -----------
Operating revenues            $159,974    $150,446     $166,153       $156,630
Operating income                37,829      25,915       39,262         31,234
Net income                      27,755      15,108       28,999         21,196



     The quarterly figures reflect seasonal and weather-related fluctuations which are normal to IPL's operations. Weather conditions in 1993 reflected near normal conditions, while weather conditions in 1992 were considerably moderate.

     The quarter ended June 30, 1992, includes a $3.9 million expense as a result of severe storm damage to IPL's transmission and distribution systems, and a $2.8 million expense in connection with the settlement of disputes regarding fuel adjustment issues.






Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

              None.






                               PART III


Items 10,
11, 12        Indianapolis Power & Light Company has filed with the
and 13        Securities and Exchange Commission a definitive information statement pursuant to Regulation 14C.  This document will
              incorporate by reference the information required by these items, except for the information regarding executive
              officers which is set forth in Part I, following Item 4
              hereof    under the heading "EXECUTIVE OFFICERS OF THE
              REGISTRANT."





































                                PART IV

Item 14 (a).  DOCUMENT LIST

              The Financial Statements and Supplemental Schedules under this Item 14 (a) 1 and 2 filed in this Form 10-K are those of Indianapolis Power & Light Company.

              1.  Financial Statements

                  Included in Part II of this report:

                     Independent Auditors' Report

                     Statements of Cash Flows for the Years
                       Ended December 31, 1993, 1992 and 1991

                     Statements of Income for the Years Ended
                       December 31, 1993, 1992 and 1991

                     Balance Sheets, December 31, 1993 and 1992

                     Statements of Capitalization
                       December 31, 1993 and 1992

                     Statements of Retained Earnings for the Years
                       Ended December 31, 1993, 1992 and 1991

                     Notes to Financial Statements

              2.  Supplementary Data and Financial Statement Schedules

                  Included in Part IV of this report:

                     For each of the years ended December 31, 1993, 1992
                       and 1991

                       Schedule V    - Utility Property, Plant, and Equipment
                       Schedule VI   - Accumulated Depreciation of Utility
                                           Property, Plant, and Equipment
                       Schedule IX   - Short-Term Borrowings
                       Schedule X    - Supplemental Income Statement
                                           Information


             The schedules, other than those listed above, are omitted because of the absence of the conditions under which they are required or because the information is furnished in the financial statements or notes thereto.











             3. Exhibits Required by Securities and Exchange Commission Regulation S-K

                  Copies of the documents listed below which are identified with an asterisk (*) are incorporated herein by reference and made part hereof and have heretofore been classified as basic documents under Rule 24(b) of the SEC Rules of Practice.

              (3)  Articles of Incorporation and By-Laws

               * --Copy of Amended Articles of Incorporation of IPL.
                   (Form 8-K dated May 19, 1982.)

               * --Copy of Amended Articles of Incorporation including
                   Articles of Amendment dated April 17, 1991. (Form 10-Q for quarter ended March 31, 1991.)

               * --Copy of Amended By-Laws dated August 23, 1993.  (Form
                   10-Q for quarter ended September 30, 1993.)

              (4) Instruments defining the rights of security holders, including indentures

               * --Copy of Mortgage and Deed of Trust, dated as of May 1,
                   1940, between IPL and American National Bank and Trust Company of Chicago, Trustee, as supplemented and modified by 33 Supplemental Indentures.

                      Exhibits D in File No. 2-4396; B-1 in File No. 2-6210;
                 7-C File No. 2-7944; 7-D in File No. 2-72944; 7-E in File
                 No. 2-8106; 7-F in File No. 2-8749; 7-G in File No. 2-8749;
                 4-Q in File No. 2-10052;  2-I in File No. 2-12488; 2-J in
                 File No. 2-13903; 2-K in File No. 2-22553; 2-L in File No. 2-24581; 2-M in File No. 2-26156; 4-D in File No. 2-26884;
                 2-D in File No. 2-38332; Exhibit A to Form 8-K for October 1970; Exhibit 2-F in File No. 2-47162; 2-F in File No. 2-50260; 2-G in File No. 2-50260; 2-F in File No. 2-53541, 2E
                 in File No. 2-55154; 2E in File no. 2-60819; 2F in File No. 2-60819; 2-G in File No. 2-60819; Exhibit A to Form 10-Q for the quarter ended 9-30-78 File No. 1-3132; 13-4 in File No. 2-73213; Exhibit 4 in File No. 2-93092. Twenty-eighth, Twenty-ninth and Thirtieth Supplemental Indentures. (Form 10-K dated for the year ended December 31, 1985.)

               * --Copy of Thirty-First Supplemental Indenture dated as
                   of October 1, 1986. (Form 10-K for the year ended December 31, 1986.)

               * --Copy of Thirty-Second Supplemental Indenture dated as
                   of June 1, 1989.  (Form 10-K for year ended 12-31-89.)

               * --Copy of Thirty-Third Supplemental Indenture dated as of
                   August 1, 1989.  (Form 10-K for year ended 12-31-89.)






             Exhibits Required by Securities and Exchange Commission Regulation S-K (Continued)

               * --Copy of Thirty-Fourth Supplemental Indenture dated as
                   of October 15, 1991.  (Form 10-K for year ended 12-31-91.)

               * --Copy of Thirty-Fifth Supplemental Indenture dated as of
                   August 1, 1992.  (Form 10-K for year ended 12-31-92.)

               * --Copy of Thirty-Sixth Supplemental Indenture dated as of
                   April 1, 1993.  (Form 10-Q for quarter ended 9-30-93.)

               * --Copy of Thirty-Seventh Supplemental Indenture dated as of October 1, 1993.  (Form 10-Q for quarter ended 9-30-93.)

               * --Copy of Thirty-Eighth Supplemental Indenture dated as
                   of October 1, 1993.  (Form 10-Q for quarter ended 9-30-93.)

               * --Copy of Thirty-Ninth Supplemental Indenture dated as of
                   February 1, 1994.  (Form 8-K, dated 1-25-94.)

               * --Copy of Fortieth Supplemental Indenture dated as of
                   February 1, 1994.  (Form 8-K, dated 1-25-94.)

             (10)  Material Contracts

               * --Copy of Amended Coal Supply Agreement between IPL and
                   Peabody Coal Company dated as of January 1, 1982. (Form 10-K for the year ended 12-31-82.)

               * --Copy of Coal Supply Agreement between IPL and Peabody
                   Coal Company effective as of January 1, 1992 and dated April 7, 1993. (Form 10-Q for quarter ended 3-31-93.)

               * --Copy of Amendment to Coal Supply Agreement dated July
                   15. 1985, between IPL and Black Beauty Coal Company, Inc. (Form 10-K for year ended 12-31-86.)

               * --Copy of Coal Supply Agreement dated December 26,1984,
                   between IPL and AMAX Coal Company. (Form 10-K for year ended 12-31-84.)

               * --Copy of Amendment to Coal Supply Agreement dated
                   February 27, 1987, between IPL and Black Beauty Coal Company, Inc. (Form 10-K for year ended 12-31-87.)

               * --Copy of Transportation Contract dated September
                   28,1987, between IPL and Consolidated Rail Corporation. (Form 10-K for year ended 12-31-87.)

               * --Copy of Amendment No. 1 to Transportation Contract
                   between IPL and Consolidated Rail Corporation dated November 1, 1988. (Form 10-Q for quarterly period ended June 30, 1989.)






             Exhibits Required by Securities and Exchange Commission Regulation S-K (Continued)

               * --Copy of Amendments No. 2 and 3 to Transportation
                   Contract between IPL and Consolidated Rail Corporation dated August 1, 1989 and August 2, 1989, respectively. (Form 10-Q for quarterly period ended September 30, 1989.)

               * --Copy of Amendment No. 4 to Transportation Contract
                   between IPL and Consolidated Rail Corporation dated July 30, 1990. (Form 10-Q for quarterly period ended September 30, 1990.)

               * --Copy of Coal Supply Agreement dated September 23, 1988, between IPL and Shand Mining, Inc. (Form 10-K for year ended 12-31-88.)

               * --Copy of Coal Supply Agreement dated March 29, 1988,
                   between IPL and Coal, Inc.  (Form 10-K for year ended
                   12-31-88.)

               * --Copy of First Amendment to Coal Supply Agreement
                   between IPL and Coal, Inc. dated July 17, 1989. (Form 10-K for year ended 12-31-89.)

               * --Copy of Coal Supply Agreement between IPL and Triad
                   Mining of Indiana, Inc. and Marine Coal Sales Company. (Form 10-Q for quarterly period ended March 31, 1991.)

                 --Directors' and Officers' Liability Insurance Policy No.
                   DO392B1A93 effective June 30, 1993, to June 1, 1994.

               * --Certificate of the Resolution amending the Unfunded
                   Deferred Compensation Plan for IPL Directors dated February 22, 1983. (Form 10-K for year ended 12-31-82.)

               * --Copy of the Resolution amending the Unfunded Deferred
                   Compensation Plan for IPL Directors effective January 1, 1992. (Form 10-K for year ended 12-31-92.)

                 --Copy of the Resolution amending the Unfunded Deferred
                   Compensation Plan for IPL Directors effective January 1,
                   1994.

                 --Copy of the resolution adopting the Unfunded Deferred
                   Compensation Plan for IPL Officers effective January 1,
                   1994.

               * --Eighth Amendment to and Complete Restatement of the IPL
                   Unfunded Supplemental Retirement Plan for a Select Group of Management Employees effective November 1, 1988. (Form 10-K for year ended 12-31-88.)

               * --Copy of IPL Supplemental Retirement Plan and Trust
                   Agreement for a Select Group of Management Employees (As Amended and Restated Effective January 1, 1992). (Form
                   10-K for year ended   12-31-92.)



             Exhibits Required by Securities and Exchange Commission Regulation S-K (Continued)

                 --Copy of IPL Supplemental Retirement Plan and Trust
                   Agreement For a Select Group of Management Employees (As Amended and Restated Effective May 1, 1993).

                 --Copy of First Amendment to the Indianapolis Power &
                   Light Company Supplemental Retirement Plan and Trust Agreement For A Select Group of Management Employees (As Last Amended and Restated Effective May 1, 1993).

                 --Management Performance Program for 1993.

               * --Interconnection Agreement, dated December 30, 1960,
                   between IPL and Indiana & Michigan Electric Company as modified. (Exhibits 4-A in File No. 2-24581; 5-F in File No. 2-28756; 5-R in File No. 2-43038; 5-S in File No. 2-47162 and 5-L in File No. 2-53541.)

               * --Modification 14
                   to Interconnection Agreement between IPL and Indiana & Michigan Electric Company. (Form 10-K for year ended 12-31-82.)

               * --Modification 15
                   to Interconnection Agreement dated September 1, 1985, between IPL and Indiana & Michigan Electric Company. (Form 10-K for year ended 12-31-88.)

               * --Modification 16
                   to Interconnection Agreement dated September 1, 1991, between IPL and Indiana Michigan Power Company (formerly Indiana & Michigan Electric Company). (Form 10-K for year ended 12-31-91.)

               * --Interconnection Agreement, dated May 1, 1962, between
                   IPL and Public Service of Indiana, Inc. as supplemented. (Exhibits 4-B in File No. 2-24581; 5-L in File No. 2-38332; 5-N in File No. 2-41916; 5-P in File No. 2-41916;
                   5-B in File No. 2-60819 and Forms 10-K for years ended 12-31-82 and 12-31-87.)

               * --Ninth Supplemental Agreement dated May 1, 1992, to
                   Interconnection Agreement between IPL and PSI Energy, Inc. (Form 10-K for year ended 12-31-92.)

               * --Facilities Agreement effective in 1968 among
                   Indianapolis Power & Light Company, Public Service Company of Indiana, Inc. and Indiana & Michigan Electric Company. (Exhibit 5-G in File No. 2-28756.)

               * --Facilities Agreement dated August 16, 1977, between IPL and Public Service Company of Indiana, Inc. (Form 10-K for year ended 12-31-81.)





             Exhibits Required by Securities and Exchange Commission Regulation S-K (Continued)

               * --Amendment No. 1 dated June 1, 1981, to Facilities
                   Agreement between IPL and Public Service Company of Indiana, Inc. (Form 10-K for year ended 12-31-81.)

               * --Amendment No. 2 dated October 1, 1984, to Facilities
                   Agreement between IPL and Public Service of Indiana, Inc. (Form 10-K for year ended 12-31-86.)

               * --East Central Area Reliability Agreement dated August 1,
                   1967, between IPL and 23 other electric utility companies as supplemented. (Exhibits 5-I in File No. 2-38332 and 5-J in File No. 2-38332.)

               * --Interconnection Agreement dated December 2, 1969,
                   between IPL and Southern Indiana Gas and Electric Company as modified. (Exhibits 5-K in File No. 2-38332 and 5-Q in File No. 2-43038.)

               * --Modification 2,
                   Modification 3, and
                   Modification 4
                   to Interconnection Agreement between IPL and Southern Indiana Gas and Electric Company. (Form 10-K for year ended 12-31-80.)

               * --Modification 5 and
                   Modification 6
                   to Interconnection Agreement between IPL and Southern Indiana Gas and Electric Company. (Form 10-K for year ended 12-31-81.)

               * --Modification 7
                   to Interconnection Agreement between IPL and Southern Indiana Gas and Electric Company. (Form 10-K for year ended 12-31-82.)

               * --Modification 8
                   to Interconnection Agreement between IPL and Southern Indiana Gas and Electric Company. (Form 10-K for year ended 12-31-89.)

               * --Interconnection Agreement dated December 1, 1981,
                   between IPL and Hoosier Energy Rural Electric
                   Cooperative, Inc.  (Form 10-K for year ended 12-31-81.)

               * --Modification 1
                   to Interconnection Agreement between IPL and Hoosier Energy Rural Electric Cooperative, Inc. (Form 10-K for year ended 12-31-82.)

               * --Modification 2
                   to Interconnection Agreement between IPL and Hoosier Energy Rural Electric Cooperative, Inc. (Form 10-K for year ended 12-31-83.)



             Exhibits Required by Securities and Exchange Commission Regulation S-K (Continued)

               * --Modification 3
                   to Interconnection Agreement between IPL and Hoosier Energy Rural Electric Cooperative, Inc. (Form 10-K for year ended 12-31-89.)

               * --Interconnection Agreement, dated October 7, 1987,
                   between IPL and Wabash Valley Power Association. (Form 10-K for year ended 12-31-87.)

             (23)  Consents of Experts and Counsel

                 --Independent Auditors' Consent

             (99)  Additional Exhibits

               * --Agreement, dated as of October 27, 1993, by and among
                   IPALCO Enterprises, Inc., Indianapolis Power & Light Company, PSI Resources, Inc., PSI Energy, Inc. The Cincinnati Gas & Electric Company, CINergy Corp., James
                   E. Rogers, John R. Hodowal and Ramon L. Humke. (Form 10-Q for quarterly period ended 9-30-93.)




































Item 14 (b).  REPORTS ON FORM 8-K

              A report on Form 8-K, dated January 25, 1994, reporting Item 5, "Other Events", and Item 7, "Exhibits", with respect to financial results for the fiscal year ending 1993, and the 39th and 40th Supplemental Indentures.






















































                           INDIANAPOLIS POWER & LIGHT COMPANY                                    SCHEDULE V

                          Utility Property, Plant and Equipment
                    For the Years Ended December 31, 1993, 1992 and 1991
                                      (In Thousands)
                COLUMN A                   COLUMN B      COLUMN C       COLUMN D       COLUMN E      COLUMN F
                                          BALANCE AT                                    OTHER       BALANCE AT
                                          BEGINNING      ADDITIONS     RETIREMENTS     CHANGES-      CLOSE OF
             CLASSIFICATION               OF PERIOD       AT COST       OR SALES       NOTE <F1>      PERIOD
YEAR ENDED DECEMBER 31, 1993:
  Utility plant:
    Electric plant:
      Production                         $1,286,423     $  37,381     $     6,400     $      3     $1,317,407
      Transmission                          210,699         8,515             992          147        218,369
      Distribution                          528,233        28,750           5,331         (435)       551,217
      General                                94,786         8,627           1,761            -        101,652
      Intangible                             10,312         3,259               -            -         13,571
                                          ----------     ---------     -----------     --------     ----------
        Total electric plant in service   2,130,453        86,532          14,484         (285)     2,202,216
    Common plant - production                54,472         1,826              37            -         56,261
    Steam plant - distribution               40,092         2,984             871            -         42,205
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant in service    2,225,017        91,342          15,392         (285)     2,300,682
    Construction in progress                110,506        57,974<F2>           -            -        168,480
    Property held for future use             15,760             -               -            3         15,763
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant              $2,351,283     $ 149,316     $    15,392     $   (282)    $2,484,925
                                          ==========     =========     ===========     ========     ==========
YEAR ENDED DECEMBER 31, 1992:
  Utility plant:
    Electric plant:
      Production                         $1,265,568     $  21,788     $       984     $     51     $1,286,423
      Transmission                          205,234         6,643             962         (216)       210,699
      Distribution                          499,503        32,230           3,169         (331)       528,233
      General                                86,522         9,150           1,327          441         94,786
      Intangible                              6,552         3,760               -            -         10,312
                                          ----------     ---------     -----------     --------     ----------
        Total electric plant in service   2,063,379        73,571           6,442          (55)     2,130,453
      Common plant - production              50,454         5,370           1,354            2         54,472
      Steam plant - distribution             30,493        10,763           1,125          (39)        40,092
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant in service    2,144,326        89,704           8,921          (92)     2,225,017
    Construction in progress                 84,959        25,547<F2>           -            -        110,506
    Property held for future use             15,748            13               1            -         15,760
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant              $2,245,033     $ 115,264     $     8,922     $    (92)    $2,351,283
                                          ==========     =========     ===========     ========     ==========
YEAR ENDED DECEMBER 31, 1991:
  Utility plant:
    Electric plant:
      Production                         $1,254,793     $  16,162     $     5,812     $    425     $1,265,568
      Transmission                          200,438         7,108           1,860         (452)       205,234
      Distribution                          477,007        26,389           3,921           28        499,503
      General                                78,948        12,520           4,946            -         86,522
      Intangible                              5,452         1,100               -            -          6,552
                                          ----------     ---------     -----------     --------     ----------
        Total electric plant in service   2,016,638        63,279          16,539            1      2,063,379
      Common plant - production              48,627         2,024             468          271         50,454
      Steam plant - distribution             29,217         2,533             986         (271)        30,493
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant in service    2,094,482        67,836          17,993            1      2,144,326
    Construction in progress                 56,534        28,425<F2>            -            -         84,959
    Property held for future use             15,749             -               -           (1)        15,748
                                          ----------     ---------     -----------     --------     ----------
        Total utility plant              $2,166,765     $  96,261     $    17,993     $      -     $2,245,033
                                          ==========     =========     ===========     ========     ==========



<F1>  Reclassifications of items during the year between utility plant and other property groups.
<F2>  Represents the net change in unfinished construction.

See Notes to Financial Statements for methods and rates of depreciation.










































                           INDIANAPOLIS POWER & LIGHT COMPANY                                           SCHEDULE VI

            Accumulated Depreciation of Utility Property, Plant and Equipment
                    For the Years Ended December 31, 1993, 1992 and 1991
                                     (In Thousands)
            COLUMN A               COLUMN B    COLUMN C    COLUMN D              COLUMN E               COLUMN F
                                                                        _______OTHER CHARGES_______
                                  BALANCE AT  ADDITIONS    PROPERTY                         (DEDUCT)   BALANCE AT
                                  BEGINNING   CHARGED TO   RETIRED      _______ADD_______   REMOVAL     CLOSE OF
           DESCRIPTION            OF PERIOD  EXPENSE<F2>    OR SOLD      SALVAGE    OTHER     COSTS       PERIOD
YEAR ENDED DECEMBER 31, 1993:
  Depreciation utility plant:
    Electric plant:
      Production                 $  433,705  $   37,253  $   6,400     $   115  $       -  $ (3,540)  $   461,133
      Transmission                   84,676       5,115        978         222          9      (421)       88,623
      Distribution                  248,477      27,320      5,313       2,220         (9)   (3,898)      268,797
      General                        17,560       3,940      1,761         226         83       138        20,186
      Intangible                      2,936       1,653          -           -          -         -         4,589
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          electric plant            787,354      75,281     14,452       2,783         83    (7,721)      843,328
      Common plant - production      24,215       1,489         37           -          -       (73)       25,594
      Steam plant - distribution      6,750       1,602        871           -        (83)     (267)        7,131
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          utility plant          $  818,319  $   78,372  $  15,360<F1> $ 2,783  $       -  $ (8,061)  $   876,053
                                  ==========  ==========   ========     =======  =========  ========   ===========
YEAR ENDED DECEMBER 31, 1992:
  Depreciation utility plant:
    Electric plant:
      Production                 $  401,888  $   36,506  $     985     $     5  $       8  $ (3,717)  $   433,705
      Transmission                   80,241       4,961        961         104         15       316        84,676
      Distribution                  226,402      26,051      3,119       1,088        (55)   (1,890)      248,477
      General                        14,356       3,628      1,327         389        (28)      542        17,560
      Intangible                      1,985         951          -           -          -         -         2,936
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          electric plant            724,872      72,097      6,392       1,586        (60)   (4,749)      787,354
      Common plant - production      24,624       1,386      1,353          24          3      (469)       24,215
      Steam plant - distribution      6,597       1,343       1125           1         57      (123)        6,750
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          utility plant          $  756,093  $   74,826  $   8,870<F1> $ 1,611  $       -  $ (5,341)  $   818,319
                                  ==========  ==========   ========     =======  =========  ========   ===========
YEAR ENDED DECEMBER 31, 1991:
  Depreciation utility plant:
    Electric plant:
      Production                 $  373,299  $   36,091  $   5,812     $    12  $      63  $ (1,765)  $   401,888
      Transmission                   76,057       4,875      1,860       1,525        (64)     (292)       80,241
      Distribution                  207,009      24,773      3,921       1,160          1    (2,620)      226,402
      General                        15,432       3,364      4,946         522          -       (16)       14,356
      Intangible                      1,195         790          -           -          -         -         1,985
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          electric plant            672,992      69,893     16,539       3,219          -    (4,693)      724,872
      Common plant - production      23,676       1,327        468         182          8      (101)       24,624
      Steam plant - distribution      6,475       1,124        986         316         (8)     (324)        6,597
                                  ----------  ----------   --------     -------  ---------  --------   -----------
        Total depreciation of
          utility plant          $  703,143  $   72,344  $  17,993<F1> $ 3,717  $       -  $ (5,118)  $   756,093
                                  ==========  ==========   ========     =======  =========  ========   ===========


                                                 1993        1992        1991

<F1> Retirements, per Schedule V              $   15,392  $   8,922     $17,993
     Charged to other accounts                        32         52           -
                                              ----------   --------     -------
     Retirements, per above                   $   15,360  $   8,870     $17,993

<F2> See Notes to Financial Statements for methods and rates of depreciation.












































                     INDIANAPOLIS POWER & LIGHT COMPANY                         SCHEDULE IX

                           Short-Term Borrowings <F1>
              For the Years Ended December 31, 1993, 1992 and 1991
 COLUMN A        COLUMN B      COLUMN C       COLUMN D          COLUMN E        COLUMN F
                                              Weighted
                                               Average        Maximum           Average        Weighted
  Category of                                 Interest        Amount            Amount          Average
   Aggregate                     Balance       Rate of      Outstanding       Outstanding    Interest Rate
  Short-Term                    At End of     Year-End      During the        During the      During the
  Borrowings                     Period        Balance        Period          Period <F2>     Period <F3>

YEAR ENDED DECEMBER 31, 1993:

  Commercial
    Paper                     $90,000,000       3.37%      $95,000,000      $ 57,000,000         3.20%

  Bank Notes
    Payable                   $     -             -        $13,000,000      $  5,000,000         3.40%


YEAR ENDED DECEMBER 31, 1992:

  Commercial
    Paper                     $40,000,000       3.76%      $41,000,000      $ 23,000,000         3.51%

  Bank Notes
    Payable                   $     -             -        $10,000,000      $  5,000,000         3.81%


YEAR ENDED DECEMBER 31, 1991:

  Commercial
    Paper                     $ 1,000,000       4.55%      $37,000,000      $ 14,000,000         6.32%

  Bank Notes
    Payable                   $ 2,000,000       4.38%      $10,000,000      $  3,000,000         6.01%

      <F1> Under provisions of the FERC Docket No. ES92-56-000, authority was granted to IPL in 1992 to issue unsecured promissory notes not to exceed
           $150,000,000 outstanding at any one time and maturing within one year after the date of issue.  Such notes can be in the form of commercial paper (which cannot exceed 25% of IPL's gross operating revenues during the preceding
           12 months) or commercial bank loans.  At December 31, 1993, IPL had available to it $110,000,000 under the terms of this FERC order.  Under the authority granted above, the final maturity date for all notes may not be later than
           December 31, 1994.

      <F2> The average amount outstanding during the period is based on the average daily principal balance outstanding.

      <F3> The weighted average interest rate is determined by dividing interest expense on short-term borrowings during the period by average short-term borrowings.

                                                             SCHEDULE X


                         INDIANAPOLIS POWER & LIGHT COMPANY

                      Supplemental Income Statement Information
              For the Years Ended December 31, 1993, 1992 and 1991
                                (In Thousands)
                COLUMN A                               COLUMN B

                  ITEM                        1993       1992       1991
Taxes other than payroll and income taxes:
      Real estate and personal
        property tax                        $15,117    $17,214    $14,500
      Indiana tax on gross receipts           7,948      7,639      7,764



There are no other items requiring disclosure in this schedule, due to the fact that they are either less than 1% of total operating revenues or are disclosed in the Statements of Income.


































                              SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       INDIANAPOLIS POWER & LIGHT COMPANY


                                    By        John R. Hodowal
                                      -----------------------------------
                                       (John R. Hodowal, Chairman of the
                                        Board and Chief Executive Officer)

Date February 22, 1994


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

           Signature                Title                 Date
           ---------                -----                 ----

  (i) Principal Executive Officer:


      /s/ John R. Hodowal     Chairman of the Board    February 22, 1994
     ----------------------   and Chief Executive
       (John R. Hodowal)            Officer


 (ii) Principal Financial Officer:


      /s/ John R. Brehm       Senior Vice President    February 22, 1994
     ----------------------  Finance and Information
       (John R. Brehm)             Services


(iii) Principal Accounting Officer:


      /s/ Stephen J. Plunkett    Controller            February 22, 1994
     ------------------------
       (Stephen J. Plunkett)


 (iv) A majority of the Board of Directors of Indianapolis Power & Light
      Company:


      /s/ Joseph D. Barnette, Jr.    Director          February 22, 1994
     ----------------------------
       (Joseph D. Barnette, Jr.)


      /s/ Robert A. Borns            Director          February 22, 1994
     ----------------------------
       (Robert A. Borns)
                        SIGNATURES (Continued)

      /s/ Mitchell E. Daniels, Jr.   Director           February 22, 1994
     ----------------------------
       (Mitchell E. Daniels, Jr.)


      /s/ Rexford C. Early           Director           February 22, 1994
     ----------------------------
       (Rexford C. Early)


      /s/ Otto N. Frenzel III        Director           February 22, 1994
     ----------------------------
       (Otto N. Frenzel III)


      /s/ Max L. Gibson              Director           February 22, 1994
     ----------------------------
       (Max L. Gibson)


      /s/ Edwin J. Goss              Director           February 22, 1994
     ----------------------------
       (Edwin J. Goss)


      /s/ Dr. Earl B. Herr, Jr.      Director           February 22, 1994
     ----------------------------
       (Dr. Earl B. Herr, Jr.)


      /s/ John R. Hodowal            Director           February 22, 1994
     ----------------------------
       (John R. Hodowal)


      /s/ Ramon L. Humke             Director           February 22, 1994
     ----------------------------
       (Ramon L. Humke)


      /s/ Sam H. Jones               Director           February 22, 1994
     ----------------------------
       (Sam H. Jones)


      /s/ Andre B. Lacy              Director           February 22, 1994
     ----------------------------
       (Andre B. Lacy)


      /s/ L. Ben Lytle               Director           February 22, 1994
     ----------------------------
       (L. Ben Lytle)


      /s/ Michael S. Maurer          Director           February 22, 1994
     ----------------------------
       (Michael S. Maurer)
                        SIGNATURES (Continued)


      /s/ Thomas M. Miller           Director           February 22, 1994
     ----------------------------
       (Thomas M. Miller)


      /s/ Sallie W. Rowland          Director           February 22, 1994
     ----------------------------
       (Sallie W. Rowland)


      /s/ Thomas H. Sams             Director           February 22, 1994
     ----------------------------
       (Thomas H. Sams)


      /s/ Zane G. Todd               Director           February 22, 1994
     ----------------------------
       (Zane G. Todd)





















                            EXHIBIT (10)





                  DIRECTORS AND OFFICERS LIABILITY
                           INSURANCE POLICY

 THIS IS A "CLAIMS-FIRST-MADE" INSURANCE POLICY. PLEASE READ IT CAREFULLY.

Words and phrases which appear in all capital letters have the special meanings set forth in Section II Definitions



                              AEGIS

                    ASSOCIATED ELECTRIC & GAS
                   INSURANCE SERVICES LIMITED

                         HAMILTON, BERMUDA


                            DECLARATIONS

                                                    POLICY No. D0392BlA93

                                                    DECLARATIONS NO.     1


Item 1: This POLICY provides indemnification with respect to the DIRECTORS and OFFICERS of:

            IPALCO Enterprises, Inc.
            25 Monument Circle
            P. 0. Box 1595
            Indianapolis, IN 46206


Item 2:   POLICY PERIOD: from the 30th day of June, 1993, to the 1st day of
          June, 1994           both days at 12:01 A.M.      Standard Time
          at the address of the COMPANY

Item 3:   RETROACTIVE DATE: the 4th day of December, 1970   at 12:01 A.M.
          Standard Time at the address of the COMPANY


Item 4:   A. POLICY PREMIUM: $ 215,169.
          B. MINIMUM PREMIUM: $ 86,068.

Item 5:   Limits of Liability:
          A. $ 35,000,000 Each WRONGFUL ACT
          B. $ 35,000,000 Aggregate Limit of Liability for the POLICY
                          PERIOD

Item 6:   UNDERLYING LIMITS:
          This POLICY is written as primary insurance

          A. If this POLICY is written as Primary insurance with respect to insuring Agreement 1(A)(2) only:
             (1) $   200,000     Each WRONGFUL ACT not arising from NUCLEAR
                                 OPERATIONS
             (2) $ 1,000,000     Each WRONGFUL ACT arising from NUCLEAR
                                 OPERATIONS




                              (1 of 2)






                           DECLARATIONS
                            continued


                                                    POLICY NO. 0039281AS3

                                                    DECLARATIONS NO.     1



          B. If this POLICY is written as Excess Insurance:
             (1) (a) $ ---------------   Each WRONGFUL ACT
                 (b) $ ---------------   In the Aggregate for all WRONGFUL
                                         ACTS
             (2)     $ ---------------   Each WRONGFUL ACT not
                                         covered under Underlying Insurance
             (3) In the Event of Exhaustion of the UNDERLYING LIMIT stated
                 in Item 6(B)(1)(b)above with respect to Insuring Agreement I(A)(2) only:
                 (a) $ ---------------   Each WRONGFUL ACT not arising
                                         from NUCLEAR OPERATIONS
                 (b) $ ---------------   Each WRONGFUL ACT arising
                                         from NUCLEAR OPERATIONS

Item 7: Any notice to be provided or any payment to be made hereunder to the COMPANY shall be made to:

        NAME           Mr. Bruce H. Smith
        TITLE          Administrator, Risk Management
        ADDRESS        IPALCO Enterprises, Inc.
                       25 Monument Circle
                       P. 0. Box 1595
                       Indianapolis, IN 46206


Item 8: Any notice to be provided or any payment to be made hereunder to the INSURER shall be made to:

        NAME           Aegis Insurance Services, Inc.
        ADDRESS        Harborside Financial Center
                       700 Plaza Two
                       Jersey City, New Jersey 07311-3994



ENDORSEMENTS ATTACHED AT POLICY ISSUANCE: 1-3







Countersigned at Jersey City, New Jersey

on July 23, 1993

Aegis Insurance Services, Inc.


By  /s/ Karen Larson
       Authorized Representative


                             (2 of 2)




     POLICY OF DIRECTORS AND OFFICERS LIABILITY INSURANCE EFFECTED
       WITH ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED
                            HAMILTON, BERMUDA
                  (hereinafter referred to as the "POLICY")

  THIS IS A "CLAIMS-FIRST-MADE" INSURANCE POLICY. PLEASE READ IT CAREFULLY.

Words and phrases which appear in all capital letters have the special meanings set forth in Section II - Definitions.

In consideration of the payment of premium, and in reliance upon all statements made and information furnished to Associated Electric & Gas Insurance Services Limited (hereinafter referred to as the 'INSURER' by the Application attached hereto which is hereby made a part hereof, and subject to all the terms hereinafter provided, the INSURER agrees as follows:

I. INSURING AGREEMENT

   (A) Indemnity

       (1) The INSURER shall indemnify the DIRECTORS and OFFICERS for any and all sums which they shall become legally obligated to pay as ULTIMATE NET LOSS for which the COMPANY has not provided reimbursement, by reason of any WRONGFUL ACT which takes place during the COVERAGE PERIOD and is actually or allegedly caused, committed or attempted by the DIRECTORS or OFFICERS while acting in their respective capacities as DIRECTORS or OFFICERS, provided such ULTIMATE NET LOSS arises from a CLAIM first made against the DIRECTORS or OFFICERS during the POLICY PERIOD or during the DISCOVERY PERIOD, if purchased.

       (2) The INSURER shall indemnify the COMPANY for any and all sums required to reimburse it for ULTIMATE NET LOSS it has incurred, as required or permitted by applicable common or statutory law or under provisions of the COMPANY'S Charter or Bylaws effected pursuant to such law, to indemnify DIRECTORS or OFFICERS for ULTIMATE NET LOSS which they are legally obligated to pay by reason of any WRONGFUL ACT which takes place during the COVERAGE PERIOD and is actually or allegedly caused, committed or attempted by such DIRECTORS or OFFICERS while acting in their respective capacities as DIRECTORS or OFFICERS, provided the ULTIMATE NET LOSS arises from a CLAIM first made against the DIRECTORS or OFFICERS during the POLICY PERIOD or during the DISCOVERY PERIOD, if purchased.


   (B) Limits Of Liability

       (1) The INSURER shall only be liable hereunder for the amount of ULTIMATE NET LOSS in excess of the UNDERLYING LIMITS as stated in Item 8 of the Declarations as a result of each WRONGFUL ACT covered under Insuring Agreement I(A)(1) or I(A)(2) or both, and then only up to the Limit of Liability stated in Item 5A of the Declarations and further subject to the aggregate Limit of Liability stated in Item 5B of the Declarations as the maximum amount payable hereunder in the aggregate for all CLAIMS first made against the DIRECTORS or OFFICERS during both:

               (a) the POLICY PERIOD and

               (b) the DISCOVERY PERIOD, if purchased.

               Notwithstanding the foregoing, in the event that the INSURER cancels or refuses to renew this POLICY, and a DISCOVERY PERIOD extension is purchased by the COMPANY, then the aggregate Limit of Liability stated in Item 5B of the Declarations shall be reinstated but only with respect to CLAIMS first made against the DIRECTORS or OFFICERS during such DISCOVERY PERIOD.


                               (1 of 11)







       (2) Multiple CLAIMS arising out of the same WRONGFUL ACT, even if made against different DIRECTORS or OFFICERS, shall be deemed to be a single CLAIM arising from a single WRONGFUL ACT and to have been reported during the POLICY PERIOD or, if purchased, during the DISCOVERY PERIOD in which the first of such multiple CLAIMS is made against any of the DIRECTORS or OFFICERS. The Limits of Liability and UNDERLYING LIMITS, stated in Items 5 and 6 of the Declarations respectively, shall apply only once regardless of the number of CLAIMS arising out of the same WRONGFUL ACT. All interrelated acts shall be deemed to be a single WRONGFUL ACT.

       (3) The inclusion herein of more than one DIRECTOR or OFFICER, or the application of both Insuring Agreements I(A)(1) and l(A)(2), shall not operate to increase the INSURER'S Limits of Liability as stated in Item 5 of the Declarations.

       (4) With respect to ULTIMATE NET LOSS arising out of any WRONGFUL ACT in connection with service for a NOT-FOR-PROFIT ORGANIZATION as provided in Section 11 (E) (2), if:

               (a) such WRONGFUL ACT results in liability being imposed upon one or more DIRECTORS and OFFICERS under this POLICY and also upon directors and officers and general partners under any other directors and officers or general partner liability insurance policies issued by the INSURER to any organization; and

               (b) the total of the ULTIMATE NET LOSS under this POLICY and the ultimate net loss under such other policies issued by the INSURER equals or exceeds $35,000,000;

               the maximum amount payable by the INSURER under this POLICY in the aggregate for all ULTIMATE NET LOSS resulting from such WRONGFUL ACT shall be the lesser of the applicable Limit of Liability provided by this POLICY or the product of:

               (i) the applicable Limit of Liability provided by this POLICY divided by the total limits of liability per wrongful act applicable to such wrongful act under all policies issued by the INSURER: and

               (ii) $35,000,000.

               If the amount paid under this POLICY with respect to such WRONGFUL ACT exceeds the COMPANY'S proportionate share of the $35,000,000 as determined above, the COMPANY shall refund such excess to the INSURER promptly.


   (C) UNDERLYING LIMITS

       (1) If this POLICY is written as Primary Insurance with respect to Insuring Agreement I(A)(2), the UNDERLYING LIMIT for the COMPANY for each WRONGFUL ACT shall be as stated in Item 6A(l) of the Declarations, unless it is based upon, arises out of or is attributable to NUCLEAR OPERATIONS, in which event it shall be as stated in Item 6A(2) of the Declarations;

       (2)     If this POLICY is written as Excess Insurance:

               (a) with respect to Insuring Agreements I(A)(1) and I(A)(2), the UNDERLYING LIMIT for each WRONGFUL ACT shall be as stated in Item 6B(1)(a) of the Declarations and the maximum UNDERLYING LIMIT for all WRONGFUL ACTS shall be as stated in Item 6B(1)(b) of the Declarations;

               (b)  with respect to ULTIMATE NET LOSS covered hereunder:

                    (i) In the event of reduction of the underlying aggregate limit as stated in Item 6B(1)(b)), the UNDERLYING LIMIT shall be such reduced underlying aggregate limit; or

                    (ii) In the event of exhaustion of the underlying
                         aggregate limit as stated in Item 6B(1)(b)), the UNDERLYING LIMIT shall be as stated in Item 6B(3) of the Declarations;


                              (2 of  11)



               (c) with respect to any WRONGFUL ACT covered hereunder but not covered under such Underlying Insurance, the UNDERLYING LIMIT shall be as stated in Item 6B(2) of the Declarations; and

               (d) nothing herein shall make this POLICY subject to the terms and conditions of any Underlying Insurance.

       (3) Only payment of indemnity or defense expenses which, except for the amount thereof, would have been indemnifiable under this POLICY, may reduce or exhaust an UNDERLYING LIMIT.

       (4) In the event that both Insuring Agreement I(A)(1) and I(A)(2) are applicable to INDEMNITY and DEFENSE COST resulting from a WRONGFUL ACT then:

               (a) If this POLICY is written as Primary Insurance, the UNDERLYING LIMIT applicable to such WRONGFUL ACT shall be the UNDERLYING LIMIT stated in Item 6A of the Declarations; and

               (b) If this POLICY is written as Excess Insurance and the UNDERLYING LIMIT has been exhausted, the UNDERLYING LIMIT applicable to such WRONGFUL ACT shall be the UNDERLYING LIMIT stated in Item 6B(3);

                and there shall be no UNDERLYING LIMIT applicable with respect to coverage provided under Insuring Agreement I(A)(1).

       (5) The UNDERLYING LIMITS stated in Item 6 of the Declarations applicable to Insuring Agreement I(A)(2) shall apply to all INDEMNITY and/or DEFENSE COST for which indemnification of the DIRECTORS and/or OFFICERS by the COMPANY is legally permissible, whether or not such indemnification is granted by the COMPANY.



II. DEFINITIONS


    (A) CLAIM: The term 'CLAIM' shall mean:

        (1) any demand, suit or proceeding against any DIRECTORS and/or OFFICERS during the POLICY PERIOD or during the DISCOVERY PERIOD, if purchased, which seeks actual monetary damages or other relief and which may result in any DIRECTORS and/or OFFICERS becoming legally obligated to pay ULTIMATE NET LOSS by reason of any WRONGFUL ACT actually or allegedly caused, committed or attempted during the COVERAGE PERIOD by the DIRECTORS and/or OFFICERS while acting in their capacity as such; or

        (2) written notice to the INSURER during the POLICY PERIOD or during the DISCOVERY PERIOD, if purchased, by the DIRECTORS, OFFICERS and/or the COMPANY, describing with the specificity set forth in Condition (C) hereof, circumstances of which they are aware involving an identifiable WRONGFUL ACT actually or allegedly caused, committed or attempted during the COVERAGE PERIOD by the DIRECTORS and/or OFFICERS while acting in their capacity as such, which circumstances are likely to give rise to a demand, suit or proceeding being made against such DIRECTORS and/or OFFICERS.

               A CLAIM shall be deemed to be first made against a DIRECTOR or OFFICER at the earlier of the time at which a demand, suit or proceeding 13 first made against the DIRECTOR or OFFICER, as set forth in section (1) of this Definition or the time at which written notice is given to the INSURER, as set forth in section (2) of this Definition.

               Multiple demands or suits arising out of the same WRONGFUL ACT or interrelated acts shall be deemed to be a single 'CLAIM'.

    (B) COMPANY: The term 'COMPANY' shall mean the organization(s) named in
        Item 1 of the Declarations and, subject to Condition (A) hereof, any SUBSIDIARIES of such organization(s).

                              (3 of 11)



    (C) COVERAGE PERIOD: The term 'COVERAGE PERIOD' shall mean the period of time from the RETROACTIVE DATE to the termination of the POLICY PERIOD.

    (D) DEFENSE COST: The term 'DEFENSE COST' shall mean all expenses incurred by or on behalf of the DIRECTORS, OFFICERS or the COMPANY, where reimbursable under I(A)(2), in the investigation, negotiation, settlement and defense of any CLAIM except all salaries, wages and benefit expenses of DIRECTORS, OFFICERS or the COMPANY.

    (E) DIRECTOR and OFFICER: The terms 'DIRECTOR' and 'OFFICER' as used herein, either in the singular or plural, shall mean:

        (1) any person who was, is now, or shall be a director, officer or trustee of the COMPANY and any other employee of the COMPANY who may be acting in the capacity of a director, officer or trustee of the COMPANY with the express authorization of a director, officer or trustee of the COMPANY;

        (2) any director, officer or trustee of the COMPANY who is serving or has served at the specific request of the COMPANY
               as a director,                 officer or trustee of any
               outside NOT-FOR-PROFIT ORGANIZATION; or

        (3) the estates, heirs, legal representatives or assigns of deceased persons who were directors, officers or trustees of the COMPANY at the time the WRONGFUL ACTS upon which such CLAIMS were based were committed, and the legal representatives or assigns of directors, officers or trustees of the COMPANY in the event of their incompetency, insolvency or bankruptcy;

               provided, however, that the terms 'DIRECTOR' and 'OFFICER' shall not include a trustee appointed pursuant to Title 11, United States Code, or pursuant to the Securities Investor Protection Act, a receiver appointed for the benefit of creditors by Federal or State courts, as assignee for the benefit of creditors or similar fiduciary appointed under Federal or State laws for the protection of creditors or the relief of debtors.

    (F) DISCOVERY PERIOD: The term 'DISCOVERY PERIOD' shall mean the period of time set forth in Condition (L).

    (G) INDEMNITY: The term 'INDEMNITY' shall mean all sums which the DIRECTORS, OFFICERS or COMPANY, where reimbursable under I(A)(2), shall become legally obligated to pay as damages either by adjudication or compromise with the consent of the INSURER, after making proper deduction for the UNDERLYING LIMITS and all recoveries, salvages and other valid and collectible insurance.

    (H) INSURER: The term 'INSURER' shall mean Associated Electric & Gas Insurance Services Limited, Hamilton, Bermuda, a non-assessable mutual insurance company.

    (I) NOT-FOR-PROFIT ORGANIZATION: The term 'NOT-FOR-PROFIT ORGANIZATION' shall mean:

        (1) an organization, no part of the income or assets of which is distributable to its owners, stockholders or members and which is formed and operated for a purpose other than the pecuniary profit or financial gain of its owners, stockholders or members; or

        (2) a political action committee which is defined for these purposes as a separate segregated fund to be utilized for political purposes as described in the United States Federal Election Campaign Act (2 U.S.C. 44 1b(2)(C)).

    (J) NUCLEAR OPERATIONS: The term 'NUCLEAR OPERATIONS' shall mean the design, engineering, financing, construction, operation, maintenance, use, ownership, conversion or decommissioning of any 'nuclear facility' as defined in the Broad Form Nuclear Energy Liability Exclusion, which is endorsed hereto.

    (K) POLICY: The term 'POLICY' shall mean this insurance policy, including the Application, the Declarations and any endorsements issued by the INSURER to the organization first named in Item 1 of the Declarations for the POLICY PERIOD listed in Item 2 of the Declarations.

    (L) POLICY PERIOD: The term 'POLICY PERIOD' shall mean the period of time stated in Item 2 of the Declarations.



                                (4 of 11)





    (M) RETROACTIVE DATE: The term 'RETROACTIVE DATE' shall mean the date stated in Item 3 of the Declarations; provided, however, with respect to any WRONGFUL ACT actually or allegedly caused, committed or attempted by the DIRECTORS or OFFICERS of any SUBSIDIARY formed or acquired by the COMPANY or any of its SUBSIDIARIES after inception of the POLICY PERIOD of this POLICY, or after inception of any other policy issued by the INSURER to the COMPANY for a prior policy period, the term 'RETROACTIVE DATE' shall mean the date of such formation or acquisition.
.
    (N) SUBSIDIARIES: The term 'SUBSIDIARY' shall mean any entity more than fifty (50) percent of whose outstanding securities representing the present right to vote for election of directors are owned by the COMPANY and/or one or more of its 'SUBSIDIARIES'.

    (0) ULTIMATE NET LOSS: The term 'ULTIMATE NET LOSS' shall mean the total INDEMNITY and DEFENSE COST with respect to each WRONGFUL ACT to which this POLICY applies.

    (P) UNDERLYING LIMITS: The term 'UNDERLYING LIMITS' shall mean the amounts stated in Item 6 of the Declarations.

    (Q) WRONGFUL ACT: The term 'WRONGFUL ACT' shall mean any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission actually or allegedly caused, committed or attempted by any DIRECTOR or OFFICER while acting individually or collectively in their capacity as such, or claimed against them solely by reason of their being DIRECTORS or OFFICERS.

        All such interrelated breaches of duty, neglects, errors, misstatements, misleading statements or omissions actually or allegedly caused, committed or attempted by or claimed against one or more of the DIRECTORS or OFFICERS shall be deemed to be a single 'WRONGFUL ACT'.


III. EXCLUSIONS

     The INSURER shall not be liable to make any payment for ULTIMATE NET LOSS arising from any CLAIM(S) made against any DIRECTOR or OFFICER:

    (A) (1) for any fines or penalties imposed in a criminal suit, action or proceeding;

        (2) for any fines or penalties imposed in conjunction with political contributions, payments, commissions or gratuities; or

        (3) for any other fines or penalties imposed by final adjudication of a court of competent jurisdiction or any agency or commission possessing quasi-judicial authority, or

        (4) where, at inception of the POLICY PERIOD, such DIRECTOR or OFFICER had knowledge of a fact or circumstance which was likely to give rise to such CLAIM(S) and which such DIRECTOR or OFFICER failed to disclose or misrepresented in the Application or in the process of preparation of the Application, other than in a Renewal Application; provided, however, that this exclusion shall not apply to such CLAIM(S) made against any DIRECTOR or OFFICER other than such DIRECTOR or OFFICER who failed to disclose or misrepresented such fact or circumstance; provided further that this exclusion shall not limit the INSURER'S right to exercise any remedy available to it with respect to such failure to disclose or misrepresentation other than the remedy provided for in this Exclusion.

    (B) with respect to Insuring Agreement I(A)(1) only:

        (1) based upon, arising out of or attributable to such DIRECTOR or OFFICER having gained any personal profit, advantage or remuneration to which such DIRECTOR or OFFICER was not legally entitled if.

               (a) a judgment or other final adjudication adverse to such
                    DIRECTOR or OFFICER establishes that he in fact gained such personal profit, advantage or remuneration; or

               (b) such DIRECTOR or OFFICER has entered into a settlement agreement to repay such personal profit, advantage or remuneration to the COMPANY;

                                 (5 of 11)






        (2) for an accounting of profits made from the purchase or sale by such DIRECTOR or OFFICER of securities of the COMPANY within the meaning of Section 18(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any other federal or state statutory or common law;

        (3) brought about or contributed to by the dishonest, fraudulent, criminal or malicious act or omission of such DIRECTOR or OFFICER if a final adjudication establishes that acts of active and deliberate dishonesty were committed or attempted with actual dishonest purpose and intent and were material to the cause of action so adjudicated; or

        (4)    where such payment would be contrary to applicable law.

    (C) for bodily injury, mental anguish, mental illness, emotional upset, sickness or disease sustained by any person, death of any person or for physical injury to or destruction of tangible property or the loss of use thereof.

    (D) for injury based upon, arising out of or attributable to:

        (1) false arrest, wrongful detention or wrongful imprisonment or malicious prosecution;

        (2) wrongful entry, wrongful eviction or other invasion of the right of private occupancy;

        (3)    discrimination or sexual harassment;

        (4)    publication or utterance:

               (a) of a libel or slander or other defamatory or disparaging material; or

               (b)  in violation of an individual's right of privacy; or

        (5) with respect to the COMPANY'S advertising activities: piracy, plagiarism, unfair competition, idea misappropriation under implied contract, or infringement of copyright, title, slogan, registered trademark, service mark, or trade name.

    (E) based upon, arising out of or attributable to the violation of any responsibility, obligation or duty imposed upon fiduciaries by the Employee Retirement Income Security Act of 1974 or amendments thereto or by similar common or statutory law of the United States of America or any state or other jurisdiction therein.

    (F) based upon, arising out of or attributable to:

        (1)    the rendering of advice with respect to;

        (2)    the interpreting of; or

        (3) the handling of records in connection with the enrollment, termination or cancellation of employees under the COMPANY'S group life insurance, group accident or health insurance, pension plans, employee stock subscription plans, workers' compensation, unemployment insurance, social security, disability benefits and any other employee benefit programs.

    (G) based upon, arising out of or attributable to any failure or omission on the part of the DIRECTORS, OFFICERS and/or the COMPANY to effect and maintain insurance(s) of the type and amount which is customary with companies in the same or similar business.

    (H) (1) arising from any circumstances, written notice of which has been given under any policy or any DISCOVERY PERIOD thereof, which policy expired prior to or upon the inception of this POLICY; or

        (2) which is one of a number of CLAIMS arising out of the same WRONGFUL ACT, if any CLAIM of such multiple CLAIMS was made against the DIRECTORS or OFFICERS during any policy or any DISCOVERY PERIOD thereof, which policy expired prior to or upon the inception of this POLICY.

                             (6 of 11)




    (I) If any other policy or policies also afford(s) coverage in whole or in part for such CLAIM(S); except, this exclusion shall not apply:

        (1) to the amount of ULTIMATE NET LOSS with respect to such CLAIMS) which is in excess of the limit of liability of such other policy or policies and any applicable deductible or retention thereunder; or

        (2) with respect to coverage afforded such CLAIM(S) by any other policy or policies purchased or issued specifically as insurance underlying or in excess of the coverage afforded under this POLICY;

               provided always that nothing herein shall be construed to cause this POLICY to contribute with any other policy or policies or to make this POLICY subject to any of the terms of any other policy or policies.

    (J) for any WRONGFUL ACT which took place in whole or in part prior to the RETROACTIVE DATE.

    (K) by, on behalf of, in the right of, at the request of, or for the benefit of, any security holder of the COMPANY, any DIRECTOR or OFFICER, or the COMPANY, unless such CLAIM is:

        (1) made derivatively by any shareholder of the COMPANY for the benefit of the COMPANY and such shareholder is:

              (a)  acting totally independent of, and totally without the suggestion, solicitation, direction, assistance, participation or intervention of, any DIRECTOR or OFFICER, the COMPANY, or any affiliate of the COMPANY; and

              (b)  not an affiliate of the COMPANY nor any entity within the definition of the term 'COMPANY'; or

        (2)   made non-derivatively by a security holder who is not:

              (a) a DIRECTOR or OFFICER; or

              (b) an affiliate of the COMPANY or any entity within the
                    definition of the term 'COMPANY'; or

        (3) made non-derivatively by an OFFICER acting totally independent of, and totally without the suggestion, solicitation, direction, assistance, participation or intervention of, any other DIRECTOR or OFFICER, the COMPANY, or any affiliate of the COMPANY and (subject to all the other exclusions and POLICY provisions) arising from the wrongful termination of that OFFICER.

    (L) where such CLAIM(S)) arise out of such DIRECTOR'S or OFFICER'S activities as a director, officer or trustee of any entity other than:

        (1)    the COMPANY; or

        (2)    any outside NOT-FOR-PROFIT ORGANIZATION as provided in
               Section II(E)(2).


IV. CONDITIONS

    (A) Acquisition, Merger and Dissolution

        (1) If, after inception of the POLICY PERIOD, the COMPANY or any of its SUBSIDIARIES forms or acquires any SUBSIDIARY, the COMPANY shall report such formation or acquisition within sixty (6O) days thereafter and, if so reported, upon payment of an additional premium and upon terms as may be required by the INSURER, coverage shall be provided for the DIRECTORS and OFFICERS of such newly formed or acquired SUBSIDIARY from the date of its formation or acquisition respectively, but only with respect to WRONGFUL ACTS actually or allegedly caused, committed or attempted during that part of the POLICY PERIOD which is subsequent to the formation or acquisition.

                              (7 of 11)




        (2) If, prior to or after inception of the POLICY PERIOD, the COMPANY or any of its SUBSIDIARIES is or has been acquired by or merged with any other entity, or is or has been dissolved, coverage under this POLICY shall continue for the POLICY PERIOD but only for DIRECTORS and OFFICERS of the COMPANY or its SUBSIDIARIES who were serving as such prior to such acquisition, merger or dissolution and only with respect to WRONGFUL ACTS actually or allegedly caused, committed or attempted during that part of the COVERAGE PERIOD which is prior to such acquisition, merger or dissolution.

    (B) Non-Duplication of Limits

        To avoid the duplication of the INSURER'S Limits of Liability stated in Item 5 of the Declarations, the DIRECTORS, OFFICERS and COMPANY agree that:

        (1) In the event the INSURER provides INDEMNITY or DEFENSE COSTS for any WRONGFUL ACT under this POLICY, neither the DIRECTORS, OFFICERS nor the COMPANY shall have any right to additional INDEMNITY or DEFENSE COSTS for such WRONGFUL ACT under any other policy issued by the INSURER to the DIRECTORS, OFFICERS or COMPANY that otherwise would apply to such WRONGFUL ACT; and

        (2) In the event the INSURER provides INDEMNITY or DEFENSE COSTS for any WRONGFUL ACT under any policy issued by the INSURER to the DIRECTORS, OFFICERS, or COMPANY, neither the DIRECTORS, OFFICERS nor the COMPANY shall have any right to additional INDEMNITY or DEFENSE COSTS for such WRONGFUL ACT under this POLICY.

    (C) Notice of Claim

        As a condition precedent to any rights under this POLICY, the DIRECTORS, OFFICERS and/or the COMPANY, shall give written notice to the INSURER as soon as practicable of any CLAIM, which notice shall include the nature of the WRONGFUL ACT, the alleged injury, the names of the claimants, and the manner in which the DIRECTOR, OFFICER or COMPANY first became aware of the CLAIM, and shall cooperate with the INSURER and give such additional information as the INSURER may reasonably require.

        The Application or any information contained therein for this POLICY shall not constitute a notice of CLAIM.

    (D) Cooperation and Settlements

        In the event of any WRONGFUL ACT which may involve this POLICY, the DIRECTORS, OFFICERS or COMPANY without prejudice as to liability, may proceed immediately with settlements which in their aggregate do not exceed the UNDERLYING LIMITS. The COMPANY shall notify the INSURER of any such settlements made.

        The INSURER shall not be called upon to assume charge of the investigation, settlement or defense of any demand, suit or proceeding, but the INSURER shall have the right and shall be given the opportunity to associate with the DIRECTORS, OFFICERS and COMPANY or any underlying insurer, or both, in the investigation, settlement, defense and control of any demand, suit or proceeding relative to any WRONGFUL ACT where the demand, suit or proceeding involves or may involve the INSURER. At all times, the DIRECTORS, OFFICERS and COMPANY and the INSURER shall cooperate in the investigation, settlement and defense of such demand, suit or proceeding.

        The DIRECTORS, OFFICERS and COMPANY and their underlying insurer(s) shall, at all times, use diligence and prudence in the investigation, settlement and defense of demands, suits or other proceedings.

    (E) Appeals

        In the event that the DIRECTORS, OFFICERS, COMPANY or any underlying insurer elects not to appeal a judgment in excess of the UNDERLYING LIMITS, the INSURER may elect to conduct such appeal at its own cost and expense and shall be liable for any taxable court costs and interest incidental thereto, but in no event shall the total liability of the INSURER, exclusive of the cost and expense of appeal exceed its Limits of Liability stated in Item 5 of the Declarations.


                              (8 of 11)




    (F) Subrogation

        In the event of any payment under this POLICY, the INSURER shall be subrogated to the extent of such payment to all rights of recovery thereof, and the DIRECTORS, OFFICERS and COMPANY shall execute all papers required and shall do everything that may be necessary to enable the INSURER to bring suit in the name of the DIRECTORS, OFFICERS or COMPANY.

    (G) Bankruptcy or Insolvency

        Bankruptcy or insolvency of the COMPANY shall not relieve the INSURER of any of its obligations hereunder.

    (H) Uncollectibility of Underlying Insurance

        Notwithstanding any of the terms of this POLICY which might be construed otherwise, if this POLICY is written as excess over any Underlying Insurance, it shall drop down only in the event of reduction or exhaustion of any aggregate limits contained in such Underlying Insurance and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) because of the financial impairment or insolvency of an underlying insurer. The risk of uncollectibility of such Underlying Insurance (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the DIRECTORS, OFFICERS and the COMPANY and is not in any way or under any circumstances insured or assumed by the INSURER.

    (I) Maintenance of UNDERLYING LIMITS

        If this POLICY is written as Excess Insurance, it is a condition of this POLICY that any UNDERLYING LIMITS stated in Item 6 of the Declarations shall be maintained in full force and effect, except for reduction or exhaustion of any underlying aggregate limits of liability, during the currency of this POLICY. Failure of the COMPANY to comply with the foregoing shall not invalidate this POLICY but in the event of such failure, without the agreement of the INSURER, the INSURER shall only be liable to the same extent as it would have been had the COMPANY compiled with this Condition.

    (J) Changes and Assignment

        The terms of this POLICY shall not be waived or changed, nor shall an assignment of interest be binding, except by an endorsement to this POLICY issued by the INSURER.

    (K) Outside NOT-FOR-PROFIT ORGANIZATION

        If any DIRECTOR or OFFICER is serving or has served at the specific request of the COMPANY as a DIRECTOR or OFFICER of an outside NOT-FOR-PROFIT ORGANIZATION, the coverage afforded by this POLICY:

        (1) shall be specifically excess of any other indemnity or insurance available to such DIRECTOR or OFFICER by reason of such service; and

        (2) shall not be construed to extend to the outside NOT-FOR-PROFIT ORGANIZATION in which the DIRECTOR or OFFICER is serving or has served, nor to any other director, officer or employee of such outside NOT-FOR-PROFIT ORGANIZATION.

    (L) DISCOVERY PERIOD

        (1) In the event of cancellation or nonrenewal of this POLICY by the INSURER, the COMPANY shall have the right, upon execution of a warranty that all known CLAIMS and facts or circumstances likely to give rise to a CLAIM have been reported to the INSURER and payment of an additional premium to be determined by the INSURER which shall not exceed two hundred (200) percent of the Policy Premium stated in Item 4 of the Declarations, to an extension of the coverage afforded by this POLICY with respect to any CLAIM first made against any DIRECTOR or, OFFICER during the period of twelve
               (12) months after the effective date of such cancellation or nonrenewal, but only with respect to any WRONGFUL ACT committed during the COVERAGE PERIOD. This right of extension shall terminate unless written notice of such election is received by the INSURER within thirty (30) days after the effective date of cancellation or nonrenewal.

                            (9 of 11)




               The offer by the INSURER of renewal on terms, conditions or premiums different from those in effect during the POLICY PERIOD shall not constitute cancellation or refusal to renew this POLICY.

        (2) In the event of cancellation or nonrenewal of this POLICY by the COMPANY, the COMPANY shall have the right upon payment of an additional premium, which shall not exceed one hundred
               (100) percent of the Policy Premium stated in Item 4 of the Declarations, to an extension of coverage afforded by this POLICY with respect to any CLAIM first made against any DIRECTOR or OFFICER during the period of twelve (12) months after the effective date of such cancellation or nonrenewal, but only with respect to any WRONGFUL ACT during the COVERAGE PERIOD. This right of extension shall terminate unless written notice of such election is received by the INSURER within thirty (30) days after the effective date of cancellation or nonrenewal.

        (3) In the event of renewal an terms and conditions different from those in effect during the POLICY PERIOD, the COMPANY shall have the right, upon execution of a warranty that all known CLAIMS and facts or circumstances likely to give rise to a CLAIM have been reported to the INSURER and payment of an additional premium to be determined by the INSURER which shall not exceed two hundred (200) percent of the Policy Premium stated in Item 4 of the Declarations, to an extension of the original terms and conditions with respect to any CLAIM first made against any DIRECTOR or OFFICER during the period of twelve (12) months after the effective date of renewal, but only with respect to any WRONGFUL ACT committed during the COVERAGE PERIOD and not covered by the renewal terms and conditions. This right of extension shall terminate unless written notice of such election is received by the INSURER within thirty (30) days after the effective date of renewal.

    (M) Cancellation

        This  POLICY may be cancelled:

        (1) at any time by the COMPANY by mailing written notice to the INSURER stating when thereafter cancellation shall be effective; or

        (2) at any time by the INSURER by mailing written notice to the COMPANY stating when, not less than ninety (90) days from the date such notice was mailed, cancellation shall be effective, except in the event of cancellation for nonpayment of premiums, such cancellation shall be effective ten (10) days after the date notice thereof is mailed.

        The proof of mailing of notice to the address of the COMPANY stated in Item 7 of the Declarations or the address of the INSURER stated in Item 8 of the Declarations shall be sufficient proof of notice and the insurance under this POLICY shall end on the effective date and hour of cancellation stated in the notice. Delivery of such notice either by the COMPANY or by the INSURER shall be equivalent to mailing.

        With respect to all cancellations, the premium earned and retained by the INSURER shall be the sum of (a) the Minimum Premium stated in Item 4B of the Declarations plus (b) the pro-rata proportion, for the period this POLICY has been in force, of the difference between (1) the Policy Premium stated in Item 4A of the Declarations and (11) the Minimum Premium stated in Item 4B of the Declarations.

        The offer by the INSURER of renewal an terms, conditions or premiums different from those in effect during the POLICY PERIOD shall not constitute cancellation or refusal to renew this POLICY.

    (N) Currency

        All amounts stated herein are expressed in United States Dollars and all amounts payable hereunder are payable in United States Dollars.

    (0) Sale Agent

        The COMPANY first named in Item 1 of the Declarations shall be deemed the sole agent of each DIRECTOR and OFFICER for the purpose of requesting any endorsement to this POLICY, making premium payments and adjustments, receipting for payments of INDEMNITY and receiving notifications, including notice of cancellation from the INSURER.

                               (10 of 11)





    (P) Acts, Omissions or Warranties

        The acts, omissions or warranties of any DIRECTOR or OFFICER shall not be imputed to any other DIRECTOR or OFFICER with respect to the coverages applicable under this POLICY.


    (Q) Arbitration and Service of Suit

        Any controversy or dispute arising out of or relating to an interpretation or breach of this POLICY, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereover. The arbitration process shall be governed by and conducted in accordance with the laws of the State of Now York. The terms of this POLICY are to be construed in an evenhanded fashion as between the DIRECTORS, OFFICERS or COMPANY and the INSURER in accordance with the laws of the jurisdiction in which the situation forming the basis for this controversy arose. Where the language of this POLICY is deemed to be ambiguous or otherwise unclear, the issue shall be resolved in a manner most consistent with the relevant terms of the POLICY without regard to authorship of the language and without any presumption or arbitrary interpretation or construction in favor of either the DIRECTORS, OFFICERS or COMPANY or the INSURER. in reaching any decision the arbitrators shall give due consideration for the customs and usages of the insurance industry.

        In the event of a judgment entered against the INSURER on an arbitration award, the INSURER at the request of the DIRECTORS, OFFICERS or COMPANY, shall submit to the jurisdiction of any court of competent jurisdiction within the United States of America, and shall comply with all requirements necessary to give such court jurisdiction and all matters relating to such judgment and its enforcement shall be determined in accordance with the law and practice of such court.

        Service of process in such suit or any other suit against the INSURER, may be made upon Messrs. LeBoeuf, Lamb, Leiby & MacRae, 125 West 55th Street, New York, New York 10019, and, in any suit instituted against it under this POLICY, the INSURER will abide by the final decision of such court or of any appellate court in the event of any appeal.

        Messrs. LeBoeuf, Lamb, Leiby & MacRae are authorized and directed to accept service of process on behalf of the INSURER in any such suit and, upon the DIRECTORS, OFFICERS or 'COMPANY'S request, to give a written undertaking to the DIRECTORS, OFFICERS or COMPANY that they will enter a general appearance on the INSURER'S behalf in the event such suit is instituted.


    (R) Severability

        In the event that any provision of this POLICY shall be declared or deemed to be invalid or unenforceable under any applicable law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portion of this POLICY.


    (S)  Non-assessability

        The COMPANY (and, accordingly, any DIRECTOR or OFFICER for whom the COMPANY acts as agent) shall only be liable under this POLICY for the premium stated in Item 4 of the Declarations. Neither the COMPANY nor any DIRECTOR or OFFICER for whom the COMPANY acts as agent shall be subject to any contingent liability or be required to pay any dues or assessments in addition to the premium described above.

        IN WITNESS WHEREOF, Associated Electric & Gas Insurance Services Limited has caused this POLICY to be signed by its Chairman at Hamilton, Bermuda. However, this POLICY shall not be binding upon the INSURER unless countersigned on the Declaration Page by a duly authorized representative of the INSURER.


                                              /s/ Robert R. Fortune
                                                Robert R. Fortune, Chairman

                          (11 of 11)










            ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED



Endorsement No.            1              Effective Date of Endorsement
June 30, 1993

Attached to and forming part of POLICY No.        D0392B1A93

COMPANY                        IPALCO Enterprises, Inc.

It is understood and agreed that this POLICY is hereby amended as indicated. All other terms and conditions of this POLICY remain unchanged.



               NUCLEAR ENERGY LIABILITY EXCLUSION (BROAD FORM)

It is agreed that:

I.   This POLICY does not apply:

     (A) Under any Liability Coverage, to bodily injury or property damage:

         (1) with respect to which the DIRECTORS, OFFICERS or COMPANY under this POLICY is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters, Nuclear Insurance Association of Canada or any of their successors, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

         (2) resulting from hazardous properties of nuclear material and with respect to which (a) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or
              (b) the DIRECTORS, OFFICERS or COMPANY is, or had this POLICY not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

     (B) Under any Medical Payments Coverage, or under any Supplementary Payments provision relating to immediate medical or surgical relief, to expenses incurred with respect to bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

     (C) Under any Liability Coverage, to bodily injury or property damage resulting from the hazardous properties of nuclear material if:

         (1) the nuclear material (a) is at any nuclear facility owned by, or operated by or on behalf of the COMPANY or (b) has been discharged or dispersed therefrom;

         (2) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, sorted, transported or disposed of by or on behalf of the COMPANY; or

         (3) the bodily injury or property damage arises out of the furnishing by the COMPANY of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (3) applies only to property damage to such nuclear facility and any property thereat.



                            (1 of 2)









II.  As used in this endorsement:

     hazardous properties include radioactive, toxic or explosive properties;

     nuclear material means source material, special nuclear material or byproduct material;

     source material, special nuclear material and byproduct material have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof;

     spent fuel means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor;

     waste means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility;

     nuclear facility means:

     (a)  any nuclear reactor,

     (b) any equipment or device designed or used for (i) separating the isotopes of uranium or plutonium, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packing waste,

     (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the COMPANY at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof; or more than 250 grams of uranium 235, or

     (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

     and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations;

     nuclear reactor means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

     property damage includes all forms of radioactive contamination of property.













      /s/ Karen Larson
   Signature of Authorized Representative



                              (2 of 2)








         ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED


Endorsement No.          2             Effective Date of Endorsement June
30, 1993

Attached to and forming part of POLICY No.  D0392B1A93

COMPANY                    IPALCO Enterprises, Inc.

It is understood and agreed that this POLICY is hereby amended as indicated. All other terms and conditions of this POLICY remain unchanged.








          DELETION OF FAILURE TO MAINTAIN INSURANCE EXCLUSION


Section III, EXCLUSIONS (G) Failure to Maintain Insurance Exclusion, is deleted in its entirety.





























   /s/ Karen Larson

 Signature of Authorized Representative



                             (1 of 1)









         ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED


Endorsement No.            3              Effective Date of Endorsement
June 30, 1993

Attached to and forming part of POLICY No.       D0392B1A93

COMPANY                       IPALCO Enterprises, Inc.

It is understood and agreed that this POLICY is hereby amended as indicated. All other terms and conditions of this POLICY remain unchanged.





          OUTSIDE POSITION COVERAGE - FOR-PROFIT ORGANIZATIONS


I. Definition (E) DIRECTOR and OFFICER is amended to include the following:

     (4) (a) any director, officer or trustee of the COMPANY who is named in attachment OPC-FP1 and who is serving at the specific written request of the COMPANY in the position of a director, officer or trustee of the outside FOR-PROFIT ORGANIZATION, which position and FOR-PROFIT ORGANIZATION are named in attachment OPC-FP1, while such director, officer or trustee is acting in such capacity; and

         (b) any present or former director, officer or trustee of the COMPANY who has served at the specific written request of the COMPANY in the position of a director, officer or trustee of an outside FOR-PROFIT ORGANIZATION in respect to WRONGFUL ACTS committed while such directors, officers or trustee is acting in such capacity; provided, however, that such director, officer or trustee, such outside FOR-PROFIT ORGANIZATION and such position were named in an endorsement (similar to this Endorsement) to the Directors' and Officers' Policy of the INSURER in force at the time at which such director, officer or trustee was acting in such capacity.


II.  The following Definition is added to the POLICY:

     (R) FOR-PROFIT ORGANIZATION: The term 'FOR-PROFIT ORGANIZATION' shall mean an organization other than a NOT-FOR-PROFIT ORGANIZATION.


III. Exclusion (L) is hereby deleted in its entirety and replaced with the following:

     (L) where such CLAIM(S) arises out of such DIRECTOR'S or OFFICER'S activities as a director, officer or trustee of any entity other than:

          (1) the COMPANY; or

          (2) any outside NOT-FOR PROFIT ORGANIZATION as provided in
              Section II(E)(2); or

          (3) any outside FOR-PROFIT ORGANIZATION as provided in an OUTSIDE POSITION COVERAGE - FOR-PROFIT ORGANIZATIONS Endorsement.







                            (1 of 2)








           OUTSIDE POSITION COVERAGE - FOR-PROFIT ORGANIZATIONS


IV. Notwithstanding any other provision of the POLICY to the contrary, the insurance provided by this Endorsement is specifically in excess of and shall not contribute with any indemnification or insurance provided by an outside FOR-PROFIT ORGANIZATION, to any DIRECTOR or OFFICER of the COMPANY.

     Under no circumstances shall the insurance provided by this Endorsement apply to:

     (1) any director, officer or trustee of the outside FOR-PROFIT ORGANIZATION who is not a DIRECTOR or OFFICER of the COMPANY and who is not named in attachment OPC-FP1; or

     (2)  the outside FOR-PROFIT ORGANIZATION


V. The Limits of Liability stated in Item 5 of the Declarations and the UNDERLYING LIMITS stated in Item 6 of the Declarations shall apply unless a specific Limit of Liability or UNDERLYING LIMIT is stated below:



         $   - - - - - - - - - -    Each WRONGFUL ACT

         $   - - - - - - - - - -    In the aggregate for all WRONGFUL ACTS

         $   - - - - - - - - - -    Each WRONGFUL ACT not covered under
                                    Underlying Insurance















   /s/ Karen Larson

  Signature of Authorized Representative



                              (2 of 2)








       ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED



Attachment OPC-FP1 to Endorsement No.  3      Effective Date of Endorsement
June 30, 1993

Attached to and forming part of POLICY No.  D0392B1A93

COMPANY                    IPALCO Enterprises, Inc.

Name, FOR-PROFIT ORGANIZATION and position of each director, officer or
trustee of the COMPANY covered under Endorsement No.         3


 NAME                    FOR-PROFIT ORGANIZATION             POSITION

 J. R. Hodowal           Tecumseh Coal Corporation           Director
 Dan Fitzgibbon          Evergreen Media Corporation         Director
 R. L. Humke             Tecumseh Coal Corporation           Director






























                               (1 of 1)
























                                   AEGIS

                         ASSOCIATED ELECTRIC & GAS
                        INSURANCE SERVICES LIMITED

                             HAMILTON, BERMUDA






                 DIRECTORS & OFFICERS LIABILITY INSURANCE
                            RENEWAL APPLICATION


          THIS IS AN APPLICATION FOR A CLAIMS-FIRST-MADE POLICY. ATTACHED HERETO IS A SPECIMEN POLICY. PLEASE READ THE SPECIMEN POLICY CAREFULLY. THIS POLICY PROVIDES COVERAGE WHICH MAY BE DIFFERENT FROM THAT PROVIDED BY OTHER POLICIES. THIS POLICY ALSO DOES PROVIDE FOR MANDATORY ARBITRATION OF ALL DISPUTES WHICH MAY ARISE UNDER THE POLICY. A LONG FORM APPLICATION IS REQUIRED FOR INCREASED LIMITS OR A REDUCED ATTACHMENT POINT.





             IPALCO ENTERPRISES, INC., and Subsidiaries, et al
                            NAME OF CORPORATION

                          25 Monument Circle
                           PRINCIPAL ADDRESS

                        Indianapolis, IN  46204
                         CITY, STATE, ZIP CODE

                                  Indiana
                          STATE OF INCORPORATION

                           September 14, 1983
                          DATE OF INCORPORATION

                              35-1575582
                     FEDERAL INCOME TAX I.D. NUMBER


                                 (1 of 5)


1. Coverage Requested:
 a. Limit of Insurance - Each Wrongful Act/Aggregate: $ 35,000,000
 b. Underlying Limits - Each Wrongful Act:

     Corporate Reimbursement: I. Nuclear     $ -0-          (Minimum $200,000)

                             II. Non-Nuclear $200,000       (Minimum $200,000)


 c. Policy inception - 12:01 A.M. Standard Time on: June 1, 1993
 d. Retroactive date - 12:01 A.M. Standard Time on: December 4, 1970
 e. Are nuclear operations to be covered?    Yes (   )    No (XXX)

 If yes, provide the following information as to each nuclear facility.

                                       Status:
  Facility                            Under Construction         Ownership
    Name                              Operating or Other          Interest
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------


  Provide brief answers with cross-reference to 10-K etc., for complete information.


2. Stock Ownership (Corporation):

  Name and percentage of holdings of any shareholder who owns 5% or more of the common shares directly or beneficially:
    IPALCO Employees' Thrift Plan - 8 36%           As of: January 31, 1993
    ---------------------------------------                ----------------


3. Name and Title of individual to whom notice and all communications are to be given.
  Name:       Bruce H Smith
  Title:      Administrator, Risk Management
  Company:    Indianapolis Power & Light Company
  Address:    25 Monument Circle          P.0. Box 1595, Indianapolis , IN
46206
  Telephone:  317 / 261-8121
  FAX number: 317 / 630-5642



                                 (2 of 5)


4. Subsidiaries: See Attachment A

 List all subsidiary companies and include the following information
    (attach a separate sheet if necessary}:

 Firm              Business or Type            Percentage       Year Acquired
 Name                of Operation                Owned            or Created
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------


5. Director or Officer Positions:

 NOTE: Coverage for positions with outside for-profit organizations is extended only if specifically requested. This coverage is provided by endorsement.

        Coverage for positions with outside not-for-profit organizations is provided as defined in the Policy. Coverage for employees serving at the specific request of the Company, on not-for-profit organizations as a director, officer or trustee must be specifically requested and is provided by endorsement.

 a. Is coverage requested for outside for-profit director, officer. or trustee positions held by directors or officers of the Corporation
    and/or subsidiary?                        Yes (XXX) No (   )

    If the answer is yes, list the directors and officers and their outside for-profit positions for which coverage is requested:

                                                  Outside Organization
                            ---------------------------------------------------------
  Name of Director          Name of               Name of Business or       Position Held
  or Officer                Organizations         Type of Operation
- ----------------------------------------------------------------------------------
  John R. Hodowal           Tecumseh Coal         Coal and Oil              Director
                              Corporation           Mining
- ----------------------------------------------------------------------------------
  Ramon L. Humke            Tecumseh Coal         Coal and Oil              Director
                              Corporation           Mining
- ----------------------------------------------------------------------------------
  Daniel H. FitzGibbon      Evergreen Media       Radio Station             Director
                              Corporation
- ----------------------------------------------------------------------------------


 b. Is coverage requested for outside not-for-profit director, officer, or trustee positions, as defined by the Policy, held by an employee of the Corporation and/or subsidiary?
                                                         Yes (XXX) No (   )

                                 (3 of 5)

6. Corporate Changes:

 a. Has the Corporation publicly revealed that it now has or within the past or next 1 2 months had or has under consideration any acquisitions. divestitures, dissolutions, tender offers, or mergers?
                                                      Yes (XXX) No (   )
    If yes, attach full details including Prospectus, if any.
    The attached Registration Statement on Form 5-4 and related Prospectus sets forth the full details of IPALCO's s tender offer to acquire shares of PSI Resources, Inc.

 b. Has the Corporation publicly announced any new public offering of common stock, convertible securities or equity warrants pursuant to the Securities Act of 1933 or qualification of such securities under Regulation A within the past or next 12 months?
                                                    Yes :(XXX)  No (   )
    If yes, attach full details including Prospectus, if any.
    Offering is made in connection with proposed acquisition referenced in 6.a.

7. Additional information:

 As Part of this Application, attach the following:

 a. Latest audited annual report.

 b. Latest 10-K, and all 1O-Q and 8-K reports subsequently filed with the SEC (if publicly traded).

 c. Latest interim financial statement available.

 d. Latest Notice of Annual Meeting of Shareholders, including Proxy
    Statement.

 e. Copy of the indemnification provisions of the corporate bylaws of the Corporation, unless attached to a prior Aegis application in current form. Previously provided.

 f. List of directors and officers of Corporation and each subsidiary. See Attachment B


8. How will this insurance be placed with AEGIS? Complete appropriate section.


 __ Through a licensed surplus lines    XXX As an independently procured or
    or excess lines broker in                   direct placement to AEGlS.
    accordance with local surplus               Please indicate below the name
    lines requirements.                         and address of any insurance
    Please indicate below the name and       consultant providing services
    address of such broker.                     to you in connection with this
                                                insurance.
                                                 Charles J. Lehr
                                                 Alexander & Alexander
                                                 251 N. Illinois - Suite l500
                                                 P.0. Box 7019
                                                 Indianapolis, IN 46207

9. Continuity:

  IT IS AGREED THAT THIS RENEWAL APPLICATION IS A SUPPLEMENT TO THE CORPORATION S LATEST LONG FORM APPLICATION DATED APRIL 19, 1989 AND THAT APPLICATION TOGETHER WITH THIS AND ANY OTHER RENEWAL APPLICATION CONSTITUTE THE COMPLETE APPLICATION WHICH SHALL BE THE BASIS OF THE POLICY AND WILL BE ATTACHED TO AND BECOME PART OF THE POLICY.

  THE ACTS, OMISSIONS OR WARRANTIES OF ANY DIRECTOR OR OFFICER SHALL NOT BE IMPUTED TO ANY OTHER DIRECTOR OR OFFICER WITH RESPECT TO THE
  COVERAGES APPLICABLE UNDER THE REQUESTED POLICY SHOULD A POLICY BE
  ISSUED.

                                 (4 of 5)

THE UNDERSIGNED AUTHORIZED REPRESENTATIVE OF THE CORPORATION, BASED ON REASONABLE INQUIRY, WARRANTS, TO THE BEST OF HIS KNOWLEDGE AND BELIEF, THAT THE STATEMENTS SET FORTH HEREIN ARE TRUE.

SIGNING OF THIS APPLICATION DOES NOT BIND THE INSURER TO OFFER, NOR THE UNDERSIGNED TO ACCEPT INSURANCE, BUT IT IS AGREED THAT THIS APPLICATION SHALL BE THE BASIS OF THE INSURANCE SHOULD A POLICY BE ISSUED. AND IT WILL BE ATTACHED TO AND MADE A PART OF THE POLICY. THE INSURER MAY REQUEST ADDITIONAL INFORMATION WHICH, WHEN SUBMITTED, SHALL BE ATTACHED TO AND MADE A PART OF THIS APPLICATION.

BY SIGNING THIS APPLICATION, THE UNDERSIGNED DECLARES THAT HE HAS READ THE MANDATORY ARBITRATION PROVISION IN THE ATTACHED SPECIMEN POLICY AND AGREES TO BE BOUND BY THE MANDATORY ARBITRATION PROVISION SHOULD A POLICY BE ISSUED.

THE UNDERSIGNED FURTHER WARRANTS THAT IF THE INFORMATION SUPPLIED IN THIS APPLICATION CHANGES MATERIALLY BETWEEN THE DATE OF THIS APPLICATION AND THE INCEPTION DATE OF THE POLICY PERIOD, THE APPLICANT WILL IMMEDIATELY NOTIFY THE INSURER AND ANY SUCH CHANGES SHALL BE ATTACHED TO AND MADE A PART OF THIS APPLICATION.











                                   Signed:  /s/ John R. Hodowal
                                          ------------------------------------
                                                JOHN R. HODOWAL

                                Title: Chairman of the Board and President
                                      -------------------------------------
                                           (Must be signed by the Chairman
                                              of the Board or President
                                                 of the Corporation)

                   Date Of Application: May 14, 1993
                                      -------------------------------------


Please return the original application to:

Aegis insurance Services. Inc.
Harborside Financial Center
700 Plaza Two
Jersey City, New Jersey 07311-3994
Attention: Underwriting Department



                                 (5 of 5)








                                                            Attachment A

                 COMPANIES FOR WHICH COVERAGE IS REQUIRED

                                              Business or                                                Year Acquired
     Firm Name                             Type of Operation                  Percentage Owned             or Created
     ---------                             -----------------                  ----------------           -------------


IPALCO Enterprises, Inc.                     Holding Company                        -                       1983
     (Parent)


Indianapolis Power & Light Company           Electric and                100% Common Stock Owned            1926
     (Subsidiary of Enterprises)               Steam Utility               by Enterprises

Mid-America Capital Resources, Inc.          Holding Company for         100% Ownership by Enterprises      1984
     (Subsidiary of Enterprises)               Non-Utility Business

Property and Land Company, Inc.              Management and              100% Ownership by                  1965
     (Subsidiary of IPL)                       Acquisition of              IPL
                                              Real Estate

Mid-America Energy Resources,   Inc.         Operate Non-Utility         100% Ownership by                  1989
     (Subsidiary of                            District Cooling            Mid-America Capital
       Mid-America Capital)                    Business

Cleveland Thermal Energy Corporation         Non-Utility District        100% Ownership by                  1991
     (Subsidiary of                            Cooling and Heating         Mid-America Energy
       Mid-America Energy)

Cleveland District Cooling Corporation       Utility District            100% Ownership by                  1992
     (Subsidiary of                            Cooling Services            Mid-America Energy
       Mid-America Energy)

Indianapolis Campus Energy                   Non-Utility Production      100% Ownership by                  1991
     (Subsidiary of                            and Distribution of         Mid-America Capital
       Mid-America Capital)                    Chilled Water

Store Heat and Produce Energy, Inc.          Energy Storage              70% Ownership by                   1992/93
     (Subsidiary of                            Technology Research         Mid-America Capital
       Mid-America Capital)                    and Development


                                                              Attachment B

                              IPALCO ENTERPRISES, INC.
                               Directors and Officers



                              IPALCO ENTERPRISES, INC.
                                  Holding Company



                              Directors

            Joseph D. Barnette, Jr.      L. Ben Lytle
            Mitchell E. Daniels, Jr.     Michael S. Maurer
            Otto N. Frenzel III          Thomas M. Miller
            John R. Hodowal              Sallie W. Rowland
            Ramon L. Humke               Thomas H. Sams
            Sam H. Jones                 Zane G. Todd
            Andre B. Lacy



                             Officers

       John R. Hodowal               Chairman of the Board and President
       Ramon L. Humke                Vice-Chairman
       John R. Brehm                 Vice President and Treasurer
       Maurice O. Edmonds            Vice President - Corporate Affairs
       N. Stuart Grauel              Vice President - Public Affairs
       Marcus E. Woods               Secretary and General Counsel
       Stephen J. Plunkett           Controller
       Clark L. Snyder               Assistant Secretary
       Steven L. Meyer               Assistant Treasurer

                         IPALCO ENTERPRISES, INC.

                    Directors and Officers (continued)



                    INDIANAPOLIS POWER & LIGHT COMPANY
                  Subsidiary of IPALCO Enterprises. Inc.



                              Directors

            Joseph D. Barnette, Jr.      L. Ben Lytle
            Mitchell E. Daniels, Jr.     Michael S. Maurer
            Otto N. Frenzel III          Thomas M. Miller
            John R. Hodowal              Sallie W. Rowland
            Ramon L. Humke               Thomas H. Sams
            Sam H. Jones                 Zane G. Todd
            Andre B. Lacy




     Officers                                   Title

John R. Hodowal            Chairman of the Board and Chief Executive Officer
Ramon L. Humke             President and Chief Operating Officer
John R. Brehm              Senior V. P. - Finance and Information Services
Michael M. Minter          Senior V. P. - Planning and Engineering
Robert W. Rawlings         Senior V. P. - Electric Production
Gerald D. Waltz            Senior V. P. - Business Development
John C. Berlier, Jr.       V. P. - Resource Planning and Rates
Max Califar                V. P. - Human Resources
Arthur G. Haan             V. P. - Strategic Affairs
Donald W. Knight           V. P. - Fuel Supply
Robert A. McKnight, Jr.    V. P. - Major Project Management
Michael E. Shriner         V. P. - Customer Services and Marketing
Joseph A. Slash            V. P. - General Services
Thomas A. Steiner          V. P. - Transmission and Distribution
John D. Wilson             V. P. - Information Services
Marcus E. Woods            V. P., Secretary and General Counsel
Steven L. Meyer            Treasurer
Stephen J. Plunkett        Controller
Arnold A. Gordus           Assistant V.P. - Environmental Affairs
Clark L. Snyder            Assistant Secretary and Assistant General Counsel

                         IPALCO ENTERPRISES, INC.

                    Directors and Officers (continued)



                      Property and Land Company, Inc.
             Subsidiary of Indianapolis Power & Light Company


     Directors                                    Officers

John R. Hodowal                       John R. Hodowal, President
Ramon L. Humke                        Ramon L. Humke, Vice President
Thomas A. Steiner                     Marcus E. Woods, Secretary
Marcus E. Woods                       John R. Brehm, Treasurer
Gerald D. Waltz                       Clark L. Snyder, Assistant Secretary
                                      John D. Wilson, Assistant Treasurer





                        Mid-America Capital Resources, Inc.
                      Subsidiary of IPALCO Enterprises, Inc.


     Directors                                    Officers

Joseph S. Dawson                  John R. Hodowal, Chairman of the Board,
Otto N. Frenzel III                 Chief Executive Officer, and President
John R. Hodowal                   Joseph A. Gustin, Vice President
Ramon L. Humke                    Clark L. Snyder, Secretary
Andre B. Lacy                     John R. Brehm, Treasurer
Zane G. Todd                      Steven L. Meyer, Assistant Secretary and
                                    Assistant Treasurer

                         IPALCO ENTERPRISES, INC.

                    Directors and Officers (continued)



                    Mid-America Energy Resources, Inc.
             Subsidiary of Mid-America Capital Resources, Inc.


                                 Directors

                           John R. Hodowal, Chairman
                           John R. Brehm
                           Joseph A. Gustin
                           Ramon L. Humke
                           Steven L. Meyer
                           Clark L. Snyder

                               Officers

         Joseph A. Gustin            President
         David C. Kiesel             V. P. - Engineering and Construction
         Daniel L. Short             V. P. - Business Development
         William A. Tracy            V. P. - Operations
         Clark L. Snyder             Secretary
         John R. Brehm               Treasurer
         Steven L. Meyer             Assistant Secretary
                                       and Assistant Treasurer





                   Cleveland Thermal Energy Corporation
                Subsidiary of Mid-America Energy Resources, Inc.


     Directors                                     Officers

John R. Hodowal, Chairman                James B. Cookinham, President
Ramon L. Humke                           William A. Tracy, Vice President
Joseph A. Gustin                         Clark L. Snyder, Secretary
James B. Cookinham                       Daniel L. Short, Treasurer
                                         Faithe Arden, Assistant Secretary
                                         Gerald Hoover, Assistant Treasurer

                         IPALCO ENTERPRISES, INC.

                    Directors and Officers (continued)




                  Cleveland District Cooling Corporation
             Subsidiary of Mid-America Energy Resources, Inc.


     Directors                                  Officers

John R. Hodowal, Chairman             James B. Cookinham, President
James 8. Cookinham                    William A. Tracy, Vice President
Joseph A. Gustin                      Clark L. Snyder, Secretary
Gerald Hoover                         Gerald Hoover, Treasurer





                     Indianapolis Campus Energy (ICE)
             Subsidiary of Mid-America Energy Resources, Inc.


     Directors                                  Officers

John R. Hodowal, Chairman             Joseph A. Gustin, President
Joseph A. Gustin                      David C. Kiesel, Vice President
                                      Clark L. Snyder, Secretary
                                      Nicholas C. Anthony, Treasurer





                Store Heat and Produce Energy, Inc. (SHAPE)
                Subsidiary of Mid-America Energy Resources, Inc.


     Directors                                  Officers

John R. Hodowal, Chairman             William J. Longardner, President
Joseph A. Gustin                      Joseph A. Gustin, Vice President
William J. Longardner                 Clark L. Snyder, Secretary
Clark L. Snyder                       Nicholas C. Anthony, Treasurer







                         EXHIBIT (10)
        RESOLUTION AMENDING UNFUNDED DEFERRED COMPENSATION
                 PLAN FOR IPL'S DIRECTORS








                          CERTIFICATE

     The undersigned Marcus E. Woods, hereby certifies that he is

Secretary of Indianapolis Power & Light Company, an Indiana

corporation, and as such he has custody of the records and seal of said Company; that at a duly constituted meeting of the Board of Directors of said Company held November 30, 1993, the

following resolution was duly adopted and is now in full force and effect:


               RESOLVED, that effective January 1, 1994, the Indianapolis Power & Light Company Unfunded Deferred Compensation Plan for Directors be, and the same hereby is, amended by deleting Paragraph
          (10) and Paragraph (11) thereof and replacing them with the following paragraph, to wit:

          "(10)     The term "Current Interest Rate" shall mean
               the rate in effect on December 31 of each calendar year that is equal to the Company's cost of capital as determined by the Indiana Utility Regulatory Commission in the Company's last general retail electric rate order, unless otherwise determined by this Board of Directors."

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of said Company this 1st day of February, 1994.




                                    /s/ Marcus E. Woods
                                   ---------------------------
                                   Marcus E. Woods, Secretary


(SEAL)







                         EXHIBIT (10)
       RESOLUTION ADOPTING UNFUNDED DEFERRED COMPENSATION
                  PLAN FOR IPL'S OFFICERS







                          CERTIFICATE

     The undersigned Marcus E. Woods, hereby certifies that he is

Secretary of Indianapolis Power & Light Company, an Indiana

corporation, and as such he has custody of the records and seal of said Company; that at a duly constituted meeting of the Board of Directors of said Company held November 30, 1993, the

following resolution was duly adopted and is now in full force and effect:


               RESOLVED, that the Indianapolis Power &
          Light Company Unfunded Deferred Compensation
          Plan for Officers, substantially in the form presented to this meeting, be, and the same hereby is, approved, effective January 1, 1994.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of said Company this 1st day of February, 1994.




                                    /s/ Marcus E. Woods
                                   ---------------------------
                                   Marcus E. Woods, Secretary


(SEAL)













                         EXHIBIT (10)
    IPL SUPPLEMENTAL RETIREMENT PLAN FOR A SELECT GROUP
                 OF MANAGEMENT EMPLOYEES










                  INDIANAPOLIS POWER & LIGHT COMPANY
           SUPPLEMENTAL RETIREMENT PLAN AND TRUST AGREEMENT
              FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES
           (AS AMENDED AND RESTATED EFFECTIVE MAY 1, 1993)




                       TABLE OF CONTENTS



                                                             Page


ARTICLE I DEFINITIONS                                           3
     Section 1.01.  Accrued Benefit                             3
     Section 1.02.  Actuarial Equivalent                        3
     Section 1.03.  Adjusted Accrued Benefit                    4
     Section 1.04.  Adjusted Preretirement Surviving Spouse
                     Death Benefit                              4
     Section 1.05.  Administrator                               4
     Section 1.06.  Board                                       4
     Section 1.07.  Break In Service                            5
     Section 1.08.  Company                                     5
     Section 1.09.  Company Retirement Plan                     5
     Section 1.10.  Compensation                                5
     Section 1.11.  Effective Date                              6
     Section 1.12.  Employer                                    6
     Section 1.13.  ERISA                                       6
     Section 1.14.  Hour of Service                             6
     Section 1.15.  Maximum Benefit Liability                   7
     Section 1.16.  Normal Retirement Age                       9
     Section 1.17.  Participant                                 9
     Section 1.18.  Participant Account                         9
     Section 1.19.  Plan                                        9
     Section 1.20.  Plan Year                                   9
     Section 1.21.  Preretirement Surviving Spouse Death
                     Benefit                                    9
     Section 1.22.  Prior Plan                                 10
     Section 1.23.  Service                                    10
     Section 1.24.  Tax Distributions                          10
     Section 1.25.  Total Disability                           10
     Section 1.26.  Trust Fund                                 11
     Section 1.27.  Trustee                                    11
     Section 1.28.  Valuation Date                             11
     Section 1.29.  Vested Portion                             11
     Section 1.30.  Participating Employers                    12
     Section 1.31.  Available Net Income                       12
     Section 1.32.  Compensation Committee                     13

ARTICLE II PARTICIPATION                                       13
     Section 2.01.  Participants                               13
     Section 2.02.  Reemployment                               17

ARTICLE III MONTHLY SUPPLEMENTAL PENSION BENEFITS              18
     Section 3.01.  Senior Executive Officer's Monthly
                    Supplemental Pension Benefits              18
     Section 3.02.  Other Executive Officer's Monthly
                    Supplemental Pension Benefits              19
     Section 3.03.  Special Monthly Supplemental Pension
                    Benefits                                   20

ARTICLE IV PAYMENT OF RETIREMENT BENEFITS                      20
     Section 4.01.  Entitlement to Retirement Benefits         20
     Section 4.02.  Non-Vested Benefits                        22
     Section 4.03.  Tax Distribution Payments                  23
     Section 4.04.  Reduction in Accrued Benefit and
                    Preretirement Surviving Spouse
                    Death Benefit                              28
     Section 4.05.  Distribution and Recontribution of
                    Income                                     31

ARTICLE V MONTHLY DEATH BENEFITS                               33

ARTICLE VI CONTRIBUTIONS TO THE TRUST FUND                     34
     Section 6.01.  Initial Company Contribution               34
     Section 6.02.  Annual Company Contribution                34
     Section 6.03.  Additional Company Contributions           35
     Section 6.04.  Form of Contribution                       35

ARTICLE VII ESTABLISHMENT OF TRUST FUND                        36
     Section 7.01.  Trust Fun                                  36
     Section 7.02.  Establishment of Participant Accounts      36
     Section 7.03.  Allocation of Contributions                36
     Section 7.04.  Valuations                                 37
     Section 7.05.  Reallocation of Excess Participant
                    Account Balances                           38
     Section 7.06.  Payment of Expenses                        39
     Section 7.07.  Accounting and Record Keeping              39
     Section 7.08.  Limitation on Liability                    40
     Section 7.09.  Consultation and Indemnification           40
     Section 7.10.  Litigation                                 41
     Section 7.11.  Waiver of Bond                             41

ARTICLE VIII INVESTMENT OF TRUST FUND                          41
     Section 8.01.  Management of Trust Fund and
                    Appointment of Investment Manager          41
     Section 8.02.  Powers of Trustee                          42

ARTICLE IX RESIGNATION, REMOVAL, AND APPOINTMENT
               OF SUCCESSOR TRUSTEE                            47
     Section 9.01.  Resignation                                47
     Section 9.02.  Removal                                    47
     Section 9.03.  Successor Trustee                          47
     Section 9.04.  Accounting by Trustee                      48
     Section 9.05.  Merger or Consolidation of Trustee         48

ARTICLE X NON-DIVERSION OF TRUST FUND                          49

ARTICLE XI ADMINISTRATION                                      49
     Section 11.01.  Delegation of Responsibility              49
     Section 11.02.  Construction of Plan                      50
     Section 11.03.  Tax Information to Participants           50
     Section 11.04.  Determinations                            50

ARTICLE XII MISCELLANEOUS                                      51
     Section 12.01.  Amendment or Termination of Plan          51
     Section 12.02.  Right to Merge Plan                       52
     Section 12.03.  Successors and Assigns                    53
     Section 12.04.  Choice of Law                             53
     Section 12.05.  No Employment Contract                    53
     Section 12.06.  Non-Alienation                            53
     Section 12.07.  Gender and Number                         54
     Section 12.08.  Headings                                  54
     Section 12.09.  Payment to Incompetents                   54
     Section 12.10.  Illegal or Invalid Provisions             54















               INDIANAPOLIS POWER & LIGHT COMPANY
             SUPPLEMENTAL RETIREMENT PLAN AND TRUST
      AGREEMENT FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES
        (AS AMENDED AND RESTATED EFFECTIVE MAY 1, 1993)



     Pursuant to Section 12.01 of the Indianapolis Power & Light Company

Supplemental Retirement Plan and Trust Agreement for a Select Group of

Management Employees (the "Plan") which was originally executed on

November 1, 1988 by and between Indianapolis Power & Light Company, Inc.

(the "Company") and National City Bank, Indiana (the "Trustee") and last amended and restated effective January 1, 1992, the Company hereby amends and completely restates the Plan, effective as of May 1, 1993, as follows:


                          WITNESSETH:

     WHEREAS, effective May 1, 1983, the Company established the Unfunded

Supplemental Retirement Plan for a Select Group of Management Employees

(the "Prior Plan") which was designed to meet applicable exemptions under

Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA (as

hereinafter defined) and under Department of Labor Regulation Section

2520.104-23; and


     WHEREAS, in order to provide the active participants in the Prior Plan with greater assurance that the benefits provided under such Prior Plan will be duly made, the Company desires to establish a successor plan and trust (the "Plan") for the active participants in the Prior Plan (and has contemporaneously limited their participation in the Prior Plan to preclude a duplication of benefits) and to transfer thereto sufficient assets to be held therein and applied against the benefit obligations of the Company under the terms of the Plan, until paid or returned in accordance with the terms of this Agreement; and


     WHEREAS, in recognition of the management services and other benefits provided to the Employer (as hereinafter defined) by the key employees who are Participants (as hereinafter defined) under the Plan, it is the intention of the Company to make contributions to the Plan in accordance with the terms of this Agreement; and


     WHEREAS, the Plan is not intended to be a tax qualified plan under

Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended

(the "Code"), but is intended to meet and comply with the requirements of

ERISA and shall be interpreted accordingly to effect the intent of the parties;


     NOW, THEREFORE, in consideration of the services which have been and shall be performed by such Plan Participants, of the premises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby expressly acknowledged, the parties do hereby covenant and agree as follows:


                                ARTICLE I

                               DEFINITIONS


     Section 1.01.  Accrued Benefit.  The term "Accrued Benefit" means the monthly amount payable to a Participant at age sixty-five (65), based on such Participant's average Compensation at the date of determination, under

Section 3.01 or Section 3.02, whichever is applicable, multiplied by a fraction (not to exceed one (1)), the numerator of which is such

Participant's Service at the date of determination and the denominator of which is the lesser of thirty (30) or the total Service such Participant would have completed if his employment by the Employer had continued until his attainment of the Normal Retirement Age; provided, however, that if the

Participant's employment with the Employer is terminated by reason of his incurring a Total Disability, the fraction described above shall be one

(1), regardless of his Service at the date he incurs a Total Disability.


     Section 1.02.  Actuarial Equivalent.  The term "Actuarial Equivalent"

means the equivalent in value of the aggregate amounts expected to be paid under different forms of payment under this Plan, on the basis of an assumed rate of interest of seven percent (7%) and mortality rates under the Unisex Pension 1984 Mortality Table (UP-84) with no age set back for the Participant and a three (3) year age set back for the Participant's spouse.


     Section 1.03.  Adjusted Accrued Benefit.  The term "Adjusted Accrued

Benefit" means the Accrued Benefit of each Participant after it is adjusted in accordance with Section 4.04(a) to reflect any Tax Distributions made to such Participant and in accordance with Section 4.04(b) to reflect any distributions made under Section 4.05 and not recontributed to the Plan.


     Section 1.04.  Adjusted Preretirement Surviving Spouse Death Benefit.

The term "Adjusted Preretirement Surviving Spouse Death Benefit" means the

Preretirement Surviving Spouse Death Benefit of a surviving spouse of a deceased Participant after it is adjusted in accordance with Section

4.04(a) to reflect any Tax Distributions made to such deceased Participant or to such surviving spouse and in accordance with Section 4.04(b) to reflect any distributions made under Section 4.05 and not recontributed to the Plan.


     Section 1.05.  Administrator.  The term "Administrator" means the

Company, which shall have the sole authority to manage and to control the operation and administration of this Plan.


     Section 1.06.  Board.  The term "Board" means the Board of Directors of the Company.  Whenever the provisions of this Plan require action by the

Board, it may be taken by the Executive Committee of the Board with the same force and effect as though taken by the entire Board.


     Section 1.07.  Break In Service.  The term "Break in Service" means the last calendar day of any consecutive twelve (12) month computation period as provided in Section 1.24 during which a person completes fewer than five hundred and one (501) Hours of Service.


     Section 1.08.  Company.  The term "Company" means Indianapolis Power &

Light Company and any successor thereto or predecessor thereof.


     Section 1.09.  Company Retirement Plan.  The term "Company Retirement

Plan" means the Employees' Retirement Plan of Indianapolis Power & Light

Company as now in effect or hereafter amended.  The Company Retirement Plan is not amended or modified in any manner by this Plan, and any benefits payable to Participants or to their surviving spouses under this Plan shall have no effect on the benefits payable to Participants or to their surviving spouses under the Company Retirement Plan.


     Section 1.10.  Compensation.  The term "Compensation" means the remuneration received by a Participant from the Employer for services rendered to the Employer, including incentive and length-of-service pay but specifically excluding bonus payments, prizes or reimbursements and any payments made pursuant to the Executive Incentive Compensation Plan of

IPALCO Enterprises, Inc. and the IPALCO Enterprises, Inc. Annual Incentive

Plan and 1990 Long-Term Performance Incentive Plan; provided, however, that the term "Compensation" shall also include any current compensation deferred by a Participant under any qualified or nonqualified plan sponsored or maintained by the Employer or under any agreement entered into between a Participant and the Employer other than the Executive Incentive

Compensation Plan of IPALCO Enterprises, Inc.


     Section 1.11.  Effective Date.  The term "Effective Date" means

November 1, 1988.


     Section 1.12.  Employer.  The term "Employer" means the Company, any entity which is affiliated with the Company within the meaning of Sections

210(b) and 210(c) of ERISA, and any successor thereto or predecessor thereof.


     Section 1.13.  ERISA.  The term "ERISA" means the Employee Retirement

Income Security Act of 1974, as now in effect or hereinafter amended and shall also include any regulations promulgated thereunder.


     Section 1.14.  Hour of Service.  The term "Hour of Service" means the hours which are recognized as such under the Company Retirement Plan.


     Section 1.15.  Maximum Benefit Liability.  The term "Maximum Benefit

Liability" means with respect to each Participant Account established hereunder the greater of:


          (a) the present value (as of the date of determination) of the

     Vested Portion of a Participant's Adjusted Accrued Benefit (or, if the

     payment of monthly benefits has already commenced, the remaining payments) due under Article IV to the Participant for whom such

     Participant Account is established or, if applicable, his surviving spouse, and


          (b) with respect to a married Participant or the surviving spouse of a deceased Participant, the present value (as of the date of determination) of the Adjusted Preretirement Surviving Spouse Death

     Benefit (or, if the payment of death benefits has already commenced,

     the remaining payments) due under Article V to the surviving spouse of the Participant for whom such Participant Account is established.



In calculating the Maximum Benefit Liability as of a determination date,

any reductions in the Accrued Benefits and Preretirement Surviving Spouse

Death Benefits of Participants or their surviving spouses, where applicable, which are to be made as of the date of determination under

Section 4.04 shall be given effect, whether or not the Tax Distribution payments (or distributions of Available Net Income not recontributed under

Section 4.05) attributable to such reduction have been made as of the date of calculation; provided, however, that if such Tax Distribution payment is not ultimately made by the Company under Section 4.03 (or such distribution of Available Net Income is not ultimately made under Section 4.05), the reduction shall not be given effect in any calculations of the Maximum

Benefit Liability of a Participant's Accrued Benefit or Preretirement

Surviving Spouse Death Benefit which are made after the due date of the Tax

Distribution payment (or distribution of Available Net Income).  For purposes of making the calculation of present value, the present value discount rate shall be eight percent (8%), and the mortality assumption shall be computed in accordance with the 1983 Group Annuity Mortality

Table; provided, however, that the eight percent (8%) present value discount rate shall be adjusted as of each October 31 by multiplying eight percent (8%) by a fraction, the numerator of which is equal to the asked discount rate on ninety (90) day maturity U.S. Treasury Bills for the first trading date coinciding with or immediately following the Effective Date as reported in The Wall Street Journal and the denominator of which is equal to the asked discount rate on ninety (90) day maturity U.S. Treasury Bills for the first trading date coinciding with or immediately following the

October 31 as of which the adjustment in the rate is made as reported in

The Wall Street Journal.  The Maximum Benefit Liability shall be calculated and certified by an actuary designated by the Company who is acceptable to the Trustee and who is enrolled by the Joint Board for the Enrollment of

Actuaries.


     Section 1.16.  Normal Retirement Age.  The term "Normal Retirement

Age" means for each Participant age sixty-five (65).


     Section 1.17.  Participant.  The term "Participant" means any individual designated in Article II of this Plan who is eligible for benefits under this Plan.


     Section 1.18.  Participant Account.  The term "Participant Account"

means the separate account maintained by the Trustee for each Participant.


     Section 1.19.  Plan.  The term "Plan" means the Indianapolis Power &

Light Company Supplemental Retirement Plan and Trust Agreement for a Select

Group of Management Employees, which is intended to be a continuation of the Prior Plan with respect to the active participants in the Prior Plan at the Effective Date.


     Section 1.20.  Plan Year.  The term "Plan Year" means a consecutive twelve (12) month period beginning on November 1 and ending on October 31.


     Section 1.21.  Preretirement Surviving Spouse Death Benefit.  The term

"Preretirement Surviving Spouse Death Benefit" means the monthly amount payable to a surviving spouse of a deceased Participant under Article V.


     Section 1.22.  Prior Plan.  The term "Prior Plan" means the

Indianapolis Power & Light Company Unfunded Supplemental Retirement Plan

for a Select Group of Management Employees, as amended through October 31,

1988.  The retired participants or, if applicable, the surviving spouses of deceased participants in the Prior Plan shall continue to receive their benefits in accordance with the Prior Plan.


     Section 1.23.  Service.  The term "Service" means the period of employment of an individual by the Employer and, for purposes of vesting and benefit accrual, shall be measured in consecutive twelve (12) month computation periods (hereinafter sometimes referred to as "years")

beginning on the first (1st) calendar day of an individual's employment by the Employer and anniversaries thereof and disregarding any such periods in which such individual completes fewer than one thousand (1,000) Hours of

Service.  Notwithstanding the above, upon termination of his employment with the Employer, an individual shall receive credit for a fractional year of Service for the period from the last such anniversary date.


     Section 1.24.  Tax Distributions.  The term "Tax Distributions" means the cash payments made by the Company under Section 4.03.


     Section 1.25.  Total Disability.  The term "Total Disability" means a physical or mental condition which prevents a Participant from performing his duties for the Employer; provided, however, that a Participant shall not be deemed to have incurred a Total Disability unless such Participant is eligible for Disability Retirement under the Company Retirement Plan.


     Section 1.26.  Trust Fund.  The term "Trust Fund" means the trust fund created hereunder.


     Section 1.27.  Trustee.  The term "Trustee" means the initial Trustee of the Trust Fund, and any successor acting as Trustee of the Trust Fund.


     Section 1.28.  Valuation Date.  The term "Valuation Date" means each and every October 31 and December 31.


     Section 1.29.  Vested Portion.  The term "Vested Portion" means the portion of a Participant's Accrued Benefit or Adjusted Accrued Benefit,

whichever is applicable, which is vested and nonforfeitable as determined based on that Participant's Service in accordance with the following schedule:



         Years of Service
     Completed by Participant            Vested Portion

        Less than one (1) year                   0%
        One (1) year                            20%
        Two (2) years                           40%
        Three (3) years                         60%
        Four (4) years                          80%
        Five (5) years or more                 100%



provided, however, that notwithstanding the above, the Accrued Benefit or,

if applicable, Adjusted Accrued Benefit of a Participant shall become one hundred percent (100%) vested and nonforfeitable upon the Participant's attainment of age sixty-five (65) or upon his incurring a Total Disability.


     Section 1.30.  Participating Employers.  The term "Participating

Employers" means the Company, IPALCO Enterprises, Inc., Mid-America Capital

Resources, Inc. and any other Employer who has adopted this Plan, whose participation has been approved by the Company and who has agreed to reimburse the Company for their pro-rata costs of the benefits provided under the Plan to their respective employees.


     Section 1.31.  Available Net Income.  The term "Available Net Income"

means, with respect to a Participant for a calendar year, the taxable income (including all items of ordinary income and capital gains recognized for federal income tax purposes in that calendar year and reduced by all ordinary and capital losses recognized for federal income tax purposes in that calendar year) of the Trust Fund for that calendar year multiplied by a fraction, the numerator of which is the value of that Participant's

Participant Account at the Valuation Date immediately preceding that calendar year and the denominator of which is the value of all Participant

Accounts at the Valuation Date immediately preceding that calendar year;

provided, however, that for purposes of these allocations, the value of each Participant Account shall be decreased by fifty percent (50%) of any distributions from such Participant Account under Article V and under

Section 4.01 since the applicable Valuation Date.  The term "Available Net

Income" shall not include income or loss attributable to any portion of the

Trust Fund that is treated as being owned by a Participant under Sections

671-678 of the Code.


     Section 1.32.  Compensation Committee.  The term "Compensation

Committee" means the Compensation Committee of the Board of Directors of

IPALCO Enterprises, Inc.


                           ARTICLE II

                         PARTICIPATION


     Section 2.01.  Participants.  The individuals eligible to participate in this Plan on the Effective Date shall include only the Senior Executive

Officers and the Other Executive Officers of the Company who are designated in this Section.  Effective May 1, 1993, the Senior Executive Officers

selected to participate in this Plan are as follows:


Name                       Current Title

John R. Hodowal            Indianapolis Power & Light Company - Chairman
                           of the Board and Chief Executive Officer;
                           IPALCO Enterprises, Inc. - Chairman of the
                           Board and President

Ramon L. Humke             Indianapolis Power & Light Company - President
                           and Chief Operating Officer; IPALCO
                           Enterprises, Inc. - Vice Chairman

Gerald D. Waltz            Indianapolis Power & Light Company - Senior
                           Vice President, Business Development

John R. Brehm              Indianapolis Power & Light Company - Senior
                           Vice President, Finance and Information
                           Services; IPALCO Enterprises, Inc. - Vice
                           President and Treasurer

Michael M. Minter          Indianapolis Power & Light Company - Senior
                           Vice President, Planning and Engineering

Robert W. Rawlings         Indianapolis Power & Light Company - Senior
                           Vice President, Electric Production

Maurice O. Edmonds         IPALCO Enterprises, Inc. - Vice President,
                           Corporate Affairs

N. Stuart Grauel           IPALCO Enterprises, Inc. - Vice President,
                           Public Affirs

Joseph A. Gustin           Mid-America Capital Resources, Inc. - Vice
                           President; Mid-America Energy Resources, Inc.
                           - President

Zane G. Todd               Former Indianapolis Power & Light Company -
                           Chairman of the Board and Chief Executive
                           Officer (Retired)

Robert W. Hill             Former IPALCO Enterprises, Inc. - Vice
                           Chairman (Retired)

Richard Q. Cooper          Former Indianapolis Power & Light Company -
                           Senior Vice President, Steam System (Retired)

Charles E. Ohlman          Former Indianapolis Power & Light Company -
                           Senior Vice President, Consumer Services
                           (Retired)

Thomas A. King             Former IPALCO Enterprises, Inc. - Vice
                           President, Corporate Affairs (Terminated
                           8/31/92)

     Effective May 1, 1993, the Other Executive Officers selected to participate in this Plan are as follows:



Name                       Current Title

Arthur G. Haan             Indianapolis Power & Light Company - Vice
                           President, Strategic Affairs

Don W. Knight              Indianapolis Power & Light Company - Vice
                           President, Fuel Supply

Thomas A. Steiner          Indianapolis Power & Light Company - Vice
                           President, Transmission and Distribution

John D. Wilson             Indianapolis Power & Light Company - Vice
                           President, Information Services

Marcus E. Woods            Indianapolis Power & Light Company - Vice
                           President, Secretary and General Counsel;
                           IPALCO Enterprises, Inc. - Secretary and
                           General Counsel

Max Califar                Indianapolis Power & Light Company - Vice
                           President, Human Resources

Arnold A. Gordus           Indianapolis Power & Light Company - Assistant
                           Vice President, Environmental Affairs

John C. Berlier, Jr.       Indianapolis Power & Light Company - Vice
                           President, Resource Planning and Rates

Robert A. McKnight, Jr.    Indianapolis Power & Light Company - Vice
                           President, Major Project Management

Michael E. Shriner         Indianapolis Power & Light Company - Vice
                           President, Customer Services & Marketing

Stephen J. Plunkett        Indianapolis Power & Light Company -
                           Controller; IPALCO Enterprises, Inc. -
                           Controller

Clark L. Snyder            Indianapolis Power & Light Company - Assistant
                           Secretary and Assistant General Counsel;
                           IPALCO Enterprises, Inc. - Assistant Secretary

Joseph A. Slash            Indianapolis Power & Light Company - Vice
                           President, General Services

Steven L. Meyer            Indianapolis Power & Light Company -
                           Treasurer; IPALCO Enterprises, Inc. -
                           Assistant Treasurer

Donald E. Blue             Former Indianapolis Power & Light Company -
                           Vice President, Power Production (Retired)

Joseph E. Butler           Former Indianapolis Power & Light Company -
                           Vice President, Community Affairs and
                           Residential Sales (Terminated 2/1/91)

Jan E. Lower               Former Indianapolis Power & Light Company -
                           Vice President, Community Affairs (Terminated
                           4/30/93)

     An Other Executive Officer who is listed above and who subsequently becomes a Senior Vice President, an Executive Vice President, the

President, Chief Operating Officer, Chief Executive Officer or Chairman of

the Board of the Company or who subsequently becomes a Vice President or

Vice Chairman of the Board of IPALCO Enterprises, Inc. shall be deemed to be a Senior Officer under this Plan without the necessity of a Plan amendment.


     Additional management employees of the Company or officers and management employees of any other Participating Employer may be added as

Participants to this Plan by action of the Compensation Committee, provided such corporations have adopted this Plan and each has agreed to reimburse the Company for their pro-rata costs of the benefits provided under the

Plan to their respective employees.  The Committee shall specify whether such officers or management employees are to be considered Senior Officers or Other Executive Officers under this Section 2.01.


     Section 2.02.  Reemployment.  Any former Participant whose employment with the Employer is terminated and who subsequently returns to work for the Employer after he has a Break in Service shall be reinstated as a

Participant and shall have his prior Service restored in determining his vested rights and his Accrued Benefits under this Plan; provided, however,

that if a reemployed Participant is receiving monthly benefits under

Section 4.01 at the time of his reemployment, such monthly benefits shall cease for such period as he shall remain employed by the Employer and complete at least forty (40) Hours of Service per month, and any monthly benefits payable to him or to his surviving spouse thereafter under Article

IV or V, whichever is applicable, shall be adjusted to reflect any payments previously made to such Participant before the date he returned to work for the Employer and any payments made subsequent to the date he returned to work for the Employer with respect to months in which he fails to complete at least forty (40) Hours of Service; provided, further, that suspension of benefit payments to any such reemployed Participant shall be made only after written notice has been given to him by the Company by personal delivery or certified mail, and such benefit suspensions shall comply with all requirements imposed pursuant to Section 2530.203-3 of the Department of Labor regulations which are incorporated herein by reference.


                          ARTICLE III

             MONTHLY SUPPLEMENTAL PENSION BENEFITS


     Section 3.01.  Senior Executive Officer's Monthly  Supplemental

Pension Benefits.  Except as provided by Section 3.03, the monthly supplemental pension benefits for any Senior Executive Officer shall be equal to sixty-five percent (65%) of the average monthly Compensation paid to that Senior Executive Officer with respect to the last thirty-six (36)

consecutive months (or, if lesser, his entire period of employment with the

Employer) ending on or before the date his employment with the Employer is terminated, less the benefits that would be payable to him for the month he attains age fifty-five (55) or, if later, the first (1st) month following the date his employment with the Employer is terminated under the Company

Retirement Plan on a single-life basis regardless of the form in which such benefits are actually paid; provided, however, that if the Senior Executive

Officer's benefits under the Company Retirement Plan are not payable until his attainment of age sixty-five (65) because of his not meeting the requirements for early retirement under the Company Retirement Plan and his employment with the Employers is terminated before his attainment of age sixty-five (65), his Company Retirement Plan benefit offset under this

Section shall be equal to the monthly amount payable at the later of his attainment of age fifty-five (55) or the date on which his employment with the Employers is terminated on a single life basis which is the Actuarial

Equivalent to the monthly amount payable to him at age sixty-five (65) on a single life basis under the Company Retirement Plan.


     Section 3.02.  Other Executive Officer's Monthly Supplemental Pension

Benefits.  Except as provided by Section 3.03, the monthly supplemental pension benefits for any Other Executive Officer shall be equal to sixty percent (60%) of the average monthly Compensation paid to that Other

Executive Officer with respect to the last thirty-six (36) consecutive months (or, if lesser, his entire period of employment with the Employer)

ending on or before the date his employment with the Employer is terminated, less the benefits that would be payable to him for the month he attains age fifty-five (55) or, if later, the first (1st) month following the date his employment with the Employer is terminated under the Company

Retirement Plan on a single-life basis regardless of the form in which such benefits are actually paid; provided, however, that if the Other Executive

Officer's benefits under the Company Retirement Plan are not payable until his attainment of age sixty-five (65) because of his not meeting the requirements for early retirement under the Company Retirement Plan and his employment with the Employers is terminated before his attainment of age sixty-five (65), his Company Retirement Plan benefit offset under this

Section shall be equal to the monthly amount payable at the later of his attainment of age fifty-five (55) or the date on which his employment with the Employers is terminated on a single life basis which is the Actuarial

Equivalent to the monthly amount payable to him at age sixty-five (65) on a single life basis under the Company Retirement Plan.


     Section 3.03.  Special Monthly Supplemental Pension Benefits.  From

time to time the Board, in its sole discretion, may provide for alternative supplemental pension benefits under this Section 3.03 for any Senior

Executive Officer or Other Executive Officer in lieu of, and not in addition to, the benefits described in Section 3.01 or Section 3.02,

whichever Section is applicable, because of special circumstances relating to such Executive's employment with the Employer.  If the Board takes action to add new Participants or to modify the benefits of current

Participants, the action shall designate the name of the individual and the applicable benefit to be provided for such individual.  If the benefits provided under this Section are offset by the Company Retirement Plan benefit, the offsets shall be calculated consistent with and in accordance with the manner the offsets are determined under Sections 3.01 and 3.02.


                           ARTICLE IV

                 PAYMENT OF RETIREMENT BENEFITS


     Section 4.01.  Entitlement to Retirement Benefits.  A Participant who

retires or otherwise terminates his employment with the Employer for reasons other than his death shall be entitled to receive monthly supplemental pension benefits under this Plan only if:


          (a)  his employment with the Employer terminates on or after his attainment of the Normal Retirement Age,


          (b)  his employment with the Employer terminates by reason of his incurring a Total Disability, or


          (c)  his employment with the Employer terminates after his completion of at least one (1) Year of Service.



 The amount of the monthly supplemental pension benefits to which an eligible Participant is entitled upon his retirement or other termination of employment shall be equal to the Vested Portion of his Adjusted Accrued

Benefit.  The non-Vested Portion of a Participant's Adjusted Accrued

Benefit shall be governed by Section 4.02.  The monthly payments shall begin on the first (1st) calendar day of the month coinciding with or next following the date on which a Participant attains his Normal Retirement Age or, if later, the date his employment with the Employer is terminated and shall continue through the month in which his death occurs; provided,

however, that if a Participant's employment with the Employer is terminated before his attainment of the Normal Retirement Age, he may elect with the consent of the Company to have his benefits begin on the first (1st)

calendar day of the month following the date on which his employment with the Employer is terminated or, if later, the first (1st) day of the calendar month immediately following his attainment of age fifty-five (55);

provided, further, that if benefit payments to a Participant begin before his attainment of the Normal Retirement Age, the amount of such

Participant's monthly supplemental pension benefits shall be reduced to the extent and in the same manner as such payments would be reduced if made from the Company Retirement Plan.  If a Participant is married at the date his benefit payments are to commence and notwithstanding anything contained in this Plan to the contrary, his monthly benefits shall be paid in the form of an actuarially equivalent joint and survivor annuity determined in the same manner as the Joint and Survivor Annuity Option under Section

205.50 of the Company Retirement Plan, unless such Participant, with the written consent of his spouse witnessed by a Notary Public, elects not to have his benefits paid in such form.


     Payment of benefits under this Section 4.01 shall be made in accordance with and consistent with the requirements set forth in Section

205 of ERISA; provided, however, that subject to the applicable spousal consent requirements contained in Section 205 of ERISA, a Participant may elect for his benefits to be paid in any actuarially equivalent form of payment which is available under the Company Retirement Plan (other than a single lump sum payment).


     Section 4.02.  Non-Vested Benefits.  If a Participant's employment with the Employer is terminated before his completion of at least five (5)

years of Service, before his attainment of his Normal Retirement Age and not by reason of his incurring a Total Disability, such Participant shall only be entitled to the Vested Portion of his Adjusted Accrued Benefit, the

non-Vested Portion of his Adjusted Accrued Benefit shall be forfeited and the portion of his Participant Account attributable to the non-Vested

Portion of his Adjusted Accrued Benefit shall be reallocated as provided in

Section 7.05; provided, however, that if such Participant subsequently returns to work for the Employer, the non-Vested Portion of his Adjusted

Accrued Benefit shall be immediately reinstated, his Participant Account shall be reestablished and funded in accordance with Section 6.02 and he shall be entitled to receive monthly supplemental pension benefits upon his subsequent termination of employment with the Employer to the extent otherwise provided under this Plan, less any benefits already paid to him under this Plan before his reemployment with the Employer.


     Section 4.03.  Tax Distribution Payments.  On or before December 20 of each calendar year in which a Participant or, if applicable, his surviving spouse is required to take amounts into income for Federal income tax purposes by reason of his participation in, or eligibility for benefits

(including benefits received under an annuity contract purchased in accordance with Article X) under this Plan, the Company shall make a Tax

Distribution payment to each Participant or, if applicable, to the surviving spouse of each deceased Participant equal to the product of:


          (a)  the amount (excluding amounts paid by the Company under this

     Section) which such Participant or, if applicable, his surviving spouse is required to recognize as income for Federal income tax purposes by reason of his participation in, or eligibility for benefits under, this Plan in such calendar year; and


          (b)  the maximum marginal individual composite Federal, Indiana and Marion County income tax rate (taking into account the deductibility for Federal income tax purposes of state and local income taxes, if then allowable, and, except as otherwise provided below, without regard to Section 1(g) of the Code) in effect for the calendar year during which the amount described in (a) above is required to be recognized as income by such Participant, whether or not such Participant is subject to such maximum rate; and


          (c)  one hundred percent (100%) divided by the amount by which one hundred percent (100%) exceeds the rate in (b) above expressed as a percent.


The amount of the required Tax Distribution payments shall be certified to the Company on or before December 10 of each calendar year by the actuary designated by the Company to calculate the Maximum Benefit Liability under

Section 1.15.  For purposes of determining the amount of each Tax

Distribution payment, the amount described in (a) above shall be estimated by assuming that each Participant, if applicable, shall continue his employment with the Employer for the remainder of the calendar year, each

Participant's rate of Compensation shall remain unchanged for the remainder of such calendar year and, if applicable, that the Trust Fund (including the portion of the Trust Fund attributable to Company contribution made in such calendar year) shall earn investment income, both realized and unrealized, for the period of October 31 to December 31 (or, with respect to Company contributions made after October 31 but before December 31, for the remainder of period beginning on the date of contribution and ending on such December 31) of such calendar year at the same rate of return earned by the Trust Fund for the Plan Year ending on October 31 of such calendar year; provided, however, that the assumed rate of interest to be applied against the initial Company contribution made under Section 6.01 shall be ten percent (10%).  Notwithstanding anything contained herein to the contrary, if before November 1 of a calendar year a Participant or, if applicable, his surviving spouse files a statement with the Company certifying that to the best of his or her knowledge all or a portion of his or her taxable income by reason or his or participation in this Plan shall be subject to the additional Federal income tax under Section 1(g) of the

Code and provides the Company with information which will enable the actuary designated by the Company to calculate the additional Federal income tax under Section 1(g) of the Code resulting from his participation in this Plan, including his or her estimated taxable income for such calendar year, the table in Section 1 of the Code to be used by the

Participant or, if applicable, his surviving spouse for his Federal income tax return for such calendar year and the number of personal exemptions that the Participant or, if applicable, his surviving spouse intends to claim on his or her Federal income tax return for such calendar year, the

Company shall have its actuary recalculate the amount of the Tax

Distribution payment required under this Section based on the information provided by the Participant or, if applicable, his surviving spouse, so that the amount of the Tax Distribution payment made to the Participant or,

if applicable, his surviving spouse shall equal the estimated tax liability of the Participant or, if applicable, his surviving spouse for such calendar year by reason of his participation in this Plan; provided,

however, that any adjustments in the Tax Distribution payments under this sentence shall be limited to adjustments reflecting the applicability of

Section 1(g) of the Code.  If the amount described in (a) above which was estimated for purposes of calculating the amount of any Tax Distribution payment to a Participant or, if applicable, his surviving spouse is less than the actual (a) amount, the Company shall pay to such Participant or,

if applicable, his surviving spouse as soon as practicable after the end of such calendar year and in no event later than the March 15 immediately following such calendar year during which such amount was recognized as income an amount equal to the product of:


          (d)  the amount by which the actual (a) amount exceeded the estimated (a) amount; and


          (e)  the rate described in (b) above; and


          (f)  one hundred percent (100%) divided by the amount by which one hundred percent (100%) exceeds the maximum marginal individual composite Federal, Indiana and Marion County income tax rate expressed as a percent (taking into account the deductibility for Federal income tax purposes of state and local income taxes, if then allowable) in effect for the calendar year during which such additional Tax

     Distribution payment is to be made, whether or not such Participant is subject to such maximum rate.


If the amount described in (a) above which was estimated for purpose of calculating the amount of any Tax Distribution payment to a Participant or,

if applicable, his surviving spouse is greater than the actual (a) amount,

the amount of the Tax Distribution payment shall be recalculated by substituting for the estimated (a) amount the actual (a) amount, and the amount by which the Tax Distribution payment exceeds the recalculated amount shall be offset against future Tax Distribution payments due until exhausted.  Notwithstanding anything contained herein to the contrary, Tax

Distribution payments shall not be made by the Company to a married

Participant without the written consent of his spouse witnessed by a Notary

Public.


     Section 4.04.  Reduction in Accrued Benefit and Preretirement

Surviving Spouse Death Benefit.  Each Participant's Accrued Benefit and

Preretirement Surviving Spouse Death Benefit shall be adjusted as follows:


          (a)  As of the Effective Date and as of each Valuation Date, a

     Participant's Accrued Benefit and the Preretirement Surviving Spouse

     Death Benefit payable to the surviving spouse of a deceased

     Participant who dies while still employed by the Employer shall be reduced to the extent provided below to reflect the value of each Tax

     Distribution payment made under Section 4.03 attributable to his initial Accrued Benefit and the initial Preretirement Surviving Spouse

     Death Benefit at the Effective Date and attributable to increases in the amount of his vested Accrued Benefit or Preretirement Surviving

     Spouse Death Benefit.  The amount of the Accrued Benefit and

     Preretirement Surviving Spouse Death Benefit reduction to be effected as of the Effective Date shall be determined by multiplying the

     Accrued Benefit of a Participant or, if applicable, Preretirement

     Surviving Spouse Death Benefit as of the Effective Date which such

     Participant or, if applicable, his surviving spouse is required to recognize as income for Federal income tax purposes in 1988 by a percentage equal to the rate described in Section 4.03(b) or, if the amount of the 1988 Tax Distribution payment for the Participant or, if applicable, his surviving spouse was recalculated in accordance with

     Section 4.03 based on tax information provided by the Participant or,

     if applicable, his surviving spouse, a percentage equal to the individual composite Federal, Indiana and Marion County income tax rate used in recalculating the amount of the Tax Distribution payment under Section 4.03 in 1988 in effect on the Effective Date.  The amount of each Accrued Benefit and Preretirement Surviving Spouse

     Death Benefit reduction for each Valuation Date shall be determined by multiplying any increase in the Adjusted Accrued Benefit of a

     Participant or, if applicable, Preretirement Surviving Spouse Death

     Benefit which as of the preceding Valuation Date has not yet been recognized as income for Federal income tax purposes and which such

     Participant or, if applicable, his surviving spouse is required to recognize as income for Federal income tax purposes in the calendar year during which such Valuation Date falls by a percentage equal to the rate described in Section 4.03(b) in effect on the Valuation Date as of which the adjustment under this Section is made or, if the amount of the Tax Distribution payment made in the calendar year during which the Valuation Date occurs for the Participant or, if applicable, his surviving spouse was recalculated in accordance with

     Section 4.03 based on tax information provided by the Participant or,

     if applicable, his surviving spouse, a percentage equal to the individual composite Federal, Indiana and Marion County income tax rate used in recalculating the amount of the Tax Distribution payment under Section 4.03 for such calendar year.  No reduction in the

     Accrued Benefits and Preretirement Surviving Spouse Death Benefits of

     a Participant or, if applicable, his surviving spouse shall be made under this Section with respect to Tax Distribution payments which are not attributable to increases in the Accrued Benefits or Preretirement

     Surviving Spouse Death Benefits.  Notwithstanding anything contained herein to the contrary, if the Tax Distribution payments required under Section 4.03 attributable to such Participant's Accrued Benefit or Preretirement Surviving Spouse Death Benefit, or increase therein,

     are not timely paid by the Company, the amount of the reduction in such Participant's Accrued Benefit or Preretirement Surviving Spouse

     Death Benefit shall be retroactively reinstated as of the date on which the reduction was made.


          (b)  In the event a Participant fails to recontribute to the Plan the entire amount of Available Net Income distributed to him under

     Section 4.05 with respect to a calendar year, his Accrued Benefit and

     Preretirement Surviving Spouse Death Benefit shall be reduced as of the date such distribution is treated under Section 4.05 as having been made to him by an amount equal to the product of:


               (i)  his Accrued Benefit (or Preretirement Surviving Spouse

          Death Benefit, as the case may be) as of the December 31

          Valuation Date of the calendar year to which the distribution of

          Available Net Income relates, but before any adjustment has been made under Section 4.04(a) with respect to such calendar year;

          times


              (ii)  a fraction, the numerator of which is the amount of

          Available Net Income distributed to the Participant (and not recontributed by him to the Plan) and the denominator of which is the amount of his Participant Account that has, as of the date of distribution, been taxed to the Participant for federal income tax purposes;


     provided, however, that a Participant's Accrued Benefit and

     Preretirement Surviving Spouse Death Benefit shall not be reduced under this Section 4.04(b) below the Adjusted Accrued Benefit and

     Adjusted Preretirement Surviving Spouse Death Benefit accrued by that

     Participant as of October 31, 1992 without regard to this Section

     4.04(b).


     Section 4.05.  Distribution and Recontribution of Income.  The

Administrator shall, as of each January 1 (or the first business day thereafter if January 1 falls on a weekend), distribute to each Participant the entire amount of that Participant's Available Net Income for the immediately preceding calendar year; provided, however, that the amount of distribution to which a Participant shall be entitled under this Section

4.05 shall be reduced (but not below zero (0)) by the amount of monthly pension benefits paid to that Participant under this Plan during that immediately preceding calendar year.  Each Participant to whom a distribution is made under the preceding sentence shall be deemed to have immediately recontributed such distribution to his Participant Account unless such Participant elects (by completing, signing and delivering the appropriate form to the Administrator on the date such distribution is made) to receive such distribution in a single lump sum cash payment.  A

Participant who elects to receive the entire amount of his Available Net

Income in a single lump sum cash payment shall receive a distribution of such amount as soon after the Administrator receives his election as is administratively feasible (but no later than sixty-five (65) days after the end of the immediately preceding calendar year) and shall have his Adjusted

Accrued Benefit and Preretirement Surviving Spouse Death Benefit reduced in accordance with Section 4.04(b).  For all purposes of this Plan, any distribution under the preceding sentence shall be treated as having been made on January 1 (or the first business day thereafter if January 1 falls on a weekend) regardless of when the Participant actually receives a lump sum payment of such distribution.  The Trustee may, in its sole discretion,

elect each year on the appropriate Internal Revenue Service form to have each distribution under this Section 4.05 treated as having been made in the taxable year of the Trust Fund that ends within sixty-five (65) days prior to the date on which such distribution is actually made.


                           ARTICLE V

                     MONTHLY DEATH BENEFITS


     If any Participant shall die while still employed by the Employer,

such deceased Participant's surviving spouse, if any, shall be entitled to receive monthly death benefits ("Preretirement Surviving Spouse Death

Benefits") under this Plan equal to fifty percent (50%) of such deceased

Participant's average monthly Compensation with respect to the last thirty-

six (36) consecutive months (or, if lesser, the deceased Participant's entire period of employment with the Employer) ending on or before his death, less the monthly benefits payable to such deceased Participant's surviving spouse for that month under the Company Retirement Plan;

provided, however, that the monthly Preretirement Surviving Spouse Death

Benefits shall be reduced, where applicable, so that they are actuarially equivalent to the monthly death benefits that would be payable for the life of an individual who is the same age and sex as the Participant at the date of his death; provided, further, that the amount of the monthly

Preretirement Surviving Spouse Death Benefits shall be adjusted in accordance with Section 4.04.  For purposes of determining actuarial equivalency under this Article V, a seven percent (7%) interest assumption and the 1971 Group Annuity Mortality Table shall be used.  The monthly payments shall begin on the first (1st) calendar day of the month coinciding with or next following a Participant's death and shall continue through the month in which the surviving spouse's death occurs.

Notwithstanding anything contained in this Article V to the contrary, the surviving spouse of a deceased Participant who immediately before his death met the requirements for benefits under Section 4.01 shall be entitled to a qualified preretirement survivor annuity (as such term is defined in

Section 205(e) of ERISA) with respect to such deceased Participant's

Adjusted Accrued Benefit in lieu of the monthly death benefits otherwise provided under this Article if payment in such form would result in a greater monthly benefit to such surviving spouse.


                           ARTICLE VI

                CONTRIBUTIONS TO THE TRUST FUND


     Section 6.01.  Initial Company Contribution.  On or before

December 10, 1988, the Company contributed to the Trust Fund with respect to each Participant Account established hereunder as of the Effective Date an amount equal to the Maximum Benefit Liability of such Participant

Account (determined as of the Effective Date).


     Section 6.02.  Annual Company Contributions.  The Maximum Benefit

Liability for each Participant Account established hereunder shall be re-

computed as of each October 31.  If the balance credited to a Participant

Account as of any October 31 is less than the Maximum Benefit Liability of such Participant Account as of such date after the allocation of income and the reallocation of excess Participant Account balances are completed for such Valuation Date under Sections 7.04 and 7.05 respectively, the Company shall within forty (40) calendar days after such October 31 contribute to the Trust Fund the amount of the deficiency.


     Section 6.03.  Additional Company Contributions.  The Company may at

any time or from time to time make additional contributions of cash or other property to the Trust Fund.


     Section 6.04.  Form of Contribution.  The Company's contributions under Sections 6.01, 6.02 and 6.03 shall be paid directly by the Company to the Trustee in cash or, at the option of the Company, in any other form permissible under ERISA and acceptable to the Trustee; provided, however,

that the Company shall be permitted to meet all or any portion of its funding requirements by transferring to the Trust Fund insurance policies insuring the life of one (1) or more Participants in which case the value of the insurance policies shall be determined based on their respective cash surrender values.


                          ARTICLE VII

                  ESTABLISHMENT OF TRUST FUND


     Section 7.01.  Trust Fund.  The Trustee shall hold all assets contributed to, or earned by it, under the terms and conditions of this

Plan and subject to applicable requirements under ERISA.


     Section 7.02.  Establishment of Participant Accounts.  The Trustee

shall establish and maintain a Participant Account for each Participant.

The Participant Accounts as established hereunder shall be adjusted as provided in this Plan.  Payment of benefits under Article V and Section

4.01 shall be charged against the Participant Account of the Participant for whom the payments are attributable.  The maintenance of the Participant

Accounts is for accounting purposes only, and a segregation of Trust Fund assets shall not be required.  Any insurance policies held by the Trust

Fund in accordance with this Plan shall be commingled with the other assets of the Trust Fund and shall not be credited to the Participant Account of the Participant on whose life the policy is based.


     Section 7.03.  Allocation of Contributions.  Any contributions made pursuant to Sections 6.01 and 6.02 of this Plan shall be credited to the

Participants Accounts upon which the contribution was based; provided,

however, that if the amount of the Company contribution is less than the aggregate required contribution for the Participant Accounts for which the contribution relates, the amount of the contribution to be allocated to each Participant Account shall be determined by multiplying the amount of the contribution by a fraction, the numerator of which is the required contribution for such Participant Account at the date of contribution and the denominator of which is the aggregate required contributions for all

Participants Accounts (for which the contribution relates) at the date of contribution; provided, further, that if the amount of Company contribution is greater than the aggregate required contributions for all Participant

Accounts, the amount of the excess shall be allocated proportionately among all Participant Accounts in accordance with the respective Maximum Benefit

Liabilities of such Participant Accounts as of the Valuation Date for which the contribution relates.


     Section 7.04.  Valuations.  As of each Valuation Date, the Trustee shall adjust the Participant Accounts to reflect contributions,

distributions, income earned, expenses not paid by the Company, increases or decreases in the value of the Trust Fund assets and all other transactions since the last preceding Valuation Date.  Any income or losses with respect to the Trust Fund and appreciation or depreciation in Trust

Fund assets shall be allocated proportionally among all Participant

Accounts in accordance with the value of such Participant Accounts at the last preceding Valuation Date; provided, however, that for purposes of these allocations, each Participant Account shall be decreased by fifty percent (50%) of any distributions from such Participant Account under

Article V and under Section 4.01 since the last preceding Valuation Date;

provided, further, that gains or losses from the sale or exchange of capital assets shall be treated as items of income or loss and shall be allocated to Participant Accounts accordingly.


     Section 7.05.  Reallocation of Excess Participant Account Balances.

If any Participant Account is liquidated because payments from such

Participant Account have been made in full or because the Participant on whose behalf the Participant Account was established has terminated his employment with the Employer before meeting the vesting requirements described in Section 4.01, the entire remaining balance in the liquidated

Participant Account shall be re-allocated as of such Valuation Date as follows:


          (a)  first, to the extent that other Participant Accounts on such

     Valuation Date have balances less than their Maximum Benefit

     Liabilities, the amount available for reallocation under this Section shall be re-allocated proportionally among the Participant Accounts not fully funded based on the respective amount of the deficiency of each such Participant Account at such Valuation Date; and


          (b)  second, any remaining amount to be re-allocated under this

     Section shall be allocated proportionally among all outstanding

     Participant Accounts based on their Maximum Benefit Liabilities at such Valuation Date.


     Section 7.06.  Payment of Expenses.  The Trustee shall be entitled to receive such reasonable annual compensation for its services as shall be agreed upon between the Company and the Trustee.  The Trustee shall also be entitled to receive payment of all reasonable and necessary expenses in administering the affairs of the Trust Fund including, without limitation,

all expenses which may be incurred in connection with the establishment and administration of the Trust Fund, the employment of such administrative,

legal, accounting, actuarial or other expert and clerical assistance as the

Trustee, in its sole discretion, deems necessary or appropriate in the performance of its duties, unless the Company elects to pay such compensation or expenses.  Any compensation or expenses for which the

Trustee is entitled to payment or reimbursement under this Section shall be paid out of the Trust Fund to the fullest extent then permitted under

ERISA, unless the Company elects to pay such compensation or expenses.


     Section 7.07.  Accounting and Record Keeping.  The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions relating to each Participant Account, and all such records shall be open to inspection and audit at all reasonable times by any person designated by the Company.  As soon as practicable after each

Valuation Date, the Trustee shall file with the Company a written report for each Participant Account setting forth all gains or losses (both realized and unrealized) and other transactions relating to the Trust Fund since the last preceding Valuation Date.  As soon as practicable after each

Valuation Date, the Trustee shall provide each Participant with a statement of the balance credited to his Participant Account at such Valuation Date.


     Section 7.08.  Limitation on Liability.  As long as the Trustee has performed its duties and met its obligations pursuant to the terms and conditions of this Plan, it shall have no liability whatsoever to pay any claims for benefits or expenses or other payments authorized hereunder from any Participant Accounts, if the assets of such Participant Account shall at any time be depleted.  Except as otherwise provided by ERISA, the duties and responsibilities of the Trustee shall be governed solely by the terms and conditions of this Plan, and any amendments thereto.


     Section 7.09.  Consultation and Indemnification.  The Trustee may

consult with counsel, who may, but need not, be counsel to the Company, and the Trustee shall not be deemed imprudent by taking or refraining from taking any action in accordance with the opinion of such counsel.  The

Company agrees, to the fullest extent then permitted by law, to indemnify and hold the Trustee harmless from and against any liability which the

Trustee may incur in the administration of the Trust Fund, unless such liability arises from the Trustee's willful breach of the provisions of this Plan.


     Section 7.10.  Litigation.  The Trustee shall not be required to commence or defend any litigation or dispute arising in connection with this Plan, unless the Trustee is first indemnified by the Company against its prospective costs, expenses and liability, and the Company hereby agrees to indemnify the Trustee for any such costs, expenses and liability.


     Section 7.11.  Waiver of Bond.  The Trustee shall not be required to give bond or any other security for the faithful performance of its duties under this Plan, except such as may be required by a law which prohibits the waiver thereof.


                          ARTICLE VIII

                    INVESTMENT OF TRUST FUND


     Section 8.01.  Management of Trust Fund and Appointment of Investment

Manager.  The Trust Fund shall be managed, invested, and reinvested by the

Trustee, subject, however, to the right of the Company to designate in writing an investment manager in accordance with Section 402(c)(3) of ERISA to manage or invest or reinvest the Trust Fund or any part thereof, in which event the Trustee shall not be liable for the acts or omissions of such investment manager or have any authority to manage or invest the assets of the Trust Fund which are subject to management by such investment manager until said investment manager is dismissed by the Company.  Any such investment manager so designated shall have the same powers and duties with respect to the management and investment of that portion of the Trust

Fund managed by such investment manager as those granted to the Trustee hereunder, except to the extent otherwise provided in the instrument designating such investment manager. Notwithstanding anything contained in this Plan to the contrary, the Company shall have the right to direct the

Trustee to take the following action with respect to insurance policies:


          (a)  to maintain or hold insurance policies which are transferred to the Trust Fund by the Company;


          (b)  to apply Company contributions to the Trust Fund towards the purchase of insurance policies or the payment of premiums with respect to insurance policies transferred to, or purchased by, the Trust Fund;

     or


          (c)  to convert to paid-up form, to surrender for the cash value thereof or to terminate any insurance policies held by the Trust Fund.


     Section 8.02.  Powers of Trustee.  Except as otherwise provided by

ERISA, the Trustee shall have the following powers in investing the Trust

Fund:


          (a)  To invest or reinvest all or any part of the Trust Fund in any real or personal property as the Trustee may deem advisable,

     including but not limited to:


               (i)  any securities normally traded by and obtainable

          through a stockbroker or "over the counter" dealer or on a recognized exchange;


              (ii)  any shares of an investment company registered under the Investment Company Act of 1940, as amended;


             (iii)  any insurance contracts or annuities;


              (iv)  the deposit of all or any part of the Trust Fund with an insurer for the payment of interest thereon;


               (v)  any securities issued or guaranteed by the United

          States of America or any of the instrumentalities or states thereof or of any county, city, town, village, school district or other political subdivision of any of said states;


              (vi)  certificates of deposit, time deposits or savings

          accounts including, but not limited to, those issued by its own departments or divisions or related financial institutions;


             (vii)  commercial paper, money market funds, treasury bills and similar investments; and


            (viii)  any combination of (i) through (vii) above and, except as otherwise provided by ERISA, without being restricted by any statute or rule of law governing the investments in which a trustee may invest funds held by it.


          (b)  To sell or exchange any part of the assets of the Trust

     Fund.


          (c)  To vote in person or by proxy the securities and investment company shares which its holds as Trustee and to delegate such power.


          (d)  To consent to or participate in dissolutions,

     reorganizations, consolidations, mergers, sales, transfers, or other changes in securities and investment company shares which it holds as

     Trustee, and, in such connection, to delegate its powers and to pay all assessments, subscriptions, and other charges relating thereto.


          (e)  To exercise all rights, privileges, options and elections with respect to any insurance policies and to pay the premiums thereon; provided, however, that any action taken by the Trustee with respect to any such insurance contracts, including the payment of premiums, shall be subject to the approval of the Company.


          (f)  To retain in cash and keep unproductive of income such amount as the Trustee may deem advisable in its sole discretion, and the Trustee shall not be required to pay interest on such cash balances or on cash in its hands pending investment.


          (g)  To sell, exchange, convey or transfer any property at any time held by the Trustee upon such terms as it may deem advisable, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the propriety of any such transaction.


          (h)  To enter into, compromise, compound and settle any debt or obligation due to or from the Trustee and to reduce the rate of interest on, to extend or otherwise modify or to foreclose upon,

     default or otherwise enforce any such obligation.


          (i)  To cause any bonds, stocks or other securities held by the

     Trustee to be registered in or transferred into its name as Trustee or the name of its nominee or nominees or to hold them unregistered or in form permitting transferability by delivery, but at all times with full responsibility therefor as Trustee.


          (j)  To manage, administer, operate, repair, improve and mortgage or lease for any number of years, regardless of any restrictions on leases made by trustees, or otherwise to deal with any real property or interest therein; to renew or extend or to participate in the renewal or extension of any mortgage, and to agree to the reduction in the interest on any mortgage or other modification or change in terms of any mortgage or guarantee thereof in any manner and upon such terms as may be deemed advisable; to waive any defaults whether in performance of any covenant or condition of any mortgage or in the performance of any guarantee or to enforce any such default in such manner as may be deemed advisable, including the exercise and enforcement of any and all rights of foreclosure.


          (k)  To make, execute and deliver as Trustee any and all deeds,

     leases, mortgages, advances, contracts, waivers, releases or other instruments in writing necessary or proper in the employment of any of the foregoing powers.


          (l)  To settle, compromise or abandon all claims and demands in favor of or against the Trust Fund.


          (m)  To exercise, generally, any of the powers which an

     individual owner might exercise in connection with any property,

     either real, personal or mixed, held by the Trust Fund, and to do all other acts which the Trustee may deem necessary or proper to carry out any of the powers set forth in this Article or otherwise in the best interests of the Trust Fund and the Participants.



                           ARTICLE IX

             RESIGNATION, REMOVAL, AND APPOINTMENT
                      OF SUCCESSOR TRUSTEE


     Section 9.01.  Resignation.  The Trustee may resign upon sixty (60)

calendar days' prior notice in writing to the Company.  Such prior written notice may be waived by the Company.



     Section 9.02.  Removal.  The Company may remove the Trustee, with or without cause, upon sixty (60) calendar days' prior written notice to the

Trustee.  Such prior written notice may be waived by the Trustee.


     Section 9.03.  Successor Trustee.  Upon the resignation or removal of the Trustee or inability of the Trustee for any reason to perform its duties hereunder, the Company shall promptly appoint a successor Trustee,

which shall be a national bank or a state bank having its deposits insured by the Federal Deposit Insurance Corporation, having capital and surplus of at least fifty million dollars ($50,000,000).  Any such successor Trustee shall have the same powers and duties as those conferred upon the initial

Trustee hereunder and shall evidence its acceptance of such appointment by written instrument addressed to the Company.  Upon written notice from the

Company of the acceptance of such appointment by the successor Trustee, the

Trustee shall promptly assign, transfer and pay over the Trust Fund to such successor Trustee; provided, however, that the Trustee may reserve such sum of money as it shall deem advisable for payment of its fees and expenses in connection with the settlement of its account or otherwise.


     Section 9.04.  Accounting by Trustee.  Within sixty (60) calendar days after the date or resignation or removal of the Trustee, the Trustee shall furnish a written accounting of the Trust Fund with respect to the period since the last Valuation Date to the Company, and to the successor Trustee,

which report shall set forth all investments, receipts, disbursements, and other transactions during such period.


     Section 9.05.  Merger or Consolidation of Trustee.  If the Trustee

shall at any time merge or consolidate with or shall sell or transfer all or substantially all of its assets and business to another corporation,

state or federal, the corporation resulting therefrom shall be Trustee hereof in lieu of its predecessor in interest without the execution of any instrument and without action on the part of the Company; provided,

however, that such successor corporation shall be qualified under the laws of the State of Indiana to undertake the duties of the Trustee hereunder.


                           ARTICLE X

                  NON-DIVERSION OF TRUST FUND


     Except as otherwise expressly provided in this Plan and then permitted by ERISA, the Company shall not have the right or power to direct the

Trustee to return all or any part of the Trust Fund to the Company or to divert to others any of the assets held in the Trust Fund until all Accrued

Benefits or Preretirement Surviving Spouse Death Benefits under this Plan have been paid in full or satisfied by the purchase and delivery of single premium non-transferable deferred annuity contracts.


                           ARTICLE XI

                         ADMINISTRATION


     Section 11.01.  Delegation of Responsibility.  The Administrator may

delegate duties involved in the administration of this Plan to the

Compensation Committee or to the Executive Committee of the Board or to

such other person or persons whose services are deemed necessary or convenient. However, the ultimate responsibility for the administration of this Plan shall remain with the Administrator.


     Section 11.02.  Construction of Plan.  The Compensation Committee

shall have the power to construe this Plan and to determine all questions of fact or law arising under it.  It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem expedient.  Except as otherwise permitted by

ERISA, all acts and determinations of the Compensation Committee shall be final and conclusive on the Participants and on the surviving spouses of any deceased Participants and shall not be subject to appeal or review except in those instances where the Compensation Committee, in its sole discretion, refers such matter to the Board.


     Section 11.03.  Tax Information to Participants.  The Administrator

shall timely provide necessary tax information to the Plan Participants relating to their participation in this Plan to enable the Participants to report properly any income required to be recognized by the Participants.


     Section 11.04.  Determinations.  The Company shall make all determinations as to the right of any person to a benefit.  Any denial by the Company of a claim for benefits under this Plan by a Participant or by any deceased Participant's surviving spouse shall be stated in writing by the Company and delivered or mailed within ninety (90) calendar days to the

Participant or to such deceased Participant's surviving spouse; and such notice shall comply with all requirements imposed by ERISA and shall set forth the specific reasons for the denial, written to the best of the

Company's ability in a manner that may be understood without legal or actuarial counsel.  In addition, the Company shall afford a reasonable opportunity to any Participant or to such deceased Participant's surviving spouse whose claim for benefits has been denied for a review of its decision denying the claim in accordance with Section 503 of ERISA.


                          ARTICLE XII

                         MISCELLANEOUS


     Section 12.01.  Amendment or Termination of Plan.  This Plan may be

amended, modified, supplemented in any respect or terminated by Board action if the continued operation of this Plan is deemed imprudent by the

Board as a result of changes in the law or other circumstances outside of the control of the Company; provided, however, that no amendment,

modification, supplement or termination of this Plan shall have the effect of:


          (a)  discontinuing, reducing or eliminating:


               (1)  the Adjusted Accrued Benefit of a Participant,


               (2)  the Adjusted Preretirement Surviving Spouse Death

          Benefits which would have been payable to a deceased

          Participant's surviving spouse under Article V of this Plan, or


               (3)  any optional form of distribution permitted under this

          Plan;


          (b)  substantially increasing the duties of the Trustee without its prior written consent;


          (c)  permitting a reversion of Trust Fund assets to the Company before the benefits provided under this Plan have been paid in full or otherwise satisfied as provided in Article X; or


          (d)  discharging the Company from its obligation to make the Tax

     Distribution payments provided under Section 4.03.


     Section 12.02.  Right to Merge Plan.  The Company reserves the right,

by action of its Board, to merge or to consolidate this Plan with, or to transfer the assets or liabilities of this Plan to, any other similar retirement plan at any time, except that no such merger, consolidation or transfer shall be authorized unless each Participant would receive a benefit immediately after the merger, consolidation or transfer (if the merged, consolidated or transferred plan then terminated) equal to or greater than the benefit to which he would have been entitled immediately before the merger, consolidation or transfer (if this Plan then terminated).


     Section 12.03.  Successors and Assigns.  This Plan shall be binding upon the successors and assigns of the Company.


     Section 12.04.  Choice of Law.  Except as otherwise required by ERISA,

this Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.


     Section 12.05.  No Employment Contract.  This Plan shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Employer or of any

Participant to continue or to terminate the employment relationship any time.


     Section 12.06.  Non-Alienation.  Neither a Participant nor his spouse shall have any right to anticipate, to pledge, to alienate or to assign any rights under this Plan, and any effort to do so shall be null and void.

The monthly benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent then permitted by law.  The preceding sentences shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order as defined in Section 206(d) of ERISA.


     Section 12.07.  Gender and Number.  Words in the masculine gender shall be construed to include the feminine gender in all cases where appropriate; words in the singular or plural shall be construed as being in the plural or singular in all cases where appropriate.


     Section 12.08.  Headings.  The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.


     Section 12.09.  Payment to Incompetents.  If any Participant or

surviving spouse of a deceased Participant, entitled to benefits under this

Plan is, in the judgment of the Company, legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder, payment may be made to the guardian or other legal representative of such Participant or such surviving spouse.


     Section 12.10.  Illegal or Invalid Provisions.  If any provision of this Plan or the application of any such provision to any person or circumstance shall be invalid under any law of the United States of America or of any State or any political subdivision thereof, neither the application of such provision to persons or circumstances other than those as to which such provision is invalid nor any other provisions of this Plan shall be affected thereby.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment and

Restatement of the Plan to be signed on this 28th day of April   , 1993 and

to be effective as of May 1, 1993.  The terms of this Amendment and

Restatement only apply to Employees who have completed at least one (1)

Hour of Service on or after May 1, 1993.




                                   INDIANAPOLIS POWER & LIGHT
                                     COMPANY



                                   By: /s/ John R. Hodowal
                                      ----------------------------
                                        John R. Hodowal, Chairman
                                        of the Board and Chief
                                        Executive Officer
ATTEST:

By: /s/ Marcus E. Woods
   ------------------------
     Marcus E. Woods,
     Secretary











                           EXHIBIT (10)
      FIRST AMENDMENT TO THE IPL SUPPLEMENTAL RETIREMENT PLAN
            FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES









                          FIRST AMENDMENT TO THE
                    INDIANAPOLIS POWER & LIGHT COMPANY
             SUPPLEMENTAL RETIREMENT PLAN AND TRUST AGREEMENT
                FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES
                      (AS LAST AMENDED AND RESTATED
                          EFFECTIVE MAY 1, 1993)



     Pursuant to Section 12.01 of the Indianapolis Power & Light Company

Supplemental Retirement Plan and Trust Agreement for a Select Group of

Management Employees (the "Plan"), as last amended and restated effective

May 1, 1993, Indianapolis Power & Light Company (the "Company") hereby further amends the Plan as follows:



     1.   Section 1.15 of the Plan is amended to provide, in its entirety,

as follows:



     Section 1.15.  Maximum Benefit Liability.  The term "Maximum Benefit

Liability" means with respect to each Participant Account established hereunder the greater of:



          (a)  the present value (as of the date of determination) of the

     Vested Portion of a Participant's Adjusted Accrued Benefit (or, if the

     payment of monthly benefits has already commenced, the remaining payments) due under Article IV to the Participant for whom such

     Participant Account is established or, if applicable, his surviving spouse, and



          (b)  with respect to a married Participant or the surviving spouse of a deceased Participant, the present value (as of the date of determination) of the Adjusted Preretirement Surviving Spouse Death

     Benefit (or, if the payment of death benefits has already commenced,

     the remaining payments) due under Article V to the surviving spouse of the Participant for whom such Participant Account is established.



In calculating the Maximum Benefit Liability as of a determination date,

the following rules are applicable:



          (c)  any reductions in the Accrued Benefits and Preretirement

     Surviving Spouse Death Benefits of Participants or their surviving spouses, where applicable, which are to be made as of the date of determination under Section 4.04 shall be given effect, whether or not the Tax Distribution payments (or distributions of Available Net

     Income not recontributed under Section 4.05) attributable to such reduction have been made as of the date of calculation; provided,

     however, that if such Tax Distribution payment is not ultimately made by the Company under Section 4.03 (or such distribution of Available

     Net Income is not ultimately made under Section 4.05), the reduction shall not be given effect in any calculations of the Maximum Benefit

     Liability of a Participant's Accrued Benefit or Preretirement

     Surviving Spouse Death Benefit which are made after the due date of the Tax Distribution payment (or distribution of Available Net

     Income); and



          (d)  the Participant's Adjusted Accrued Benefit and Adjusted

PreretirePP. PLAN 1ST AMEND.Megan J. DavisMegan J. Davishall be

computed in accordance with the 1983 Group Annuity Mortality Table.

The Maximum Benefit Liability shall be calculated and certified by an actuary designated by the Company who is acceptable to the Trustee and who is enrolled by the Joint Board for the Enrollment of Actuaries.



     2.   Section 4.03 of the Plan is amended to provide, in its entirety,

as follows:



     Section 4.03.  Tax Distribution Payments.  On or before December 20 of each calendar year in which a Participant or, if applicable, his surviving spouse is required to take amounts into income for Federal income tax purposes by reason of his participation in, or eligibility for benefits

(including benefits received under an annuity contract purchased in accordance with Article X) under this Plan, the Company shall make a Tax

Distribution payment to each Participant or, if applicable, to the surviving spouse of each deceased Participant equal to the product of:



          (a)  the amount (excluding amounts paid by the Company under this

     Section) which such Participant or, if applicable, his surviving spouse is required to recognize as income for Federal income tax purposes by reason of his participation in, or eligibility for benefits under, this Plan in such calendar year; and



          (b)  the Participant's marginal individual composite Federal,

     Indiana and Marion County income tax rate (based on the Participant's estimated aggregate Compensation from the Employer during the calendar year and taking into account the deductibility for Federal income tax purposes of state and local income taxes, if then allowable, and,

     except as otherwise provided below, without regard to Section 1(g) of the Code) in effect for the calendar year during which the amount described in (a) above is required to be recognized as income by such

     Participant; and



          (c)  one hundred percent (100%) divided by the amount by which one hundred percent (100%) exceeds the rate in (b) above expressed as a percent.



The amount of the required Tax Distribution payments shall be certified to the Company on or before December 10 of each calendar year by the actuary designated by the Company to calculate the Maximum Benefit Liability under

Section 1.15.  For purposes of determining the amount of each Tax

Distribution payment, the amount described in (a) above shall be estimated by assuming that each Participant, if applicable, shall continue his employment with the Employer for the remainder of the calendar year, each

Participant's rate of Compensation shall remain unchanged for the remainder of such calendar year and, if applicable, that the Trust Fund (including the portion of the Trust Fund attributable to Company contribution made in such calendar year) shall earn investment income, both realized and unrealized, for the period of October 31 to December 31 (or, with respect to Company contributions made after October 31 but before December 31, for the remainder of period beginning on the date of contribution and ending on such December 31) of such calendar year at the same rate of return earned by the Trust Fund for the Plan Year ending on October 31 of such calendar year; provided, however, that the assumed rate of interest to be applied against the initial Company contribution made under Section 6.01 shall be ten percent (10%).  Notwithstanding anything contained herein to the contrary, if before November 1 of a calendar year a Participant or, if applicable, his surviving spouse files a statement with the Company certifying that to the best of his or her knowledge all or a portion of his or her taxable income by reason or his or participation in this Plan shall be subject to the additional Federal income tax under Section 1(g) of the

Code and provides the Company with information which will enable the actuary designated by the Company to calculate the additional Federal income tax under Section 1(g) of the Code resulting from his participation in this Plan, including his or her estimated taxable income for such calendar year, the table in Section 1 of the Code to be used by the

Participant or, if applicable, his surviving spouse for his Federal income tax return for such calendar year and the number of personal exemptions that the Participant or, if applicable, his surviving spouse intends to claim on his or her Federal income tax return for such calendar year, the

Company shall have its actuary recalculate the amount of the Tax

Distribution payment required under this Section based on the information provided by the Participant or, if applicable, his surviving spouse, so that the amount of the Tax Distribution payment made to the Participant or,

if applicable, his surviving spouse shall equal the estimated tax liability of the Participant or, if applicable, his surviving spouse for such calendar year by reason of his participation in this Plan; provided,

however, that any adjustments in the Tax Distribution payments under this sentence shall be limited to adjustments reflecting the applicability of

Section 1(g) of the Code.  If the amount described in (a) above which was estimated for purposes of calculating the amount of any Tax Distribution payment to a Participant or, if applicable, his surviving spouse is less than the actual (a) amount, the Company shall pay to such Participant or, if applicable, his surviving spouse as soon as practicable after the end of such calendar year and in no event later than the March 15 immediately following such calendar year during which such amount was recognized as income an amount equal to the product of:



          (d)  the amount by which the actual (a) amount exceeded the estimated (a) amount; and



          (e)  the rate described in (b) above; and



          (f)  one hundred percent (100%) divided by the amount by which one hundred percent (100%) exceeds the marginal individual composite

     Federal, Indiana and Marion County income tax rate expressed as a percent (based on the Participant's estimated aggregate Compensation from the Employer during the calendar year and taking into account the deductibility for Federal income tax purposes of state and local income taxes, if then allowable) in effect for the calendar year during which such additional Tax Distribution payment is to be made.



If the amount described in (a) above which was estimated for purpose of calculating the amount of any Tax Distribution payment to a Participant or,

if applicable, his surviving spouse is greater than the actual (a) amount,

the amount of the Tax Distribution payment shall be recalculated by substituting for the estimated (a) amount the actual (a) amount, and the amount by which the Tax Distribution payment exceeds the recalculated amount shall be offset against future Tax Distribution payments due until exhausted.  Notwithstanding anything contained herein to the contrary, Tax

Distribution payments shall not be made by the Company to a married

Participant without the written consent of his spouse witnessed by a Notary

Public.



     This First Amendment to the Plan has been executed on this 30th day of

November, 1993 and shall be effective as of November 1, 1992.




                                 INDIANAPOLIS POWER & LIGHT COMPANY


                              By:  /s/ John R. Hodowal
                                  ----------------------------------
                                  John R. Hodowal, Chairman of the
                                  Board and Chief Executive Officer

ATTEST:

By:  /s/ Marcus E. Woods
    ----------------------------
     Marcus E. Woods, Secretary













                           EXHIBIT (10)
           MANAGEMENT PERFORMANCE PROGRAM FOR 1993











__________________________________________________________________________

                 INDIANAPOLIS POWER & LIGHT COMPANY
                    INTRACOMPANY CORRESPONDENCE
__________________________________________________________________________

                                   DATE:  March 31, 1993

TO:   See Distribution Below                 AT:  Various Locations

FROM: Mr. Ramon L. Humke                     AT:  Electric Building

SUBJECT:    1993 MANAGEMENT INCENTIVE PROGRAM

DISTRIBUTION:    Officers          Superintendents
                 Managers          Assistant Superintendents
                 Directors         Division Supervisors

     I am pleased to provide you the guidelines for the 1993 Management Incentive Program (MIP) which was approved yesterday by the IPL Board of Directors. As you know, the MIP is established to provide additional incentive and recognition to selected individuals who contribute to the achievement of company objectives.

     Awards in 1993, will be based on each participant's individual performance during the year, directly keyed to organization and department objectives through specifically documented Performance Management "Expectations" and "Objectives" for each participant. The evaluator should be able to identify demonstrable and measurable results as the criteria for recommending to their Senior Vice President an award for each participant. Awards are not automatic and not all participants may receive an award.

     Guidelines for 1993 MIP awards are as follows:

               Performance Management
               Expectations and Objectives         Award range
               ----------------------------        -----------
               Above Performance                     5% - 7%
               At or Below Performance               0% - 5%

     The 1993 MIP participants include supervisors from the division head level to the manager level. Special requests for inclusion in the program need to be submitted for approval to the Vice President of Human Resources by May 1. Documentation supporting inclusion in the program is required. In addition, at year-end Organization Heads may recommend to their Senior Vice Presidents other IPL associates who had specific work assignments that significantly affected the Organization's and/or IPL's performance.

     If a participant retires, becomes disabled, or dies during 1993, or if a person becomes eligible after the year begins, any award payable to such person shall be prorated. Awards will be calculated as a percent of base annual salary at the December 31, 1993 rate.

     Additionally, the Big Dollar Award Program for other associates who deserve special recognition for making an extraordinary contribution to Corporate Objectives or organizational assignments is being continued. A formal Big Dollar Award Program description is attached.

                         /s/ Ramon L. Humke
RLH/rly




Attachment




  Program Name:     Big Dollar Award Program

       Purpose: The program exists to provide an immediate cash reward to an associate who makes significant contribution which will have a substantial positive impact on the Company.

   Eligibility:     Any non-officer associate who is not part of the
                    Management Incentive Program is potentially eligible to receive a reward under this program.

   Award Basis:     Associates whose recommendations, acts, or achievements
                    are outside their normal work requirements should be considered for awards. Extraordinary contributions to Corporate Objectives and organization assignments are the principal criteria for these awards. Superior work on normal work assignments alone does not qualify an individual for an award. More efficient operations, greater productivity, better customer service, reduced costs, higher earnings, and enhanced public image are examples of results which would warrant consideration for an award.

  Award Amount:     The amount of the award will depend upon the
                    significance and long-term benefit to the Company. As a general rule, awards should be no less than $200.

       Process: All associates and supervisors are asked to identify recommendations, acts, or achievements of other associates which should be considered for an award. Descriptions of such acts should be directed to the organization officer who will assess the achievement and, if warranted, forward a recommendation through the appropriate senior officer to the President. Recommendations should include suggested award amounts. The President will approve and present these special awards as these extraordinary contributions are identified and evaluated throughout the year. The intent is that an award follow these acts or achievements as closely as practical. Therefor, recommendations for awards should be expedited. When possible, Mr. Humke will present the award to the associate personally.

Administration:     The Vice President, Human Resources, will administer
                    this program, with the assistance of the Controller.
                    All checks will represent the award, less necessary tax withholding. The organization officer should contact
                    Corporate Communications to arrange appropriate publicity.












                         EXHIBIT (23)
               INDEPENDENT AUDITORS' CONSENT













                                                       EXHIBIT 23






                    INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in Registration Statement No. 33-51737 on Form S-3 of Indianapolis Power & Light Company and Registration Statement No. 2-88352 on Form S-8 of IPALCO Enterprises, Inc. of our report dated January 21, 1994, appearing in the Annual Report on Form 10-K of Indianapolis Power & Light Company for the year ended December 31, 1993.






/s/ Deloitte & Touche

Deloitte & Touche

Indianapolis, Indiana
February 22, 1994